As filed with the Securities and Exchange Commission on March 5, 2001
                                           Registration No. 333-
=============================================================================
                    SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549
                       ---------------------
                              FORM S-4
                       REGISTRATION STATEMENT
                               UNDER
                     THE SECURITIES ACT OF 1933
                      ----------------------
                    MODINE MANUFACTURING COMPANY
      (Exact name of registrant as specified in its charter)

                       ----------------------
    Wisconsin                3714                  39-0482000
 (State or Other      (Primary Standard        (I.R.S.Employer
  Jurisdiction of          Industrial          Identification No.)
  Incorporation or     Classification Code
  Organization)             Number)

                       ----------------------
                    Modine Manufacturing Company
                         1500 DeKoven Avenue
                        Racine, Wisconsin 53403
                             262-636-1200
           (Address, including zip code, and telephone number,
 including area code, of registrant's principal executive offices)
                      ----------------------

                            Dean R. Zakos
              Associate General Counsel and Assistant
                     Secretary 1500 DeKoven Avenue
                        Racine, Wisconsin 53403
                            262-636-1464
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                 ----------------------
                       Copies to:

        Shirley M. Lukitsch             James D. Rosener
        Schiff Hardin & Waite           Pepper Hamilton LLP
        1101 Connecticut Avenue         1235 Westlakes Drive
        Suite 600                       Suite 400
        Washington, D.C.  20036         Berwyn, Pennsylvania 19312
        202-778-6400                    610-640-7800
                       ----------------------

    Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the merger described in the prospectus have been satisfied or waived.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities
Act registration statement number of the earlier effective registration statement for the same offering. / /
                       ----------------------
                   CALCULATION OF REGISTRATION FEE
=============================================================================
                                          Proposed     Proposed
                                          Maximum      Maximum
  Title of Each Class       Amount       Offering     Aggregate    Amount of
  Of Securities to be       to be        Price Per    Offering   Registration
       Registered        Registered(1)    Share(2)     Price(2)      Fee(2)
------------------------------------------------------------------------------
 Common Stock, $0.625
 par value (including
 preferred stock
 purchase rights          4,236,490
 attached thereto(3))      shares         $3.41      $14,462,000    $3,615.50
------------------------------------------------------------------------------
(1)  Represents the maximum number of shares of common stock, par value
     $0.625 a share, and related preferred stock purchase rights of Modine Manufacturing Company issuable in the merger of a wholly-owned subsidiary of Modine with and into Thermacore International, Inc., determined by multiplying 1.18675 and 3,569,825, which represents as of December 13, 2000 (a) 2,254,425 outstanding shares of Thermacore common stock,
     (b) 625,000 shares of Thermacore common stock into which all 62,500 outstanding shares of Thermacore Series A Convertible Preferred Stock are convertible, and (c) 690,400 shares of Thermacore common stock issuable upon the exercise of outstanding options to acquire Thermacore common stock.

(2) Estimated solely for the purpose of calculating the registration fee, based upon the aggregate book value as of December 31, 2000 of all of the outstanding shares of Thermacore common stock and Series A Convertible Preferred Stock, in accordance with Rule 457(f)(2) under the Securities Act of 1933.

(3) Shares of Modine common stock being registered by this registration statement are accompanied by preferred stock purchase rights. Until the occurrence of certain prescribed events, these rights are not exercisable, are evidenced by the certificate for Modine common stock and will be transferred along with and only with the Modine common stock. No additional consideration will be paid for, and no registration fee is required in connection with the registration of, the preferred stock purchase rights.
                       ----------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
=============================================================================

                                  780 Eden Road
                          Lancaster, Pennsylvania 17601

                  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        To Be Held on ___________ __, 2001

                Merger Proposal --- Your Vote is Very Important


To the Shareholders of Thermacore International, Inc:

    NOTICE IS HEREBY GIVEN that Thermacore International, Inc. will hold a special meeting of shareholders at ______________, Lancaster, Pennsylvania, on ____________, 2001 at 10:00 A.M., local time for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated December 13, 2000, between Thermacore and Modine Manufacturing Company, under which Modine will acquire Thermacore through the merger of a wholly-owned subsidiary of Modine into Thermacore, and holders of Thermacore common stock and preferred stock will receive shares of Modine common stock, based upon the exchange ratio described in the accompanying proxy statement/prospectus.

    2. To act upon other matters relating to the conduct of the special meeting and any adjournments or postponements of the meeting.

  A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus.

  Upon completion of the merger, each share of Thermacore common stock and preferred stock will be converted into a number of shares of Modine common stock, based upon an exchange ratio that will depend, in part, upon the unweighted average last-sale price of Modine common stock, as reported on the Nasdaq National Market, during a 20-day measurement period ending five days before the closing of the merger. As a result, you will not know the exact number of shares you will receive in the merger until five days before the closing of the merger. The attached proxy statement/prospectus contains a more complete description of the consideration to be paid to Thermacore shareholders in the merger.

  Only shareholders who hold their shares of Thermacore common stock and preferred stock at the close of business on __________, 2001 will be
entitled to vote at the special meeting.   Approval and adoption of the
merger agreement requires the affirmative vote of at least (1) a majority of the votes cast by the holders of Thermacore common stock and preferred stock, voting as a single class, and (2) two-thirds of the outstanding shares of Thermacore preferred stock, voting as a separate class.

    Your board believes that the merger represents an exciting strategic opportunity which will allow you to continue your investment in Thermacore's future as a part of a larger and more diversified company. Your board of directors has unanimously approved the merger agreement and recommends that you vote "FOR" its approval and adoption.

  All shareholders are cordially invited to attend the special meeting. Whether or not you plan to attend the special meeting, please complete and sign the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope. You may revoke your proxy at any time before it is voted by delivering written notice to Thermacore, as more fully explained in the accompanying proxy statement/prospectus.

                               By the Order of the Board of Directors,



                               James E. Rothenberger
                               Secretary

______________ ___, 2001

    [INSERT THERMACORE LOGO]           [INSERT MODINE LOGO ]

                             Proxy Statement of
                         Thermacore International, Inc.
         In Connection with the Special Meeting of Shareholders
                         To Be Held on __________, 2001

                                Prospectus of
                         Modine Manufacturing Company
                 In Connection with the Offering of up to
                  4,236,490 Shares of Modine Common Stock

    Thermacore's board of directors is furnishing this proxy statement/prospectus to you to solicit your proxy to vote at a special meeting of Thermacore shareholders to be held on __________, 2001 or at any adjournment or postponement of that meeting. At the special meeting, you are being asked to vote upon a proposal to approve and adopt the merger agreement between Thermacore and Modine Manufacturing Company, under which Modine will acquire Thermacore through the merger of a wholly-owned subsidiary of Modine into Thermacore. This proxy statement/prospectus is accompanied by a proxy card that can be used in voting your shares. Your board of directors has unanimously approved the merger agreement and recommends that you vote "FOR" its approval and adoption.

    This document is also Modine's prospectus relating to its offering of shares of Modine common stock to Thermacore shareholders in the proposed
merger.   This document contains, or tells you where you can find,
information that is important to your decision whether to approve and adopt the merger agreement and become a shareholder of Modine. Please read it carefully. In particular, you should read the "Risk Factors" section beginning on page ___ for a description of some of the risks that you should consider in evaluating the merger.

    Under the merger agreement, Modine has agreed to pay $93,542,000, or approximately $26.20 per share of Thermacore common stock, in the form of shares of Modine common stock for all of Thermacore's capital stock on a fully diluted basis, if the unweighted average last-sale price of Modine's common stock during the agreed-upon "measurement period" is between $22.08 and $32.00 per share. The measurement period is the 20-trading-day period ending on the fifth trading day before the closing date of the merger. If the unweighted average last-sale price of Modine common stock during the measurement period is between $22.08 and $32.00 per share, you will receive between 0.81886 of a share and 1.18675 shares of Modine common stock for each share of Thermacore common stock that you hold. The exact number of shares (or portion of a share) of Modine common stock that you will receive will be determined by dividing 26.20353 by the unweighted average last-sale price of Modine common stock, as reported on the Nasdaq National Market, during the measurement period. If the unweighted average last-sale price of Modine common stock during the measurement period is less than $22.08, you will receive 1.18675 shares of Modine common stock for each share of Thermacore common stock. If the unweighted average last sale price of Modine common stock during the measurement period is more than $32.00, you will receive 0.81886 of a share of Modine common stock for each share of Thermacore common stock.

  Holders of Thermacore Series A Convertible Preferred Stock will receive, in exchange for each share of Thermacore preferred stock that they hold, ten times the portion of a share or number of shares of Modine common stock issued in the merger in exchange for each share of Thermacore common stock.

    You will not know the exact number of Modine shares that you will receive in the merger until the close of the fifth trading day before the closing of the merger. The parties expect the merger to be effective on the third calendar day following the special meeting of Thermacore's shareholders. If the merger closes on that date, the 20-trading-day measurement period will run from _______, 2001 to ________, 2001.

    Modine common stock is traded on the Nasdaq National Market under the
symbol "MODI."   On ___________ 2001, the last-sale price of the Modine
common stock, as reported on the Nasdaq National Market, was $____.

-----------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of Modine common to be issued under this prospectus or has determined if this proxy statement/ prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
-----------------------------------------------------------------------------

  The date of this proxy statement/prospectus is ___________, 2001, and it is first being mailed to shareholders on ___________, 2001.

                   TABLE OF CONTENTS
                                                                   Page
                                                                   ----
SUMMARY                                                              1
     The Companies                                                   1
     The Companies' Reasons for the Merger                           2
     Approval by Modine's Board of Directors                         2
     Approval by Thermacore's Board of Directors                     2
     The Thermacore Special Meeting                                  3
     How to Vote Your Shares                                         3
     What You Will Receive in the Merger                             4
     Dissenters' Rights                                              4
     Material Federal Income Tax Consequences of the Merger          5
     Regulatory Approvals                                            5
     Material Provisions of the Merger Agreement                     5
     Interests of Certain Persons in the Merger                      6
     Summary Financial Data of Modine                                9
     Recent Developments Relating to Thermacore                     10
     Market Price Information                                       10

RISK FACTORS                                                        11

THE MERGER                                                          16
     Background of the Merger                                       16
     Approval by the Modine Board; Modine's Reasons for the Merger 19 Recommendation of the Thermacore Board;
         Thermacore's Reasons for the Merger                        20
     Accounting Treatment                                           22
     Material Federal Income Tax Consequences                       22
     Regulatory Matters                                             23
     Dissenters' Rights                                             24
     Federal Securities Laws Consequences; Stock Transfer
         Restriction Agreements                                     24

MATERIAL PROVISIONS OF THE MERGER AGREEMENT                         26
     General                                                        26
     Effect of Merger; Surviving Corporation                        26
     Amendments to Thermacore's Articles of Incorporation
         and By-laws; Directors                                     26
     Closing; Effective Time                                        26
     Consideration to be Received in the Merger                     27
     Conversion of Shares; Surrender of Certificates;
         Fractional Shares                                          28
     Treatment of Thermacore Stock Options                          29
     Representations and Warranties                                 29
     Covenants                                                      31
     Additional Agreements                                          33
     Conditions to the Consummation of the Merger                   33
     Termination, Amendment and Waiver                              35
     Related Agreements                                             36

THE SPECIAL MEETING OF THERMACORE SHAREHOLDERS                      37
     Date, Time and Place of the Special Meeting                    37
     Purpose of the Special Meeting                                 37
     Shareholder Record Date for the Special Meeting                37
     Vote of Thermacore Shareholders Required for
         Approval and Adoption of the Merger                        37
     Voting of Proxies                                              37
     Revocability of the Proxies                                    38

     Dissenting Shareholders' Rights                                38
     Solicitation of Proxies                                        38

INFORMATION ABOUT THE COMPANIES                                     39
     Modine Manufacturing Company                                   39
     Thermacore International, Inc.                                 41

THERMACORE STOCK OWNERSHIP                                          44

MARKET PRICE AND DIVIDEND INFORMATION                               46

INTERESTS OF THERMACORE DIRECTORS AND OFFICERS IN THE MERGER        47

DESCRIPTION OF MODINE COMMON STOCK                                  48
     Authorized Capital Stock                                       48
     Voting Rights; Vote Required for Certain Actions               48
     Dividend and Liquidation Rights                                48
     Preemptive and Other Rights                                    48
     Liability to Future Calls or Assessments                       49
     Possible Adverse Effect of Future Issuances of Preferred Stock 49
     Shareholder Rights Plan                                        49
     Certain Provisions that May Delay or Prevent a
         Change-in-Control of Modine                                50

COMPARISON OF SHAREHOLDER RIGHTS                                    52

WHERE YOU CAN FIND MORE INFORMATION                                 61

EXPERTS                                                             62

LEGAL MATTERS                                                       62

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE                     63

LIST OF ANNEXES
     Annex A   Agreement and Plan of Merger
     Annex B   Pennsylvania Business Corporation Law: Dissenters' Rights

                WHO CAN HELP ANSWER YOUR QUESTIONS

           If you have more questions about the merger or would like additional copies of this proxy statement/prospectus, you should contact:

                  Thermacore International, Inc.
                          780 Eden Road
                  Lancaster, Pennsylvania 17601
                       Attention: Secretary
                   Phone Number: 1-717-569-6551

     This document incorporates important business and financial information about Modine that is not included in or delivered with this document. Modine will provide you with copies of this information relating to Modine, without charge, upon written or oral request to:
                    Modine Manufacturing Company
                    1500 DeKoven Avenue
                    Racine, Wisconsin 53403
                    Attention: Corporate Secretary
                    Telephone number: 1-262-636-1200

     In order to receive timely delivery of the documents in advance of the Thermacore special shareholders' meeting, you should make your request no later than _________, 2001.

                              SUMMARY

     This summary highlights selected information from this document and does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the other documents referred to herein. See "Where You Can Find More Information" (page __ ). We have included page references in parenthesis to direct you to a more complete description of some of the topics presented in this summary.

The Companies (page ___)

Modine Manufacturing Company
1500 DeKoven Avenue
Racine, Wisconsin 53403
1-262-636-1200

     Modine is a worldwide leader in heat-transfer and heat storage technology. Modine develops, manufactures, and markets heat exchangers and systems for use in various original equipment manufacturer applications and for sale to the automotive aftermarket, as replacement parts, and to a wide array of building markets. Its core markets include: power train cooling of internal combustion engines, vehicular and building heating, ventilation, and air-conditioning systems, and various industrial and refrigeration markets. As of December 31, 2000, Modine had operations in 18 countries and approximately 8,300 employees worldwide. Modine had sales of $1.1 billion in its fiscal year ended March 31, 2000 and sales of $808.6 million in the nine-month period endedDecember 26, 2000.

Thermacore International, Inc.
780 Eden Road
Lancaster, Pennsylvania 17601
1-717-569-6551

     Thermacore is a global provider of thermal management solutions for electronic products. Thermacore designs, develops, manufactures and distributes thermal-management products and systems for microprocessors and industrial and commercial electronic products in the computer, telecommunications, networking, and power-semiconductor markets. As of
December 31, 2000, Thermacore had 358 employees worldwide.   Thermacore
had sales of $42.1 million in its fiscal year ended June 30, 2000 and sales of $27.3 million in the six-month period ended December 31, 2000.

The Companies' Reasons for the Merger (page _)

Modine
------

     Modine and Thermacore share a specialization in thermal management, with each company offering thermal solutions in different industries. Modine believes that the merger will enable Modine to provide its customers with a broader spectrum of thermal management solutions and to take advantage of expanding opportunities for thermal management solutions in new and higher-growth markets.

Thermacore
----------

     Thermacore believes that Modine's existing high volume manufacturing capabilities will enable it to produce a higher volume of thermal products to meet the demands of its customers. In addition, by becoming part of a larger company, Thermacore will be able to achieve long-term economies of scale in manufacturing, sales, and research and development. The merger will allow Thermacore's shareholders to continue their investment in Thermacore's future as a part of a larger, more diversified company.
The merger will also provide greater liquidity to Thermacore's shareholders since Modine, unlike Thermacore, is a publicly traded company listed on the Nasdaq National Market.

     You should note that Modine and Thermacore may not achieve some or all of these objectives because of the risks and uncertainties discussed in the section "Forward-Looking Statements May Prove Inaccurate" on pages __-__.

Approval by Modine's Board of Directors (page ___)

     Modine's board of directors has determined that the merger is in the best interests of Modine and its shareholders. It has authorized the merger agreement by the unanimous vote of its directors at a meeting at which all but one of its directors was present and has authorized the issuance of Modine common stock in the merger in exchange for shares of Thermacore common and preferred stock. No vote by Modine's shareholders is required in order for Modine to consummate the merger or to issue the shares.

Approval by Thermacore's Board of Directors (page ___)

     Thermacore's board of directors believes that the merger is fair to, and in the best interests, of Thermacore and its shareholders. The board unanimously recommends that you vote FOR the proposal to approve and adopt the merger agreement.

The Thermacore Special Meeting (page ___)

     Thermacore will hold its special meeting on ________ __, 2001 at 10:00 A.M., local time, at ______________, Lancaster,
Pennsylvania. At the special meeting, you will be asked to approve and adopt the merger agreement under which a wholly-owned subsidiary of Modine will merge into Thermacore, with Thermacore surviving as a wholly- owned subsidiary of Modine.

Record Date; Votes Per Share (page ___)

     You can vote at the special meeting if you owned shares of Thermacore common stock or preferred stock as of the close of business on _____________, 2001. On _________, 2001 [insert record date], ___________ shares of Thermacore common stock and 62,500 shares of Thermacore preferred stock were outstanding.

     Holders of Thermacore common stock and preferred stock will vote as one class to approve and adopt the merger agreement. For each share of Thermacore common stock, if any, that you owned on _________, 2001, you will have one vote on the proposal to approve and adopt the merger agreement. For each share of

Thermacore preferred stock, if any, that you owned on that date, you will have ten votes, which represents the number of shares of common stock into which one share of preferred stock is convertible.

     The holders of Thermacore preferred stock will also vote on the proposal to approve and adopt the merger agreement as a separate class. For purposes of that class vote, you will have one vote for each share of preferred stock, if any, that you held on ___________, 2001.

Votes Required (page ___)

     Approval and adoption of the merger agreement requires the affirmative vote of at least (1) a majority of the votes cast by the holders of Thermacore common stock and preferred stock, voting as a single class, and (2) two-thirds of the outstanding shares of Thermacore preferred stock, voting as a separate class. As of __________, 2001, directors and officers of Thermacore and their affiliates held ________ shares of Thermacore common stock (or __% of the outstanding common shares), 57,500 shares of Thermacore preferred stock (or 92% of the outstanding preferred shares), and ___ shares of common stock on an as converted basis (or___% of the combined voting power of the Thermacore common and preferred stock).

Voting Agreements (page ___)

     At the same time that the merger agreement was signed, Modine and Thermacore entered into voting agreements with Thermacore's officers and directors and certain beneficial owners of 5% or more of Thermacore's common and preferred stock. These officers, directors and shareholders agreed to vote the shares of Thermacore common or preferred stock that they are entitled to vote in favor of the merger. As of the date of the voting agreement, those shareholders beneficially owned, in the aggregate, 62.8% of the outstanding Thermacore common stock and 92.0% of the outstanding Thermacore preferred stock, and 69.2% of the combined voting power of the Thermacore common and preferred stock. As a result, unless those shareholders who are parties to the voting agreements breach their obligations under those agreements, approval and adoption of the merger agreement is assured.

How to Vote Your Shares (page __)

     You may vote your shares of Thermacore stock by completing, signing and dating the enclosed proxy card and mailing it to Thermacore in the enclosed return envelope. You may also vote by attending the special meeting and voting in person.

     You may change your vote at any time by:

- sending a written notice to the Thermacore corporate secretary before the special meeting;
- signing another proxy card with a later date and sending it to the Thermacore corporate secretary before the special meeting, or
-    attending the special meeting and voting in person.

     Please do not send in your stock certificates at this time. After the merger is completed, you will receive written instructions on how to surrender your Thermacore stock certificates.

What You Will Receive in the Merger (page ___)

     Modine has agreed to pay $93,542,000, in the form of shares of Modine common stock, for all of Thermacore's capital stock, taking into account shares of Thermacore common stock that are subject to outstanding options, subject to a maximum and minimum number of Modine common stock.

     Thermacore Common Stock.  Under the formula provided in the
     -----------------------
merger agreement, each share of Thermacore common stock has been valued at approximately $26.20 per share. The exact number of shares, or portion of a share, of Modine common stock that you will receive for each share of Thermacore common stock that you hold will be determined shortly before the effective time of the merger:

-    by dividing 26.20353 by

- the unweighted average last-sale price of Modine common stock, as reported on the Nasdaq National Market, during the 20 trading days ending on the fifth trading day before the closing of the merger.

However, you will receive at least 0.81886 of a share and no fewer than 1.18675 shares of Modine common stock in exchange for each share of Thermacore common stock that you own, irrespective of the unweighted average last-sale price of Modine's common stock during the measurement period.

     Thermacore Preferred Stock.  If you hold shares of Thermacore
     --------------------------
preferred stock, you will receive, for each share of Thermacore preferred stock that you hold, the number of shares of Modine common stock that you would have received if you had converted your Thermacore preferred stock into Thermacore common stock immediately before the merger. Each share of Thermacore preferred stock is convertible into ten shares of Thermacore common stock. You will therefore receive, for each share of Thermacore preferred stock that you own, ten times the portion of a share or number of shares of Modine common stock issued in exchange for each share of Thermacore common stock.

     Pricing Period.  If the required shareholder approvals are obtained
     --------------
at the special meeting, the parties expect to complete the merger no later than the third calendar day following the special meeting. If the merger is completed on that date, the 20-trading-day measurement period will begin on ____________, 2001 and end on ___________, 2001. There is, however, no assurance that the merger will be completed on that date.

     Fractional Shares.  Modine will not issue any fractional shares in
     -----------------
the merger. Instead, you will receive cash for any fractional share of Modine common stock owed to you in an amount based on the unweighted average last-sale price for Modine common stock during the measurement period.

Dissenters' Rights (page ___)

     Thermacore is organized under Pennsylvania law. Under applicable Pennsylvania law, any Thermacore shareholder is entitled to dissent from the merger and obtain payment in cash of the judicially determined "fair value" of his or her shares of Thermacore stock. If you wish to dissent from the merger:

- you must submit a written demand to Thermacore before the vote upon the merger agreement at the special meeting, and

-    you may not vote in favor of the merger agreement.

In submitting your written demand, you must follow the procedures set forth in Subchapter D of Chapter 15 of the Pennsylvania
Business Corporation Law of 1988, a copy of which is attached as Annex B to this proxy statement/prospectus.

     All written demands should be delivered to:

     Thermacore International, Inc.
     780 Eden Road
     Lancaster, Pennsylvania 17601
     Attention: Secretary.

Material Federal Income Tax Consequences of the Merger (page ___)

     The merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes. Thermacore and Modine expect that neither Thermacore nor its shareholders will recognize gain or loss for United States federal income tax purposes upon their exchange of Thermacore common or preferred stock for Modine common stock in the merger, except upon the receipt of cash instead of any fractional share of Modine common stock or upon the exercise of dissenters' rights.


The tax consequences of the merger to you will depend on the facts of your own situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Regulatory Approvals (page ____)

     The merger is subject to notice and review under the Hart-Scott-Rodino Antitrust Improvements Act. Both companies filed all required notices with the Federal Trade Commission and the Antitrust Division of the Department of Justice. Early termination of the statutory waiting period under the Hart-Scott-Rodino Act was granted on February 13, 2001.

Material Provisions of the Merger Agreement (page ___)

     The merger agreement is attached as Annex A to this proxy statement/prospectus. The merger agreement is the legal document that governs the merger, and you are encouraged to read it.

Conditions to the Merger (page ___)

     Modine and Thermacore will complete the merger only if certain conditions are satisfied or, to the extent permitted by law, waived, including the following:

     - the merger agreement has been approved by Thermacore's shareholders;

     -  the waiting period under the Hart-Scott-Rodino Antitrust
        Improvements Act has expired or been terminated;

     -  no law or court order has prohibited the merger;

     - Modine's independent accountants have issued a letter stating that they concur with the conclusions of Modine's and Thermacore's management that no conditions exist that would preclude accounting for the merger as a pooling of interests;

     - holders of no more than 2% of Thermacore's outstanding common stock, including common stock issuable upon conversion of Thermacore preferred stock, have exercised dissenters' rights;

     - counsel to Modine and Thermacore have each delivered their opinions that the merger will qualify as a tax-free reorganization; and

     - no material adverse change has occurred with respect to Thermacore and its subsidiaries since the date of the merger agreement.

Non-Solicitation (page ___)

     None of Thermacore, its subsidiaries or any of their directors, officers, employees or agents are permitted to solicit, initiate or encourage any proposal to acquire Thermacore, so long as the merger agreement is in effect.

Continuity of Thermacore Departments (page __)

     Modine has agreed to maintain the Sales and Marketing, Engineering and Technology departments of the electronic cooling business unit of Thermacore located in Lancaster, Pennsylvania for at least two years after the effective time of the merger.

Termination of the Merger Agreement (page ___)

     Modine and Thermacore can jointly agree to terminate the merger agreement at any time without completing the merger.
Either company can terminate the merger agreement if:

   (1)  the merger is not completed by June 12, 2001; or

   (2) a governmental authority or other legal action permanently prohibits the merger.

     Modine can terminate the merger agreement if Thermacore breaches any representation, warranty or obligation contained in the merger agreement, that breach has a "material adverse effect" upon Thermacore, and Thermacore has not cured, or cannot cure, the breach within 20 days' of the receipt of notice from Modine.

     Thermacore can terminate the merger agreement if Modine breaches any representation, warranty or obligation contained in the merger agreement, that breach has a "material adverse effect" upon Modine, and Modine has not cured, or cannot cure, the breach within 20 days of the receipt of notice from Thermacore.

     A "material adverse effect" is any change, event or circumstance that is, or would reasonably be expected to be, materially adverse to the financial condition, business, operations or assets of the relevant company and its subsidiaries, taken as a whole, or that might materially impair the ability of that company to perform its obligations under the merger agreement.

Accounting Treatment (page ____)

     Modine and Thermacore expect the merger to be accounted for as a pooling of interests, which means that the companies will be treated as if they had always been combined for accounting and financial reporting purposes.

Listing of Modine Common Stock (page ____)

     It is a condition to the merger that the Nasdaq National Market approve for listing the shares of Modine common stock to be issued to Thermacore shareholders in the merger. Modine expects that Nasdaq will approve the listing. Modine common stock trades on the Nasdaq National Market under the symbol "MODI."

Interests of Certain Persons in the Merger (page ___)

     Some of Thermacore's directors and officers have interests in the merger that are different from, or in addition to, the interests of the Thermacore shareholders generally. In particular, six officers, one of whom is a director, of Thermacore, who do not currently have employment agreements with Thermacore will enter into employment agreements as a condition to the merger. Eight officers of Thermacore, two of whom are directors, are parties to change-in-control agreements under which those officers will be entitled to receive severance benefits, under most circumstances, if their employment with Thermacore is terminated within 24 months of the date on which Thermacore's shareholders approve the merger agreement. In addition, Modine has agreed to provide or to continue indemnification arrangements for existing directors, officers, employees or agents of Thermacore. The members of the Thermacore board of directors knew about these additional interests and considered them when they approved the merger agreement.

             Summary Financial Data of Modine

     The following table provides summary consolidated financial data for Modine as of and for each of the periods indicated. Modine derived the consolidated financial data for each of the years in the five-year period ended March 31, 2000 from its audited consolidated financial statements, and it derived the consolidated financial data for the nine-month periods ended December 26, 2000 and 1999 from its unaudited consolidated financial statements. The unaudited financial information includes all normal and recurring adjustments that are, in the opinion of Modine's management, necessary for a fair presentation of results for the interim period. Results for the first nine months of fiscal 2001 are not necessarily indicative of the results to be expected for the full year. Modine incorporates by reference into this proxy statement/prospectus (1) its audited consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2000 and (2) its unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarterly period ended December 26, 2000.
See "Where You Can Find More Information." You should read the following information in conjunction with those financial statements, including the notes to Modine's audited consolidated financial statements and unaudited quarterly financial statements.

                 Nine Months Ended or As of            Fiscal Year Ended as of March 31,
                 --------------------------    -------------------------------------------------------
                 December 26,   December 26,
                    2000           1999           2000      1999<F1>      1998       1997      1996
                 ---------------------------   -------------------------------------------------------
                       (unaudited)                      (in thousands, except per share data)
Sales              $808,605       $854,058     $1,139,269  $1,111,447  $1,040,418  $999,046  $990,493

Net earnings         43,089         50,800         65,403      73,943      72,471    63,763    61,399

Total assets        875,310        937,423        931,107     915,739     759,024   694,955   671,836

Long-term debt      137,547        156,649        211,112     143,838      89,587    85,197    87,809

Book value
  per share           16.67          16.22          16.41       15.35       14.24     12.93     11.74

Dividends
  per share            0.75           0.69           0.92        0.84        0.76      0.68      0.60

Net earnings
per share
  - Basic              1.47           1.72           2.22        2.50        2.44      2.14      2.07
  - Assuming
     dilution          1.46           1.71           2.20        2.46        2.39      2.10      2.03


<F1>   Includes the assets and liabilities of Core Holdings, Inc. and the results of its operations from October 6, 1998, the date on which it was acquired by Modine.

            Recent Developments Relating to Thermacore

     Thermacore had unaudited total revenues of $27,329,000 for the six-month period ended December 31, 2000, an increase of 58.4% over the unaudited total revenues of $17,247,000 recorded for the same period in 1999. Unaudited net income from continuing operations for the six-month period ended December 31, 2000 was $2,295,000, an increase of 230% over unaudited net income from continuing operations for the same period in 1999. The increase in total revenue was the result of increased sales in the communications and server markets during a period when demand was increasing in such markets. The increase in net income was due to product sales reaching economies of scale.


                 Market Price Information

     The following table presents the high, low and last sales prices per share of Modine common stock, as reported on the Nasdaq National Market, on December 13, 2000 and ____________, 2001. December 13, 2000 was the last full trading day before the public announcement of the proposed merger. _____________, 2001 was the last trading day for which market price information was available, as a practical matter, before the date of this proxy statement/prospectus. There is no public trading market for Thermacore common stock or preferred stock. You should read the information presented below in conjunction with "Market Price and Dividend Information" on pages ___ - ___.


                                    Modine Common Stock
                              ----------------------------

                                 High      Low      Last
                                 ----      ---      ----

          December 13, 2000     $24.00   $20.375   $20.375

          __________, 2001      $__.__   $__.__    $__.__

     The market prices of shares of Modine common stock fluctuate. As a result, you are urged to obtain current market quotations.

                     RISK FACTORS

     By voting for the approval and adoption of the merger agreement, you will be choosing to invest in Modine's common stock. In addition to the other information included or incorporated by reference in this proxy statement/prospectus, including risks related to Modine discussed in documents previously filed with the Securities and Exchange Commission, you should carefully consider the following factors in deciding whether to vote in favor of the merger agreement at the special meeting.

You will receive shares of Modine common stock based on an exchange ratio that is determined by the market value of Modine common stock.

     Under the formula specified in the merger agreement, Modine has agreed to pay, in the form of Modine common stock, approximately $26.20 for each share of Thermacore common stock and ten times that amount, or approximately $262.0352, for each share of Thermacore preferred stock, if the unweighted average last-sale price of Modine's common stock during the measurement period is between $22.08 and $32.00 per share. If the unweighted average last-sale price of Modine common stock during the measurement period is between $22.08 and $32.00 per share, the number of shares that you will receive for each share of Thermacore common stock or preferred stock that you hold will be determined by dividing (1) $26.20352 for each share of Thermacore common stock and (2) $262.0352 for each share of Thermacore preferred stock by the unweighted average last-sale price for Modine common stock over a 20-day measurement period ending on the fifth full trading day before the effective dated of the merger. The exchange ratio is, however, limited so that you will receive:

   (1) no more than 1.18675 shares of Modine common stock for each of your shares of Thermacore common stock and no more than 11.8675 shares of Modine common stock for each of your shares of Thermacore preferred stock, even if the unweighted average last-sale price of Modine common stock during the measurement period or the market price of the Modine common stock at the effective time of the merger is less than $22.08; and

   (2) no less than 0.81886 of a share of Modine common stock for each of your shares of Thermacore common stock and no fewer than 8.1886 shares of Modine common stock for each of your shares of Thermacore preferred stock even if the unweighted average last-sale price of Modine common stock during the measurement period or the market price of the Modine common stock at the effective time of the merger is more than $32.

     If the unweighted average last-sale price for Modine common stock during the measurement period exceeds $32 per share, the portion of a share of Modine common stock that you will receive in the merger will have a value greater than $32, as determined under the formula set forth in the merger agreement, and as a consequence you will receive a value of greater than $26.20 for
each of your shares of Thermacore common stock.   If the
unweighted average of the Modine common stock during the measurement period is less than $22.08, the number of shares of Modine common stock that you receive in the merger will have a value of less than $22.08, as determined under the formula set forth in the merger agreement, and as a consequence you will receive a value of less than $26.20 for each of your Thermacore common stock. Thermacore does not have the right to terminate the merger agreement if the unweighted average last-sale price of Modine common stock during the measurement period is less than $22.08.

     The market price per share of Modine common stock on the effective date of the merger may be more or less than the unweighted average last-sale price used in determining the number of shares of Modine common stock that you will receive in the merger. We cannot predict the market prices for the Modine common stock and we encourage you to obtain current market quotations for Modine common stock. Modine common stock is listed on the Nasdaq National Market under the symbol "MODI."


At the time that you vote on the merger, you will not know the exact number of shares of Modine common stock that you will receive in exchange for your shares of Thermacore common or preferred stock since you will not know, for certain, the effective time of the merger.

     If the merger is effective, you will receive between 0.81886 of a share and 1.18675 shares of Modine common stock for each of your shares of Thermacore common stock, and between 8.1886 and
11.8675 shares of Modine common stock for each of your shares of Thermacore preferred stock. The actual number of shares you receive will be determined based on the unweighted average last-sale price of Modine's common stock during the 20 trading days ending on the fifth trading day before the effective date of the merger. Under the terms of the merger agreement, the merger is required to become effective on the third calendar day after the special meeting, provided that all other conditions to the merger have been met.

     The parties currently anticipate that the merger will take place on ________, 2001 [insert date three calendar days after the date of the special meeting] and have no reason to believe that the merger will not become effective as of that date.
Since, however, a number of conditions must be met before either side is obligated to proceed with the merger, there is no assurance that the merger will, in fact, become effective on ________, 2001 [insert date three calendar days after the date of the special meeting]. See "Material Provisions of the Merger Agreement-Conditions to the Consummation of the Merger." At the time of the special meeting, you will not know for certain when
the merger will become effective.   If the effective date of the
merger is delayed by more than _______ days, one or more trading days included in the 20-day measurement period will occur after the date of the special meeting.

The failure of the merger to receive the anticipated "pooling of interests" accounting treatment could have a negative effect on Modine's earnings.

     The merger is expected to be accounted for under the pooling of interests method of accounting. Under this method of accounting, the recorded assets and liabilities of each of the companies (together with their subsidiaries) will be carried forward to Modine at their historical recorded amounts, after addressing any conformity issues; net income of Modine after the merger will include the net income of both Modine and Thermacore and their subsidiaries for the entire fiscal year in which the merger occurs; and the historical reported net income of both Modine and Thermacore, together with their subsidiaries, for prior periods will be combined and restated as net income of Modine after addressing any conformity issues. It is a condition to each of the companies' obligations to effect the merger that each receives a letter from Modine's independent accountant to the effect that the auditors concur with the conclusions of Modine's management that no conditions exist that would preclude accounting for the merger as a pooling of interests.

     The ability of the companies to use pooling of interests accounting could be impaired if, for example, a significant number of Thermacore shareholders exercise dissenters' rights
in the merger.   It is a condition to Modine's obligation to
consummate the merger that the holders of not more than 2% of the outstanding shares of Thermacore common stock, on a fully diluted basis, shall have exercised and perfected dissenters' rights under Pennsylvania law.

     If pooling of interests accounting treatment is not available, the boards of directors of Modine and Thermacore could, if they so chose, waive that condition. Under such circumstances, the purchase method of accounting would apply. Under purchase method accounting, the book value of Thermacore's assets and liabilities would be adjusted to their fair values and the excess of the purchase price over the fair value of Thermacore's assets would be capitalized as purchased goodwill and expensed over the useful life of the acquired goodwill as required under current accounting standards.

You may find it difficult to sell large blocks of Modine common stock in a relatively short period of time.

     Modine's common stock trades on the Nasdaq National Market
under the symbol "MODI."   Although ___________ shares of Modine
common stock were outstanding on the date of this proxy statement/prospectus, the average daily trading volume in Modine's common stock during the 90-day period before the date of this proxy
statement/prospectus was ________ shares.   Any shareholder who
desires to sell a large block of shares of Modine common stock may therefore not be able to dispose of those shares on a given day and may be required to sell those shares over a period of time.

Modine will incur merger-related expenses which will reduce earnings in the quarter in which the merger is consummated.

     Modine anticipates that a one-time charge for direct incremental merger-related transactional costs will be recorded in the quarter in which the merger is consummated. These costs consist principally of charges related to investment banking fees, professional services, registration and other regulatory costs estimated as of the date of this proxy statement/prospectus to be approximately $______. Modine expects to incur charges to operations, currently estimated at $________, to reflect costs associated with combining the operations of the two companies. These costs will be recorded subsequent to consummation of the merger. These amounts are preliminary estimates and are therefore subject to change. Additional unanticipated expenses may be incurred in the integration of the two companies.

Failure to complete the merger could adversely affect Thermacore's ability to enter into alternative transactions.

     Under Pennsylvania law, Thermacore shareholders who do not vote in favor of the merger are entitled to exercise dissenters' rights. If the merger occurs and a shareholder properly exercises these rights, the dissenting shareholder is entitled to receive cash for his or her shares of Thermacore stock, instead of the shares of Modine common stock theshareholder would have received in the merger if the shareholder had not dissented. It is a condition to the merger that the holders of no more than 2% of Thermacore's common stock, on a fully diluted basis, shall have exercised, and not withdrawn or failed to perfect, dissenters' rights under Pennsylvania law. If this condition is not met, the merger may not be consummated.

     While the merger agreement is in effect, Thermacore may not solicit, initiate, encourage or negotiate with another party to enter into any other business combination such as a merger or sale of assets. As a result, if the merger is terminated Thermacore will have foregone, during the period the merger agreement was in effect, any opportunity for a transaction with another potential partner. If Thermacore then determines to seek another merger or business combination, it might not be able to find a partner at an attractive price.

The principal markets for Modine's products are cyclical and dependent upon general economic conditions which, if adverse, will have a negative effect on Modine's financial performance.

     Modine's principal customers include original equipment manufacturers, generally referred to as OEMs, in the automotive, truck, bus and farm equipment industries. Sales in those markets are cyclical and dependent upon general economic conditions. Sales by OEMs in these industries will decline in periods of recession or slower economic growth. Any significant reduction in the production and sales of Modine's customers will have an adverse effect on the level of Modine's sales to those customers and will have an adverse effect on Modine's operating results and financial condition.

The principal markets in which Modine competes are highly competitive and subject to increased competition from overseas competitors.

     The automotive, truck, bus and farm equipment industries and automotive aftermarket are highly competitive. Modine's competes with several manufacturers of heat transfer products, some of which are divisions of larger companies with greater resources and some of which are independent companies. Those markets have changed significantly in recent years as Modine's traditional OEM customers in the United States, faced with dramatically increased international competition, have expanded their worldwide sourcing of parts to better compete with lower-cost imports. These market changes have caused Modine to experience competition from suppliers in other parts of the world which enjoy economic advantages such as lower labor and health care costs.

     Modine competes in these markets on the basis of price, product quality, customer service, distribution capabilities,
geographic presence and reputation.   Moreover, in recent years,
Modine's customers have asked Modine, as they have asked all of their primary suppliers, to participate directly and more substantially in research and development, design, and validation projects that should result in stronger relationships and more partnership opportunities. Notwithstanding those trends, however, competitive pressures could cause Modine to lose market share or could result in significant price erosion, either of which could have a material adverse effect upon the financial position, results of operations and cash flows of Modine.

The principal markets in which Modine competes are relatively mature, and future increases in the combined companies' revenues will continue to be dependent, in the short-term, upon Modine's ability to increase market share in the markets in which it competes.

     Growth in the automotive, truck, bus and farm equipment markets and the automotive aftermarkets is relatively modest even when general economic conditions are good. As a result, Modine's ability to increase sales to those markets is largely dependent upon its ability to displace sales by its competitors. Although the computer, telecommunications, networking and power-semiconductor markets into which Thermacore sells are higher growth markets, Thermacore's sales will initially constitute only a relatively modest percentage of the sales of the combined companies.

Both Modine and Thermacore are dependent on a limited number of major customers, the loss of which could negatively affect the financial performance of the combined companies.

     Ten customers accounted for approximately 45.9% of Modine's sales in its fiscal year ended March 31, 2000. Those customers, listed alphabetically, were BMW, Caterpillar, DaimlerChrysler, Fiat, Ford, John Deere, International Truck (formerly Navistar International), NAPA, Paccar and Volkswagen. Sales to a single customer, Hewlett Packard, represented approximately 38% of Thermacore's total revenues in its fiscal year ended June 30, 2000. The loss of one or more of these customers could have a material adverse effect on the financial performance of the combined companies until such time as sales to those customers have been replaced by sales to another customer.

Modine's obligations to comply with unknown future environmental obligations could have a material adverse effect on Modine.

     Modine's business and products are, and those of the combined companies will be, subject to a constantly changing body of environmental laws and regulations that require that certain environmental standards be met and imposes liability for failure to comply with those standards. While Modine seeks to assure compliance with environmental laws and regulations, there can be no assurance that Modine's operations or activities, or historical operations by others at Modine's locations, will not result in cleanup obligations, civil or criminal enforcement actions or private actions that could have a material adverse effect on Modine.

Modine has adopted a shareholder rights agreement and certain provisions in its articles of incorporation that will make it more difficult for a prospective acquiror to acquire Modine without the prior approval of Modine's board of directors.

     Like a large number of publicly traded companies, Modine has adopted a shareholder rights agreement. See "Description of Modine Common Stock--Shareholder Rights Plan." The rights, if issued under the agreement, would result in a substantial dilution of the share ownership in Modine of any person or entity which sought to acquire more than 20% of Modine's outstanding common stock without prior negotiation with, and the approval of, Modine's board of directors. Modine's articles of incorporation also (1) provide for a staggered board of directors, thus making it more difficult for a dissident shareholder or third-party to obtain control of Modine's board, and (2) include a provision imposing, among other things, the requirement that certain mergers and acquisitions be approved by a super-majority vote of Modine's shareholders. The rights agreement and these provisions in Modine's articles, together with certain provisions of the Wisconsin Business Corporation Law, will make it more difficult for a person or entity to obtain control of Modine without the support of Modine's board, even if individual shareholders believe that a change in control of Modine would be in their best interests or in the best interests of Modine or if a prospective acquiror were willing to pay a premium for Modine's shares that individual shareholders found attractive.

Forward-looking statements made in this document are subject to risks and uncertainties, which may cause results to differ materially from those expressed in these statements.

     This document contains, or incorporates by reference documents that contain, forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include information concerning future financial results of Modine and Thermacore. Also, when words such as "intend," "anticipate," "believe," "expect" or similar expressions are used, these words indicate forward-looking statements. These statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in the forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with those statements, factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include those factors described in this section, or similar cautionary sections in the documents incorporated by reference in this proxy statement/prospectus.

                             THE MERGER

Background of the Merger

     Background of Modine's Interest in Acquiring Thermacore.  In
     -------------------------------------------------------
early 2000, Modine's strategic planning and business development group began researching the electronics cooling market as a potential new market for Modine. Modine had offered a line of electronic cooling products in the 1950's and had created an electronics cooling consortium and sold electronics cooling products to the medical industry in the 1990's. Its presence in the electronic cooling market was, however, limited. The strategic planning group believed that the electronics cooling market was a high growth market which Modine was particularly well-equipped to enter in light of its long-standing expertise and experience in providing thermal management solutions in other markets.

     During the first half of 2000, Modine's strategic planning group conducted informational meetings with several major electronics companies and other potential customers, consulted with academic and industry experts in the field of electronic cooling, attended conferences, gathered published materials and conducted other research relating to the electronic cooling market and its participants. During the course of conducting its research, the strategic planning group concluded, and senior management concurred, that it would be more effective for Modine to enter the electronic cooling business through the acquisition of an existing participant in that market rather than attempting to develop the business internally. In July of 2000, the strategic planning group began to develop a more formal business plan and compiled, as part of that plan, a short list of potential acquisition targets, including Thermacore. The strategic planning group had concluded, based on discussions with a number of large manufacturers of electronics products and other market research, that Thermacore had an excellent reputation in the market, due primarily to its technical expertise and ability to manage successfully customer relationships.

     Events Leading to the Thermacore Board Decision to Sell the
     -----------------------------------------------------------
Company.  In 1999, Thermacore's board of directors determined
-------
that Thermacore would need high volume production capabilities in order to meet forecasted increases in customer demand. Thermacore's board reached that conclusion based on both input from customers and an internal study of the industry and of forecasted demand conducted by Thermacore in late 1999. Thermacore's board also determined that substantial additional capital funding and a substantial increase in skilled labor would be required in order to achieve high volume production capabilities sufficient to meet forecasted increases in customer demand.

     On several occasions in late 1999 and early 2000, the Thermacore board discussed the strategic options available to Thermacore for addressing this need. Those options included

(1) purchasing or building a new manufacturing facility and hiring the necessary skilled labor, (2) establishing a joint venture with a high volume manufacturing business, or (3) seeking a buyer for Thermacore that had high volume manufacturing capabilities and would provide shareholder liquidity. In May 2000, Thermacore had extensive discussions with a strategic partner about a possible business combination that Thermacore believed would result in a significant increase in the manufacturing capabilities for Thermacore's thermal management products. Thermacore engaged the investment banking firm of SG Cowen Securities Corporation to advise Thermacore in connection with the negotiations. Those negotiations terminated without agreement.

     On May 17, 2000, the Thermacore board held a meeting to explore the strategic alternatives available to Thermacore to enhance shareholder value. Representatives of SG Cowen and Pepper Hamilton LLP, Thermacore's legal counsel, participated in the meeting. At that meeting, the Thermacore board discussed with SG Cowen the company's prospects going forward either (1) as a stand-alone entity, taking into account estimated costs, including capital expenditures and working capital, related to the construction and operation of a high volume manufacturing facility or (2) in combination with a strategic partner that had those manufacturing and operations capabilities. The discussion included consideration of a discounted cash-flow analysis of Thermacore as a stand-alone entity, a pro forma impact study of the market value of Thermacore's capital stock if it were acquired by various public strategic partners, and an incremental accretion/dilution analysis of the Thermacore's capital stock if the company were sold for cash. After discussion and evaluation of different transaction scenarios, including an organized bid process and valuation matters, the Thermacore board of directors authorized SG Cowen to conduct a bid process on behalf of Thermacore in which it would solicit offers for the acquisition of Thermacore from a wide range of possible acquirers with the goal of maximizing Thermacore's capability and value for all shareholders.

    During June and July 2000, SG Cowen prepared descriptive materials concerning, among other things, Thermacore's operations, properties, products, financial history and management. In conjunction with SG Cowen, Thermacore's management also developed a list of potential buyers. SG Cowen began contacting potential buyers in August 2000.

     Initial Contact between Modine and Thermacore. On August 3,
     ---------------------------------------------
2000, Thomas Neyens, Modine's Director of Business Planning and Development and the head of its strategic planning group, contacted Donald Ernst, Thermacore's Vice President of Development, to propose an introductory meeting between representatives of Modine and Thermacore. Modine informed Thermacore that Modine was interested in entering the electronics cooling business and wanted to discuss shared opportunities for the two companies. Modine did not know, at the time, that Thermacore's board had decided to sell the company. A meeting was arranged for September 1, 2000.

     On the following day, a representative of SG Cowen called Mr. Neyens to inform him that SG Cowen had been engaged to conduct a formal bid process for the acquisition and sale of Thermacore.
SG Cowen inquired whether Modine would be interested in participating in that process. Mr. Neyens informed SG Cowen that
Modine was interested in participating.   On August 11, 2000,
Modine signed a confidentiality agreement in connection with the bidding process, and on August 15, 2000, it received from SG
Cowen a copy of a confidential offering memorandum relating to the sale of Thermacore's business.

   On September 1, 2000, representatives of Modine and
Thermacore met at Thermacore's Lancaster, Pennsylvania headquarters, as originally arranged on the August 3, 2000 telephone call, to learn more about each other's businesses. The parties discussed business and technical issues. The parties did not specifically discuss an acquisition, although the parties understood that Modine would be participating in the bidding process.

     The Bidding Process and Modine's Participation in that
     ------------------------------------------------------
Process.   During August 2000, SG Cowen contacted approximately
-------
23 possible buyers, including major strategic competitors in the thermal management industry, strategic partners and financial buyers. During August and September 2000, SG Cowen met with, in person or by telephone, all 23 prospective buyers, of which 11, including Modine, signed confidentiality agreements and requested and received a confidential offering memorandum, procedures for the bidding process, and a draft merger agreement.

     On September 12, 2000, Modine provided SG Cowen with a preliminary indication that it would be interested in purchasing 100% of Thermacore's capital stock for a total enterprise value of approximately $120 million, including the assumption of Thermacore's debt. By September 14, 2000, the deadline for responding to the offering materials, SG Cowen received a total of four indications of interest from potential buyers. On September 15, 2000 at a meeting of the Thermacore strategic committee of the board of directors, the committee reviewed and discussed with SG Cowen and Pepper Hamilton the process by which bids were solicited and the indications of interest that were received from potential buyers. In addition, SG Cowen assessed each potential buyer and discussed valuation issues. After conferring with SG Cowen and Pepper Hamilton further, the Thermacore strategic committee authorized SG Cowen to invite the parties that had submitted the indications of interest, including Modine, to attend management presentations and to conduct due diligence reviews at Thermacore's corporate offices. On October 3, 2000, SG Cowen extended formal invitations to Modine and other potential buyers to submit by November 9, 2000 final binding offers to acquire Thermacore. The offer was to be submitted by marking for revision the draft merger agreement that SG Cowen had furnished to each of the bidders, containing each bidder's best and final offer.

    On October 5, 2000, representatives of Modine attended a management presentation regarding Thermacore's operations at

Thermacore's Lancaster, Pennsylvania headquarters and toured the Thermacore factory located there. During that same period, representatives of Modine reviewed documents and other information regarding Thermacore that had been assembled and made available at Thermacore's offices. These materials related to Thermacore's corporate governance, employees and material contracts, management reports and financial and operating data. On October 11, 2000, representatives of Modine toured Thermacore's manufacturing facilities in Mexico. During the month of October, representatives of the three other prospective buyers also attended Thermacore management presentations, toured Thermacore's facilities, and conducted due diligence at Thermacore's offices.

     At a regular meeting of Modine's board of directors held on October 18, 2000 at which all but one director were present, the Modine board authorized Modine's officers to negotiate, execute and deliver a merger agreement, subject to certain parameters specified by the board. On October 25, 2000, SG Cowen informed Modine that the deadline for submitting final bids had been extended to November 21, 2000. Modine continued its due diligence, including a tour of Thermacore's facility in the United Kingdom on November 6, 2000.

     On November 21, 2000, Modine submitted an offer to acquire all of the outstanding capital stock of Thermacore. On November 22, 2000, the Thermacore board held a special meeting at which it reviewed the results of the bidding process with Thermacore's executive management, SG Cowen and Pepper Hamilton.
Representatives of SG Cowen and Pepper Hamilton reviewed the valuation and structure of the Modine offer as well as the principal terms of the proposed merger agreement and voting agreement and compared the Modine offer to the options available to Thermacore. After determining that the Modine proposal offered the greatest realizable value to the Thermacore shareholders, the Thermacore board of directors directed the company's executive management, with the assistance of SG Cowen and Pepper Hamilton, to begin negotiations with Modine.

     Negotiations between Thermacore and Modine.  On November 29,
     ------------------------------------------
2000, Thermacore delivered its initial comments on the draft merger agreement to Modine. On November 30, 2000, several members of Modine's management team met with several members of Thermacore's management team, along with representatives from SG Cowen and Pepper Hamilton, to negotiate various terms of the merger agreement. These negotiations included all aspects of the transaction, including the representations and warranties made by the parties, the conditions to completion of the proposed merger, the total purchase price, maximum and minimum Modine share prices to be used in determining the number of shares to be issued, preservation of the location of Thermacore operations upon the completion of the proposed merger, and treatment of Thermacore employee stock options.

     On December 1, 2000, L. Ronald Hoover, Thermacore's chief executive officer, Richard J. Defieux and John P. Horgan, two of Thermacore's directors, and a representative from SG Cowen met with Modine's senior executive team at Modine's corporate headquarters in Racine, Wisconsin. At the meeting, Modine made a presentation regarding its corporate structure, management, and operations, and the parties discussed the proposed merger.

     Between December 1 and December 6, numerous teleconferences were held among representatives of Modine, Thermacore, Pepper
Hamilton and Schiff Hardin & Waite, counsel to Modine, to negotiate the terms and conditions of the merger agreement. The discussions were focused on a proposed transaction that would value Thermacore at $93.5 million and would be structured as a one-step stock merger, as a result of which Modine would also assume $16.5 million in Thermacore debt. Modine's common stock would be valued using a 20-day average within a range of between +/- 7.5% to 20% of $27-28 per share for purposes of determining the number of shares of Modine common stock to be issued in exchange for Thermacore common and preferred stock. On December 6, 2000, Modine, at the request of SG Cowen, submitted a revised offer. Negotiations continued following Modine's submission of its revised offer, including discussions of Thermacore's request for board representation and the executive level to which Thermacore management would report at Modine following the merger and further negotiations of the Modine common stock price collar. The parties agreed that for a two-year period following the merger Thermacore representatives would hold three of the seven seats on Thermacore's board of directors. The parties also negotiated the terms and conditions of the employment agreements to be entered into between Thermacore and six of its executive officers. During that same period, Thermacore's board of directors held two special meetings to discuss and direct the negotiations with Modine. Those meetings took place on December 7 and 12, 2000.

     Approval of the Merger Agreement by Thermacore's Board.  On
     ------------------------------------------------------
December 13, 2000, the Thermacore board of directors held a special meeting to review revised drafts of the merger agreement, which included a revised price collar of $22.08 to $32.00 per share, and the voting agreements and discuss the principal terms of the proposed merger. After further deliberation, the Thermacore board of directors unanimously:

   - determined that the merger and the merger agreement are advisable and in the best interests of Thermacore and its shareholders;

   - approved the merger, the merger agreement, the voting agreements and the transactions contemplated thereby, together with such changes as were discussed at the meeting;

   - resolved to call a special meeting of Thermacore's shareholders to approve and adopt the merger agreement;

   - resolved to recommend that the Thermacore shareholders vote in favor of approval and adoption of the merger agreement; and

   - authorized Dr. Hoover to execute, on behalf of Thermacore, the merger agreement and such other documents that Dr. Hoover deems necessary or advisable in his discretion, together with any changes, deletions, additions and alterations Dr. Hoover approved consistent with the resolutions of the Thermacore board of directors.

     As a condition to entering into the merger agreement, Modine required certain affiliates of Thermacore to enter into voting agreements with Thermacore and Modine under which they agreed to vote their Thermacore shares in favor of the adoption and approval of the merger and the merger agreement. During the afternoon of December 13, 2000, those affiliates of Thermacore executed the voting agreements. Modine and Thermacore then entered into the merger agreement and the voting agreements.

     Additional Board Approvals by Modine.   At a meeting held on
     ------------------------------------
January 17, 2001, the Modine board authorized the issuance of the Modine common stock to be issued in the merger and upon the exercise of the Modine options to be substituted for the Thermacore options, authorized the preparation and filing of the registration statement of which this proxy statement/prospectus is a part and the filing of an application to list the shares of Modine common stock on the Nasdaq National Market, and took certain other additional actions required in connection with the merger and the merger agreement. On March ___, 2001, Modine's newly formed merger subsidiary adopted and approved the merger agreement by unanimous written consent.

Approval by the Modine Board; Modine's Reasons for the Merger

     Modine's board of directors has determined that the merger and the merger agreement, including the issuance of shares of Modine common stock to Thermacore shareholders in exchange for their shares of Thermacore common and preferred stock, are in the best interests of Modine and its shareholders. At a meeting of the Modine board of directors held on October 18, 2000 where all but one of the directors were in attendance, the directors unanimously approved the acquisition of Thermacore by Modine and the negotiation and delivery of a merger agreement. Modine's board authorized the issuance of the shares of common stock to be issued in the merger and other related actions at a meeting held on January 17, 2001. Modine Merger Co. was incorporated as a Pennsylvania corporation on March 1, 2001. Its board of directors approved the merger agreement by written consent dated __________, 2001.

     Modine's board of directors authorized the merger and the merger agreement because it believes that the acquisition of Thermacore by Modine is consistent with Modine's strategic plans for growth and market diversification. Modine's board believes that Thermacore's electronics cooling technology represents a natural extension of Modine's heat transfer technology and that the acquisition of Thermacore will permit Modine to expand into a
new and higher  growth market.   Modine's board of directors also
believes that Modine will be able to build upon Thermacore's existing strengths, its technology and customer relationships, by providing Thermacore with greater access to capital, sourcing synergies and manufacturing expertise.

     In reaching its decision to approve the merger agreement and the issuance of shares of Modine common stock to Thermacore shareholders in connection with the merger, the Modine board took into account a number of factors, including the following:

     - Modine's desire to participate in the electronics cooling market;

     - the strategic fit between Thermacore's electronics cooling technology and Modine's heat transfer technology;

     - the historical financial performance of Thermacore and the projections of Thermacore's management for future sales and profit growth;

     - the risks that Thermacore's projected sales and profit growth would not be achieved;

     - Thermacore's strengths as a technology leader and its broad customer relationships in the electronics industry;

     - opportunities for improving Thermacore's manufacturing operations;

     - the effect of the merger on Modine's short-term and long-term financial performance, including its belief that the issuance of the shares of Modine common stock in the merger would result in a slight dilution of Modine's earnings per share in fiscal year 2001 and be accretive to earnings in fiscal year 2002; and

     - its belief that participation by Modine in the electronics cooling market would have a positive effect on the earnings multiple at which Modine common stock trades.

     The foregoing discussion of the information considered by the Modine Board includes all material factors considered by the Modine Board. In light of the variety of factors considered in its evaluation of the merger and the complexity of these matters, the Modine Board did not find it practicable to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. The Modine Board conducted an overall analysis of the factors described above, including discussions with Modine's management and legal and accounting advisors. In considering these factors, individual members of the Modine Board may have given different weight to different factors. The Modine Board considered all these factors as a whole and considered them overall to be favorable and to support its approval of the merger and the merger agreement.

Recommendation of the Thermacore Board; Thermacore's Reasons for the Merger

     The Thermacore board of directors has unanimously approved the merger agreement and recommends that Thermacore shareholders vote "FOR" the approval and adoption of the merger agreement. In reaching its decision to approve the merger agreement, the Thermacore board of directors consulted with: (1) its legal counsel regarding the legal terms of the transaction and the obligations of the Thermacore board of directors in its consideration of the proposed transaction, (2) its financial advisors regarding the financial aspects of the proposed transaction, and (3) the management of Thermacore concerning the strategic advantages of an alliance with Modine, Thermacore's prospects in the absence of such alliance and Thermacore's alternatives for enhancement of shareholder value. At the same time, the Thermacore board of directors also reviewed the history of Modine and the prospects of Modine if the merger were completed. The factors that were examined as part of this analysis include, but were not limited to, the following:

     - the efficacy of Thermacore's strategic plan under current and forecasted customer demands and actions that would increase financial performance and long-term shareholder value;

     - Thermacore's need to develop a high volume manufacturing capability to meet its customers' and the markets' demands and the difficulties of doing so as a stand-alone entity;

     - the Thermacore board of directors' review of the business, operations, earnings and financial condition of Modine on both a historical and a prospective basis, the enhanced opportunities for operating efficiencies and sales growth that could result from the merger, the enhanced opportunities for growth that the merger would make possible as a result of Thermacore's becoming part of a larger organization with greater resources and the respective contributions that the parties would bring to a combined corporation;

     - the belief that the opportunity to own stock of a larger, publicly traded company listed on the Nasdaq National Market would provide greater security to shareholders and a better return on their investment and would eliminate some of the risks of owning an illiquid investment in a privately held company and offer the potential for increased long-term value and liquidity to Thermacore shareholders;

     - the current and anticipated market price of Modine common stock and the relative value of the merger consideration being offered to Thermacore shareholders;

     - the fact that Modine's acquisition proposal was selected as the result of an extensive organized bid process involving discussions with a number of potential buyers, that Modine's offer represented the highest complete formal bid made in this process and that it was the result of arms' length negotiations in which the Thermacore board of directors and management were assisted by financial and legal advisors;

     - the terms of the merger agreement and the transactions contemplated by the merger agreement, including the exchange ratio, the assumption of Thermacore's outstanding options, the agreement to maintain certain departments of Thermacore in Lancaster, Pennsylvania for two years from the effective time of the merger, the termination provisions, the voting agreement from majority shareholders, the continuation of director and officer insurance and the indemnification of officers and directors;

     - alternatives to the proposed transaction, including remaining independent as well as consideration of other potential strategic merger partners;

     - the expectation that the merger will be treated as a tax-free reorganization to Thermacore and its shareholders, except for tax resulting from any cash received by the holders of Thermacore stock for fractional shares or in connection with the exercise of dissenters' rights;

     - the expectation that the merger is to be accounted for using the pooling-of-interests method of accounting;

     - the interests of management, particularly the assumption of the current management's employment and change-in-control agreements and the new employment agreements to be entered into by certain members of Thermacore's management, including one director;

     - the enhanced ability to attract and retain key managers and engineers in light of competition and market conditions as a result of a combination with Modine;
          and

     - the interests of employees in being part of, and opportunities for career advancement as a result of, Modine's growth in new markets.

  The Thermacore board of directors also considered several potentially negative factors relating to the merger, including:

     - the risks that the potential benefits sought from the merger would not be fully achieved;

     - the risk that the merger would not be completed and the effect of the public announcement of the merger on Thermacore's sales and operating results, particularly the effect of the announcement on key customer and supplier relationships;

     - the difficulty of and risks associated with integration of different organizational structures;

     - the risks of Thermacore suffering employee attrition or of failing to attract key personnel due to the uncertainties associated with a pending merger; and

     -    the conditions to the merger.

     The Thermacore board of directors concluded that these factors were outweighed by the potential benefits to be gained by the merger agreement and the completion of the proposed merger. The above discussion of material factors is not exhaustive, but does set forth the principal factors considered by the Thermacore board of directors. The Thermacore board of directors collectively reached the conclusion to approve the merger agreement and the merger in light of the factors described above and other factors that each member of the Thermacore board of directors felt were appropriate. The Thermacore board of directors did not assign relative or specific weights to any of the factors described above, and individual directors may have weighed the factors differently.

     For the reasons set forth above, the Thermacore board of directors has approved the merger and the merger agreement as fair to and in the best interests of Thermacore and its shareholders and recommends that Thermacore shareholders approve and adopt the merger agreement.

Accounting Treatment

     The merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes under generally accepted accounting principles. Under this method of accounting,
(1) the recorded assets and liabilities of Modine and Thermacore will be carried forward to Modine at their historical recorded amounts, subject to any adjustments required to conform the accounting policies of the two companies; (2) net income of the combined corporation will include income of Modine and Thermacore for the entire fiscal year in which the merger occurs; and (3) the historical reported net income of Modine and Thermacore for prior periods will be combined and restated as net income of
Modine after addressing any conformity issues.   It is a
condition to the obligations of Modine and Thermacore to consummate the merger that Modine and Thermacore shall have received a letter from Modine's independent public accountants stating that they concur with the conclusions of Modine's and Thermacore's management that no conditions exist that would preclude accounting for the merger as a pooling of interests.

Material Federal Income Tax Consequences

     The following discussion is a summary of the material U.S. federal income tax consequences of the merger to a shareholder of Thermacore who holds shares of Thermacore common stock or preferred stock as a capital asset at the time of the merger.
The discussion is based on laws, regulations, rulings and decisions in effect on the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. This discussion does not address all aspects of federal taxation that may be relevant to particular Thermacore shareholders in light of their personal circumstances or to Thermacore shareholders subject to special treatment under the Internal Revenue Code of 1986, including, among others, tax-exempt organizations, Thermacore shareholders who received their Thermacore common stock through the exercise of employee stock options or otherwise as compensation, and Thermacore shareholders who are not U.S. persons. In addition, the discussion does not address any state, local or foreign tax consequences of the merger.

     You are urged to consult your tax advisor with respect to the particular tax consequences of the merger to you.

     Tax Opinions.  In the opinion of Schiff Hardin & Waite,
     ------------
counsel to Modine, and Pepper Hamilton LLP, counsel to

Thermacore, subject to the considerations described below under "-Certain Considerations with Respect to Opinions," the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and Modine, Modine's merger subsidiary and Thermacore will each be a party to the "reorganization" within the meaning of Section 368(b) of the Internal Revenue Code. Completion of the merger is conditioned upon counsel to both Modine and Thermacore delivering tax opinions immediately before the effective time of the merger to the same effect and subject to substantially the same considerations set forth in this section.

     Tax Consequences of the Merger.  In accordance with the
     ------------------------------
conclusion of Schiff Hardin & Waite's and Pepper Hamilton LLP's tax opinions that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and subject to the considerations described below under "--Certain Considerations with Respect to Opinions," (1) in the opinion of Schiff Hardin & Waite and Pepper Hamilton LLP, no gain or loss will be recognized by Modine, Modine's merger subsidiary or Thermacore as a result of the merger and (2) in the opinion of Pepper Hamilton LLP:

     - no gain or loss will be recognized by a holder of Thermacore common stock or preferred stock upon the exchange of his or her shares solely for shares of Modine common stock in the merger, except with respect to cash, if any, received by a holder of Thermacore common or preferred stock in lieu of a fractional share of Modine common stock or in connection with the exercise of dissenters' rights;

     - the aggregate tax basis of the shares of Modine common stock received solely in exchange for shares of Thermacore common stock or preferred stock in the merger, including a fractional share of Modine common stock for which cash is received, will be the same as the aggregate tax basis of the shares of Thermacore common stock and preferred stock surrendered for Modine common stock in the merger;

     - the holding period for shares of Modine common stock received in exchange for shares of Thermacore common stock and preferred stock in the merger, including a fractional share of Modine common stock, will include the holding period of the shares of Thermacore common stock and preferred stock surrendered for Modine common stock in the merger; and

     - cash received by a holder of Thermacore common stock or preferred stock in lieu of a fractional share of Modine common stock or upon the exercise of dissenters' rights will be treated as received in exchange for shares of Thermacore common stock or preferred stock and capital gain or loss will be recognized in an amount equal to the difference between the amount of cash received and the tax basis of the exchanged Thermacore shares.

     Certain Considerations with Respect to Opinions. Schiff
     -----------------------------------------------
Hardin & Waite's and Pepper Hamilton LLP's tax opinions are subject to certain assumptions, limitations and qualifications. The opinions are based on current laws that may change, possibly with retroactive effect. In issuing their opinions, Schiff Hardin & Waite and Pepper Hamilton LLP relied on certain representations made by Thermacore and Modine and their respective managements. Please refer to the full text of Schiff Hardin & Waite's and Pepper Hamilton LLP's tax opinions, which set forth the assumptions made and matters considered in connection with those opinions. Copies of the opinions are filed as exhibits to Modine's registration statement on Form S-4 filed with the Securities and Exchange Commission, of which this proxy statement/prospectus forms a part. Opinions of counsel are not binding on the Internal Revenue Service or the courts and do not preclude the Internal Revenue Service from adopting or a court from sustaining a contrary position. In addition, if any of these representations or assumptions are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

Regulatory Matters

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated under that act by the Federal Trade
Commission, certain transactions may not be consummated unless certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and all applicable waiting periods have been terminated or have expired. The merger is subject to these requirements. On January 29, 2001, Modine and Thermacore each filed a Notification and Report Form for review under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice. Early termination of the Hart-Scott-Rodino Act waiting period was granted on February 13, 2001.

     Neither Modine nor Thermacore is aware of any other material governmental or regulatory approval required for completion of the merger, other than compliance with applicable Pennsylvania corporate law.

Dissenters' Rights

     Under Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, holders of shares of Thermacore common stock and preferred stock have the right to dissent from the merger and obtain a cash payment of the "fair value" of their shares in cash in the event that the merger is consummated. The term "fair value" means the value of a share of Thermacore common stock or preferred stock immediately before consummation of the merger taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger. Neither Modine nor Thermacore can assure you as to the methodology a court would use to determine fair value or how a court would select which elements of value are to be included in this determination. The value so determined could be more or less than the consideration to be paid for each share of Thermacore common stock or Thermacore preferred stock in the merger. A copy of the applicable statute is included as Annex B to this proxy statement/prospectus. The following summary of the provisions is qualified in its entirety by reference to Annex B.

     If you wish to exercise dissenters' rights, you must do all of the following:

     (1) submit, before the vote upon the merger at the special meeting, a written notice to Thermacore of your intention to demand payment of the fair value of your shares if the merger is consummated;

     (2) make no change in the beneficial ownership of the shares between the date of your notice and the date that the merger is consummated; and

     (3) not vote your shares of Thermacore common stock or preferred stock in favor of the approval and adoption of the merger agreement.

     Voting against, abstaining from voting, or failing to vote on approval and adoption of the merger agreement will not constitute written notice of an intent to demand payment for shares of Thermacore common stock or preferred stock within the meaning of Subchapter D. You must send a separate, written notice or demand which includes your name, address and telephone number to:

          Thermacore International, Inc.
          780 Eden Road
          Lancaster, Pennsylvania 17601
          Attention: Secretary

     In the event that, after filing a written notice to demand payment of fair value, you vote for approval and adoption of the merger agreement, or you deliver a proxy in connection with the special meeting that does not specify a vote against, or an abstention from voting on, approval and adoption of the merger agreement, you will have waived your dissenters' rights and will have nullified any written notice of an intent to demand payment
that you previously submitted.   However, failure to submit a
proxy specifying a vote against or abstention from voting on the merger after filing a written notice to demand payment of fair value will not waive your dissenters' rights.

     You may assert dissenters' rights as to less than all of the shares registered in your name only if you dissent with respect to all shares owned by any one beneficial owner and you disclose the name and address of each person on whose behalf you are dissenting. The rights of a partial dissenter are determined as if the shares as to which the record holder dissents and the record holder's remaining shares were registered in the names of different shareholders. A beneficial owner may assert dissenters' rights as to shares held on the beneficial owner's behalf only if the beneficial owner submits to Thermacore the record holder's written consents to the dissent no later than the time the beneficial owner asserts his or her dissenters' rights. A beneficial owner may not dissent with respect to less than all shares of the same class or series owned by the beneficial owner, whether or not the shares owned by the beneficial owner are registered in the beneficial owner's name.

     If the merger agreement is approved and adopted, Thermacore will deliver a further notice to all holders who have satisfied the foregoing requirements. This notice will instruct the holder on the procedure for obtaining payment and will include a copy of Subchapter D. Failure to strictly follow the procedures set forth in Subchapter D regarding perfection of dissenters' rights may result in a loss of the right to payment.

     The foregoing is only a summary of the rights of a dissenting shareholder of Thermacore. If you intend to dissent from the merger, you should carefully review the applicable provisions of Subchapter D and should also consult with your attorney. Your failure to follow precisely the procedures summarized above may result in loss of your dissenters' rights. No additional notice of the events giving rise to dissenters' rights or any steps associated with asserting those rights will be furnished to you, except as indicated above or otherwise required by law.

Federal Securities Laws Consequences; Stock Transfer Restriction
Agreements

     All shares of Modine common stock received by Thermacore shareholders in the merger will be freely transferable, except that persons who are deemed to be "affiliates" of Thermacore under the Securities Act of 1933 at the time of the special meeting may resell the shares of Modine common stock they receive in the merger only in transactions permitted by Rule 145 under the Securities Act of 1933 or as otherwise permitted under that Act. Persons who may be affiliates of Thermacore for those purposes generally include individuals or entities that control, are controlled by, or are under common control with, Thermacore, and would not include shareholders who are not officers, directors or principal shareholders of Thermacore.

     The merger agreement required Thermacore, within ten business days of the date of the merger agreement, (1) to obtain and deliver to Modine an executed letter agreement from each of the directors and executive officers of Thermacore, and (2) to use its best efforts to obtain and deliver to Modine similar executed letter agreements from each beneficial owner of five percent or more of the outstanding shares of Thermacore capital stock. Those letter agreements provide that the affiliate will not sell, transfer or otherwise dispose of any shares of Modine common stock the affiliate receives in the merger or that are otherwise owned or acquired by that affiliate:

     (1) for a period beginning 30 days before the merger and continuing until results covering at least 30 days of post-merger combined operations of Modine and Thermacore have been publicly filed or announced by Modine; or

     (2)  in violation of the Securities Act of 1933.

     This proxy statement/prospectus and the registration statement of which it is a part do not cover any resales of the shares of Modine common stock you receive in the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

       MATERIAL PROVISIONS OF THE MERGER AGREEMENT

General

     The following is a description of the material provisions of the merger agreement. The full text of the merger agreement is attached as Annex A to this document. You are encouraged to read the merger agreement in its entirety.

Effect of Merger; Surviving Corporation

     Subject to the terms and conditions of the merger agreement, Modine's merger subsidiary, a newly-formed Pennsylvania corporation, will merge into Thermacore, and Thermacore will survive the merger as a wholly-owned subsidiary of Modine.
Thermacore's separate corporate existence will continue unaffected and unimpaired by the merger.

Amendments to Thermacore's Articles of Incorporation and
By-laws; Directors

     Amendments to Thermacore's Articles and Bylaws.  The merger
     ----------------------------------------------
agreement provides that the articles of incorporation and bylaws of Modine's merger subsidiary, as in effect on the effective date of the merger, will be the articles of incorporation and bylaws of the surviving corporation. The name of the surviving corporation will, however, continue to be Thermacore International, Inc. and its registered office will be Thermacore's principal business address. The articles of incorporation of Modine's merger subsidiary differ from Thermacore's existing articles of incorporation in that the authorized capital stock of Modine's merger subsidiary consist only of 1,000 shares of common stock, no par value. The authorized capital stock of Thermacore consists of 5,000,000 shares of common stock, par value $0.01 per share, and 62,500 shares of preferred stock, par value $0.01 per share. The articles of Modine's merger subsidiary also provide that the personal liability of directors of the corporation is limited to the fullest extent permitted by the provisions of Pennsylvania corporate law, as those provisions may be amended from time to time. Thermacore's articles describe certain actions for which the personal liability of directors will not be limited.

     Adoption and approval of the merger agreement by the Thermacore shareholders will constitute approval of the amended and restated articles of incorporation of Thermacore, including the amendments described above. You should keep in mind that, if the merger is effective, Thermacore shareholders will cease to be shareholders of Thermacore and will become shareholders of Modine. Your rights as a shareholder of Modine are governed by Modine's, not Thermacore's, articles of incorporation.

     Directors.  The merger agreement also provides that the
     ---------
directors of Modine's merger subsidiary, immediately before the effective time of the merger, will be the directors of Thermacore as the surviving corporation. Modine and Thermacore have agreed that, at the effective time of the merger and for at least two years from that date, four members of Thermacore's board of directors will be appointed by Modine and three will be appointed by John Ryan, as a representative of the former Thermacore shareholders. Thermacore and Modine have also agreed that Donald R. Johnson, Modine's president and chief executive officer, David B. Rayburn, Modine's executive vice president, operations, and L. Ronald Hoover, who will continue to serve as president of Thermacore following the merger, will serve as three of the four initial directors to be appointed by Modine. The other members of the initial board of directors of Thermacore following the merger have not yet been determined.

Closing; Effective Time

     Unless otherwise agreed by the parties, the effective time of the merger will take place no later than the third calendar day after the approval and adoption of the merger agreement by Thermacore's shareholders, provided that all other conditions to the merger are satisfied or waived.

     On the closing date, Modine and Thermacore will file articles of merger and all other required filings or recordings with the Department of State of the Commonwealth of Pennsylvania in accordance with the relevant provisions of Pennsylvania law. The merger will become effective when these articles of merger are filed with the Department of State of the Commonwealth of Pennsylvania, or at a later date or time as Modine and Thermacore agree and specify in the articles of merger.

Consideration to be Received in the Merger

     Conversion of Thermacore common stock and preferred stock.
     ---------------------------------------------------------
At the effective time of and by virtue of the merger, and without any action on the part of any shareholder of either Thermacore or Modine's merger subsidiary:

     - Each issued and outstanding share of Thermacore common stock will be converted into the right to receive between
          0.81886 of a share and 1.18675 shares of Modine common stock, the actual number of shares to be determined according to the following conversion formula:

          (1) $93,542,000, which is the aggregate consideration to be paid by Modine for all capital stock of Thermacore in the merger, shall be divided by 3,569,825, which is the total number of outstanding shares of Thermacore common stock calculated on a fully-diluted basis. This quotient is the "Per Share Consideration," and equals approximately $26.20.

          (2) The Per Share Consideration shall then be divided by the unweighted average last-sale price for Modine common stock, as reported on the Nasdaq National Market, for the 20 trading days ending on the fifth trading day before the effective date of the merger, so long as this unweighted average price is not more than $32.00 and not less than $22.08. This quotient is the "Exchange Ratio."

          (3) If the unweighted average last-sale price for Modine common stock is less than $22.08 or more than $32, the Exchange Ratio is fixed. If the unweighted average last-sale price for Modine common stock during the measurement period is less than $22.08, you will receive 1.18675 shares of Modine common stock for each share of Thermacore common stock that you own, which will have a value, based on the unweighted average last-sale price of Modine's common stock during the measurement period, of less than $26.20. If the unweighted average last-sale price of Modine common stock during the measurement period is more than $32.00, you will receive 0.81886 of a share of Modine common stock for each share of Thermacore common stock that you own which will have a value, based on the unweighted average last-sale price of Modine's common stock during the measurement period, of more than $26.20.

          To illustrate, the table below sets forth a sample range of unweighted average last-sale prices for Modine common stock, the number of shares of Modine common stock each share of Thermacore common stock will be exchanged for at each average price, and the corresponding value of those shares of Modine common stock, determined on the basis of the unweighted average last-sale price for Modine common stock during the measurement period:

                                                  Value of Modine
                            No. of Shares of      Common Stock per
            Unweighted        Modine Common          Share of
           Average Last-       Stock to be       Thermacore Common
           Sale Price of    Received per Share   Stock (using the
           Modine Common      of Thermacore         unweighted
              Stock           Common Stock          average)
           -------------------------------------------------------
                $18             1.18675               $21.36
           -------------------------------------------------------
                $20             1.18675               $23.74
           -------------------------------------------------------
              $22.08            1.18675               $26.20
           -------------------------------------------------------
                $24             1.09181               $26.20
           -------------------------------------------------------
                $26             1.00783               $26.20
           -------------------------------------------------------
                $28             0.93584               $26.20
           -------------------------------------------------------
                $30             0.87345               $26.20
           -------------------------------------------------------
                $32             0.81886               $26.20
           -------------------------------------------------------
                $34             0.81886               $27.84
           -------------------------------------------------------
                $36             0.81886               $29.48
           -------------------------------------------------------
           The market price of Modine common stock at the effective time of the merger may be more or less than the unweighted average last-sale price of Modine common stock during the measurement period.

     - Each issued and outstanding share of Thermacore preferred stock will be converted into the right to receive that number of shares of Modine common stock that the holder would have been entitled to receive if the holder had converted the share of Thermacore preferred stock into Thermacore common stock immediately before the merger.
           Each share of Thermacore preferred stock is convertible, by its terms, into ten shares of Thermacore common stock. As a result, each share of Thermacore preferred stock will be converted into ten times the number of shares of Modine common stock into which a share of Thermacore common stock is converted, determined according to the formula described above.

     Any share of Thermacore common stock held by Thermacore as treasury stock will be automatically canceled, and no securities of Modine or other consideration will be delivered in exchange for those shares.

     At the effective time of the merger, all shares of Thermacore common stock or preferred stock will cease to be outstanding and will automatically be canceled and retired. Each holder of shares of Thermacore common stock or preferred stock will cease to have any rights with respect to those shares, except the right to receive shares of Modine common stock and cash, if any, in lieu of fractional shares of Modine common stock or, in the case of Thermacore shareholders who have properly exercised dissenters' rights, the fair value of the Thermacore shares.

     At the effective time of the merger, each share of common stock of Modine's merger subsidiary issued and outstanding immediately prior to the merger will be converted into one share of common stock of Thermacore, as the surviving corporation.

     Dissenters' Shares. Shares of Thermacore common stock or
     ------------------
preferred stock in respect of which dissenters' rights have been exercised shall be treated in accordance with Section 1930 and Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988. If a person who otherwise would be deemed to be a dissenting shareholder fails to properly perfect or effectively withdraws or loses the right to dissent with respect to any shares of Thermacore common stock or preferred stock, those shares will be treated as though they had been converted at the time of the merger into the right to receive shares of Modine common stock and cash, if any, in lieu of fractional shares of Modine common stock. See also "The Merger - Dissenters' Rights."

Conversion of Shares; Surrender of Certificates; Fractional
Shares

     Promptly after the effective time of the merger, Modine's exchange agent, Wells Fargo Bank Minnesota, N.A. Shareowner Services, will send a transmittal letter to each Thermacore shareholder. The transmittal letter will contain instructions for the surrender of Thermacore stock certificates in exchange for certificates representing shares of Modine common stock. Shareholders should not return stock certificates with the enclosed proxy. The exchange agent will mail to each Thermacore shareholder who properly completes and returns a letter of transmittal and surrenders his or her Thermacore stock certificate or certificates (1) a stock certificate representing that shareholder's shares of Modine common stock issuable for his or her shares of Thermacore common stock or preferred stock in the merger, and (2) a check for cash in lieu of any fractional shares of Modine common stock issuable to that shareholder.

     After the effective time of the merger, each certificate that previously represented shares of Thermacore common stock or preferred stock will represent only the right to receive Modine common stock into which those Thermacore shares were converted in the merger and the right to receive cash in lieu of fractional shares of Modine common stock as described below.

     Until they surrender their Thermacore stock certificates to the exchange agent, holders of record of certificates previously representing Thermacore common stock or preferred stock will not be paid cash in lieu of fractional shares of Modine common stock, nor will they receive dividends or distributions with a record date after the effective time merger on the Modine common stock into which their Thermacore shares have been converted. When these certificates are surrendered, any cash in lieu of fractional shares of Modine common stock or unpaid dividends or distributions with a record date after the effective time of the merger will be paid to the holder of record without interest.

     No fractional shares of Modine common stock will be issued in the merger. Instead, the exchange agent will pay to each Thermacore shareholder an amount in cash equal to the product obtained by multiplying (1) the fractional share interest to which that holder would otherwise have been entitled by (2) the unweighted average last-sale price for Modine common stock, as reported on the Nasdaq National Market for the 20 trading days ending on the fifth trading day preceding the effective date of the merger, so long as this unweighted average price is not more than $32.00 and not less than $22.08.

     If after the effective time of the merger a Thermacore shareholder claims that his or her certificate is lost, stolen or destroyed, the shareholder shall present an affidavit of that fact to the exchange agent and may be required to post a bond as indemnity against any claim that may be made against Modine or the exchange agent with respect to the lost, stolen or destroyed certificate. Upon receipt of the affidavit and any required bond, the exchange agent will issue a certificate for the applicable number of shares of Modine common stock and cash in lieu of any fractional shares in exchange for the lost, stolen or destroyed certificate.

Treatment of Thermacore Stock Options

     All options granted under a Thermacore stock option plan that are not exercised and remain outstanding at the effective time of the merger will be assumed by Modine and, following the effective time of the merger, will be exercisable upon the same terms and conditions as those options were exercisable prior to the merger, except that the exercise price and the number of shares that can be purchased upon the exercise of the options will be revised to reflect the conversion of the options on the same basis as shares of Thermacore common stock are converted into shares of Modine common stock in the merger. As soon as practicable after the effective time of the merger, Modine will notify the holders of these options of their respective rights and the obligations of Modine under these option plans.

     Within two business days of the effective time of the merger, Modine will prepare and file with the Securities and Exchange Commission a registration statement which will register the shares of Modine common stock issuable upon the exercise of the options issued to the former Thermacore option holders. Modine will keep this registration statement effective until all of these options are exercised, terminated or canceled.

Representations and Warranties

     Thermacore and Modine each made a number of representations and warranties in the merger agreement about their authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement, and about aspects of their business, financial condition, structure and other facts pertinent to the merger.

     Some of the representations and warranties made by Thermacore relate to the following topics:

     - corporate organization, standing and similar corporate matters regarding Thermacore and its subsidiaries;

     - the corporate power and authority to execute, deliver and perform the merger agreement and to consummate the transactions contemplated by the merger agreement;

     - the absence of any required governmental consents, approvals or authorizations other than those specified in the merger agreement;

     -    capitalization of Thermacore;

     -    Thermacore's financial statements;

     - the accuracy of information supplied by Thermacore in connection with this proxy statement/prospectus and Modine's registration statement on Form S-4 of which this proxy statement/prospectus forms a part;

     - the absence of certain material changes or events with respect to Thermacore since June 30, 2000;

     -    the absence of undisclosed material liabilities;

     -    litigation involving Thermacore;

     -    tax matters;

     -    matters relating to the Employee Retirement Income
          Security Act of 1974 and labor matters;

     -    compliance with applicable laws;

     -    intellectual property matters;

     -    compliance with environmental laws;

     - the absence of undisclosed investment banker, broker, finder or other similar fees or commissions;

     - the validity of leases of real property and the accuracy of information concerning real property used in Thermacore's business;

     - the existence, validity and status of certain material contracts and agreements;

     -    matters related to accounts receivable and inventories;

     - the nature of the relationships between Thermacore and its customers and suppliers;

     -    the absence of guaranties or extensions of credit;

     -    accounting for the merger as a pooling of interests;

     - the nature of the relationships between Thermacore and its sales representatives;

     -    licenses, permits and registrations; and

     - the nature of certain intellectual property rights granted by Thermacore to third parties in connection with joint venture agreements.


     Some of the representations and warranties made by Modine related to the following topics:

     - corporate organization, standing and similar corporate matters regarding Modine and its merger subsidiary;

     - the corporate power and authority to execute, deliver and perform the merger agreement and to consummate the transactions contemplated by the merger agreement;

     - the absence of any required governmental consents, approvals or authorizations other than those specified in the merger agreement;

     - documents filed by Modine with the Securities and Exchange Commission, and the accuracy of information contained in those documents;

     -    Modine's financial statements;

     - the accuracy of information supplied by Modine in connection with this proxy statement/prospectus and Modine's registration statement on Form S-4 of which this proxy statement/prospectus forms a part;

     -    the absence of certain material changes or events;

     -    the absence of undisclosed material liabilities;

     - the absence of undisclosed investment banker, broker, finder or other similar fees or commissions;

     -    licenses, permits and registrations; and

     -    accounting for the merger as a pooling of interests.

Covenants

     Conduct of Business.  Pursuant to the merger agreement,
     -------------------
Modine and Thermacore have each agreed that, except as permitted by the merger agreement or as consented to by the other party, during the period from the date of the merger agreement to the effective time of the merger, each party will, and will cause its subsidiaries to:

     - carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations; and

     - use their commercially reasonable efforts to preserve intact their respective business organizations and relationships with third parties, including customers, suppliers and (in the case of Thermacore) sales representatives and to keep available the services of their present officers and employees.

     In addition, the merger agreement provides that Thermacore will not, and will not permit its subsidiaries to, take any action outside of the parameters specified in the merger agreement relating to the following matters:

     - adopting or proposing any change to its articles of incorporation or bylaws,

     - merging or consolidating with, or acquiring a material amount of assets of, any third party;

     - declaring, setting aside or paying any dividends or making any other distributions with respect to Thermacore capital stock;

     -    creating or assuming any lien on a material asset;

     - issuing or selling any securities of Thermacore or its subsidiaries;

     - adjusting, splitting, reclassifying, repurchasing or redeeming any Thermacore capital stock and entering into any sale or voting agreement regarding Thermacore capital stock;

     - incurring any indebtedness or making any material loans to or investments in any third party;

     - granting any severance or termination pay to, or entering into any employment, termination or severance arrangement with, any director, officer, consultant or employee of Thermacore or any of its subsidiaries, or changing any benefits or increasing any compensation payable under their existing severance, termination or employment agreements;

     - proposing or recommending any plan of liquidation, dissolution, share exchange or division;

     - changing any method of accounting or any accounting principle or practice used by Thermacore or any of its subsidiaries, except as may be required by reason of a change in U.S. generally accepted accounting principles;

     - changing any tax election, tax accounting period, method of tax accounting or tax return;

     -    selling, leasing or encumbering property or assets; or

     - taking any action that would cause the representations and warranties regarding absence of certain changes or events in the merger agreement to no longer be true.

     Modine has also agreed that, between the date of the merger agreement and the effective time of the merger, it will not adopt or propose any change to its certificate of incorporation or bylaws that would materially and adversely affect the rights of Thermacore shareholders as anticipated Modine shareholders.

     Preservation of Intellectual Property Rights.  Thermacore has
     --------------------------------------------
agreed that it will, and will cause its subsidiaries to, preserve their ownership rights to the intellectual property owned by Thermacore free and clear of any liens and use commercially reasonable efforts to assert, contest and prosecute any infringement of any issued foreign or domestic patent, trademark, service mark or copyright, or any misappropriation or disclosure of any trade secret, confidential information or know-how included in the intellectual property owned by Thermacore or any of its subsidiaries.

     No Solicitation. The merger agreement provides that none of
     ---------------
Thermacore or its subsidiaries will, nor will they permit any of their directors, officers, employees, financial advisors and other agents or representatives to, directly or indirectly:

     (1) solicit, initiate, or encourage any acquisition proposal with respect to Thermacore; or

     (2) engage in any discussions with, or disclose or provide access to any non-public information to, any third party regarding any acquisition proposal.

     Listing of the Modine Common Stock to Be Issued in the Merger.
     -------------------------------------------------------------
Modine has agreed to take all action necessary to ensure that the shares of Modine common stock issuable in the merger or upon the exercise of any assumed Thermacore options have been approved for listing on the Nasdaq National Market on or before the effective time of the merger, subject to official notice of issuance;

     Conduct of the Business of Thermacore Following the Effective
     -------------------------------------------------------------
Time of the Merger.  Modine has agree that, for a period of two
------------------
years following the effective time of the merger:

     (1) it will maintain the Sales and Marketing, Engineering, and Technology departments of the electronic cooling business unit of Thermacore located in Lancaster, Pennsylvania;

     (2) the management of Thermacore will report directly to the most senior executive of Modine responsible for Modine's operations or to another senior executive with comparable responsibilities as may be designated by the chief executive officer of Modine; and

     (3) the board of directors of Thermacore will consist of seven members, four of whom will be appointed by Modine and will initially include Donald R. Johnson, David B. Rayburn, and L. Ronald Hoover and three of whom will be appointed by John Ryan, as Thermacore's representative.


Additional Agreements

      Indemnification.  Modine will cause Thermacore, following
      ---------------
the merger, to indemnify, defend and hold harmless any person who is now, or has been at any time prior to the merger, a director, officer, employee or agent of Thermacore or any of its subsidiaries against all losses, claims, damages, liabilities costs and expenses based on or arising out of:

      (1) the fact that the person is or was a director, officer, employee or agent of Thermacore or any of its subsidiaries at any time prior to the merger or is or was serving at the request of Thermacore or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at any time before the merger; or

      (2) the merger agreement or any of the transactions contemplated by the merger agreement,

in each case, to the full extent that such person was indemnified under Thermacore's articles of incorporation and bylaws as of the date of the merger agreement. Modine has also agreed to cause Thermacore, following the merger, to honor the indemnification agreements between Thermacore or any of its subsidiaries, as the case may be, and any of their current or former officers or directors existing as of the date of the merger agreement and previously disclosed to Modine. The indemnification obligations described in this paragraph will remain in effect, with respect to occurrences before or on the merger date, for a period of three years after the effective time of the merger.

     Modine will also provide directors and officers of Thermacore with officers' and directors' liability insurance coverage for matters occurring before or on the merger date for a minimum period of three years after the date of the merger. Modine has agreed to provide coverage substantially similar to Thermacore's existing officers' and directors' liability insurance, including an overall coverage amount not less than the amount available under Thermacore's existing insurance policy.

     Fees and Expenses. Whether or not the merger is completed,
     -----------------
all fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those fees or expenses, except that Modine and Thermacore will each pay one-half of the costs of filing the registration statement on Form S-4 and printing and mailing this proxy statement/prospectus (not including any legal or accounting fees).

     Tax Treatment.  None of Thermacore, Modine or their
     -------------
respective subsidiaries shall take any action or omit to take any action which would cause the merger not to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

     Pooling of Interests.  Thermacore and Modine have each
     --------------------
agreed that, during the period between the date of the merger agreement and the expiration of the applicable restricted period for pooling of interests accounting purposes, each will use its best efforts, and will cause its affiliates, not to take any action or omit to take any action that would jeopardize the treatment of the transactions contemplated by the merger agreement as a pooling of interests.

Conditions to the Consummation of the Merger

     Modine's and Thermacore's obligations to effect the merger are subject to the satisfaction or waiver, to the extent that a waiver is permitted by law, of various conditions on or before the date on which the merger is to be effected, which include, in addition to other customary closing conditions, the following:

     (1) Thermacore's shareholders shall have approved and adopted the merger agreement and the transactions contemplated by the merger agreement;

     (2) the waiting period applicable to the merger under the Hart-Scott-Rodino Act shall have expired or been terminated;

     (3) no provision of any applicable law or regulation and no judgment, injunction, order or decree of a court of competent jurisdiction shall prohibit the consummation of the merger;

     (4) no action shall have been instituted by any governmental entity which seeks to prevent consummation of the merger or seeks material damages in connection with the transactions contemplated by the merger agreement, which action remains outstanding;

     (5) Modine's registration statement on Form S-4, of which this proxy statement/prospectus forms a part, shall be effective under the Securities Act of 1933 and shall not be the subject of any order, or any proceeding seeking an order, suspending its effectiveness;

     (6) the shares of Modine's common stock issuable in the merger or upon the exercise of any assumed Thermacore options shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance; and

     (7) Modine and Thermacore shall have received a letter from Modine's independent public accountants, dated as of the effective time of the merger, stating that they concur with the conclusions of Modine's and Thermacore's management that no conditions exist that would preclude accounting for the merger as a pooling of interests;

     In addition, each of Modine's and Thermacore's obligations to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

     (1) the other party to the merger agreement shall have performed in all material respects all obligations required to be performed by it under the merger agreement on or before the date of the merger;

     (2) the representations and warranties made by the other party in the merger agreement that are qualified as to materiality shall be true and correct at and as of the date of the merger, as if they were made on that date, and the representations and warranties made by the other party in the merger agreement that are not qualified as to materiality shall be true and correct in all material respects at and as of the date of the merger, as if they were made on that date; and

     (3) Modine shall have received from its legal counsel, Schiff Hardin & Waite, and Thermacore shall have received from its legal counsel, Pepper Hamilton LLP, on the date of the merger, opinions dated that date, to the effect that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and that Modine, Modine's merger subsidiary and Thermacore will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code (see "The Merger-- Material Federal Income Tax Consequences").

     Modine's obligations to effect the merger are subject to the following additional conditions:

     (1) all consents and approvals of third parties to the transactions contemplated by the merger agreement shall have been obtained, and all required notices shall have been delivered;

     (2) holders of not more than 2% of the Thermacore common stock, on a fully-diluted basis, shall have exercised, and not withdrawn or failed to perfect, dissenters' rights under Pennsylvania law;

     (3) at any time after the date of the merger agreement no material adverse change shall have occurred relating to Thermacore and its subsidiaries, taken as a whole;

     (4) Thermacore shall have entered into employment agreements with each of Donald M. Ernst, Jerome E. Toth, David R. Longsderff, Larry J. Bostwick, George A. Meyer, IV and John P. Molony, and these employment agreements shall be in full force and effect on the date of the merger; and

     (5) The License Agreement, dated January 17, 1998, between Thermacore and Yeh-Chiang Technology Corporation, as amended by the Addendum dated April 29, 1999, and the Trademark License, dated January 17, 1998, between Thermacore and Yeh-Chiang Technology Corporation, shall have been terminated in accordance with the terms of the Agreement, dated September 29, 2000, between the company and Yeh-Chiang Technology Corporation.

     For purposes of the merger agreement, "material adverse effect" means, with respect to any party or person, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the financial condition, business, operations, assets or results of operations of that party or person and its subsidiaries taken as a whole, or that would or would reasonably be expected to materially impair the ability of that party or person to perform its obligations under the merger agreement.

Termination, Amendment and Waiver

     The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

     -    by mutual written consent of Thermacore and Modine;

     - by either Thermacore or Modine, if there shall be any law or regulation that makes consummation of the merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Modine or Thermacore from consummating the merger is entered and that judgment, injunction, order or decree shall have become final and non-appealable;

     - by Modine, upon a breach of any representation, warranty, covenant or agreement of Thermacore, or if any representation or warranty of Thermacore shall become untrue, the effect of which is a material adverse effect on Thermacore and provided that the breach cannot or has not been cured within 20 days after Modine has given Thermacore notice of the breach;

     - by Thermacore, upon a breach of any representation, warranty, covenant or agreement of Modine, or if any representation or warranty of Modine shall become untrue, the effect of which is a material adverse effect on Modine and provided that the breach cannot or has not been cured within 20 days after Thermacore has given Modine notice of the breach; or

     - by either Modine or Thermacore, if the merger shall not have been consummated on or before June 12, 2001; provided that this right to terminate the merger agreement shall not be available to any party whose breach of any obligation under the merger agreement has been the cause of, or resulted in, the failure of the merger to occur on or before that date.

     In the event of termination of the merger agreement by either Thermacore or Modine, the merger agreement will become void and of no effect, with no liability on the part of any party to the merger agreement, other than obligations regarding confidentiality of information, amendment, notice, expenses, successors and governing law. Nothing in the termination provisions of the merger agreement, however, shall relieve any party to the merger agreement of liability for a breach of any representation or warranty or other provision of the merger agreement prior to termination.

     Amendment and Waiver. The merger agreement may be amended,
     --------------------
in writing, by Modine and Thermacore at any time before or after the approval and adoption of the merger agreement by the Thermacore shareholders and any provision may be waived, if a written waiver is signed by the party against whom the waiver is to be effective; provided that, after the approval and adoption of the merger agreement by Thermacore's shareholders, no amendment or waiver may, without the further approval of Thermacore's shareholders, alter or change:

     (1) the amount or kind of consideration to be received in exchange for Thermacore common stock or preferred stock, or

     (2) any of the terms and conditions of the merger agreement if the alteration or change would adversely affect the holders of shares of Thermacore common stock or preferred stock.

Related Agreements

     At the same time that the merger agreement was signed, Modine and Thermacore entered into voting agreements with each of Thermacore's officers and directors, all of whom are shareholders, and with certain beneficial owners of 5% or more of Thermacore's common and preferred stock. Under each voting agreement, each shareholder agreed to appear of record on the record date for the special meeting for the purpose of obtaining a quorum and to vote his or her respective shares of Thermacore common or preferred stock in favor of the merger agreement. The voting agreements provide that if the shareholders who are parties to those agreements acquire ownership of, or voting power with respect to, any additional shares of Thermacore common stock or preferred stock, those shares will also be subject to the voting agreements. As of the date of the voting agreements, those shareholders beneficially owned, in the aggregate, 62.8% of the outstanding Thermacore common stock, 92.0% of the outstanding Thermacore preferred stock, and 69.2% of the combined voting power of the Thermacore common and preferred stock. As a result, unless those shareholders who are parties to the voting agreements breach their obligations under those agreements, approval and adoption of the merger agreement is assured.

         THE SPECIAL MEETING OF THERMACORE SHAREHOLDERS

Date, Time and Place of the Special Meeting

     The special meeting of the shareholders of Thermacore is scheduled to be held as follows:

                    ___________, 2001, 10:00 a.m., E.S.T.
                    ____________________
                    Lancaster, PA 17601

Purpose of the Special Meeting

     The special meeting is being held so that the Thermacore shareholders may consider and vote upon a proposal to approve and adopt the merger agreement and transact any other business that properly comes before the special meeting or any adjournment thereof. Approval and adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement. If the shareholders of Thermacore approve and adopt the merger agreement, a wholly owned subsidiary of Modine will merge into Thermacore, and Thermacore will survive the merger as a wholly owned subsidiary of Modine.

Shareholder Record Date for the Special Meeting

     Thermacore's board of directors has fixed the close of business on _______ __, 2001, as the record date to determine Thermacore shareholders entitled to receive notice of and entitled to vote at the special meeting. At the close of business on the record date, ______ shares of Thermacore common stock and _____ shares of Thermacore preferred stock were outstanding and entitled to vote at the special meeting, and were held by approximately ___record holders.

Vote of Thermacore Shareholders Required for Approval and
Adoption of the Merger

     A majority of the outstanding shares of Thermacore common stock and preferred stock entitled to vote at the special meeting must be represented, either in person or by proxy, to constitute
a quorum at the special meeting.   The affirmative vote of at
least (1) a majority of the votes cast by the holders of Thermacore common stock and preferred stock, voting as a single class, and (2) two-thirds of the outstanding shares of Thermacore preferred stock, voting as a separate class, is required to approve and adopt the merger agreement. You are entitled to one vote for each share of Thermacore common stock and ten votes for each share of Thermacore preferred stock held by you on the record date for each proposal to be presented to you at the special meeting.

     The Thermacore officers, directors and shareholders who are parties to a voting agreement with Modine have agreed to vote their shares of Thermacore common stock and/or preferred stock in favor of the approval and adoption of the merger agreement. As of date of this proxy statement/prospectus, these shareholders held ________ shares of common stock (or ___% of the outstanding common stock), 57,500 shares of preferred stock (or 92% of the outstanding preferred stock) and __________ shares of common stock on an as-converted basis (or ___% of the combined voting power of the outstanding Thermacore common stock and preferred stock). As a result, approval and adoption of the merger agreement is assured, unless the parties to the voting agreement breach their obligations under the voting agreement.

Voting of Proxies

     All shares of Thermacore common stock and preferred stock represented by properly executed proxies received before or at the special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on them. Properly executed proxies that do not contain voting instructions will be voted "FOR" approval and adoption of the merger agreement. You are urged to mark the box on the proxy to indicate how to vote your shares.

     If you return a properly executed proxy and you have abstained from voting on the proposal, your Thermacore common stock or preferred stock represented by the proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of approval and adoption of the merger agreement.

     Because approval and adoption of the merger agreement requires the affirmative vote of at least two-thirds of the outstanding shares of Thermacore preferred stock voting as a separate class, any failure by a preferred shareholder to return the proxy or otherwise vote at the special meeting will have the same effect as a vote "AGAINST" approval and adoption of the merger agreement.

     Thermacore does not expect that any matter other than the approval and adoption of the merger agreement will be brought before the special meeting. If, however, other matters are properly presented, the person named in the proxies will vote in accordance with their judgement with respect to those matters, unless authority to do so is withheld in the proxy.

Revocability of the Proxies

     You may revoke your proxy at any time before it is voted by:

     - Notifying in writing the Secretary of Thermacore at 780 Eden Road, Lancaster, Pennsylvania 17601;
     -    Granting a later-dated  proxy; or
     -    Appearing in person and voting at the special meeting.
          Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

Dissenting Shareholders' Rights

     The rights of dissenting shareholders of Thermacore are governed by the Pennsylvania Business Corporation Law. For discussion of dissenters' rights see "The Merger-Dissenters' Rights". A copy of the applicable statute is set forth in Annex B hereto.

Solicitation of Proxies

    Thermacore and Modine will each pay one-half of all expenses incurred in connection with the filing of the registration statement on Form S-4 and the printing and mailing of this proxy statement/prospectus to Thermacore's shareholders, not including legal or accounting fees. In addition to solicitation by mail, Thermacore's officers and employees may solicit proxies by telephone, fax, telegram or in person.

     You should not send stock certificates with your proxy. A transmittal form with instructions for the surrender of stock certificates of Thermacore common stock and preferred stock will be mailed to you as soon as practicable after the completion of the merger.

           INFORMATION ABOUT THE COMPANIES

Modine Manufacturing Company

     Modine was incorporated under the laws of the State of Wisconsin in 1916. Modine is an independent, worldwide leader in heat-transfer and heat storage technology , serving vehicular, industrial, commercial, and building HVAC (heating, ventilation, air-conditioning) markets. Modine develops, manufactures, and markets heat exchangers and systems for use in various OEM (original equipment manufacturer) applications and for sale to the automotive aftermarket (as replacement parts) and to a wide array of building markets. Its primary markets consist of:

     -    Automobile, truck and bus manufacturers;
     -    Farm implement manufacturers
     -    Heating and cooling equipment manufacturers;
     -    Construction contractors;
     -    Wholesalers of plumbing and heating equipment;
     -    Radiator repair shops; and
     -    Wholesalers of auto repair parts.

     Modine distributes its products through company salespersons, independent manufacturers' representatives, independent warehouse distributors, mass merchandisers and national accounts.

     Modine's operations are organized on the basis of market categories or geographical responsibility, as follows:

     - Original Equipment, which provides heat- transfer products, generally from business units in North America, to original-equipment manufacturers of on-highway and off-highway vehicles, as well as to industrial- and commercial-equipment manufacturers, located primarily in North America;

     - Distributed Products, which provides heat-transfer products primarily for the North American and European vehicular replacement market and the building HVAC market, from business units in North America and Europe; and

     - European Operations, which provides heat-transfer products, primarily to European original-equipment manufacturers of on-highway and off-highway vehicles and industrial equipment manufacturers.

     Modine has assigned specific business units to a segment based principally on these defined markets and their geographical location. The company's three reportable segments offer a broad line of products that can be categorized as follows:

               Percentage of Total Company Revenue by Product
               ----------------------------------------------

                                            Fiscal Years ended March 31
                                            ---------------------------

                                             2000      1999      1998
                                             ----      ----      ----

         Radiators and Radiator Cores         31%       32%       33%

         Vehicular Air Conditioning           12%       12%       14%

         Oil Coolers                          16%       16%       17%

         Charge Air Coolers                    9%        8%        9%

         Building HVAC                         7%        7%        7%

         Modules/Packages                     22%       22%       17%

         Miscellaneous                         3%        3%        3%

     Modine maintains administrative organizations in two regions - North America and Europe - to facilitate financial and statutory reporting and tax compliance on a worldwide basis and to support the three business units.

     The company's operations are located in the following countries:

 North                               South      Central
 America           Europe           America     America      Asia/Pacific
---------   ---------------------   -------   ------------   ------------

Canada      Austria   Hungary       Brazil    El Salvador     Japan
Mexico      Belgium   Italy
United      Denmark   Netherlands
  States    England   Poland
            France    Spain
            Germany   Switzerland

     Modine's non-U.S. subsidiaries and affiliates manufacture and sell a number of vehicular and industrial products similar to those produced in the U.S. In addition, Modine exports to foreign countries and receives royalties from foreign licensees. Export sales as a percentage of total sales were 11.1%, 11.5% and 12.6% for fiscal years ended in 2000, 1999 and 1998, respectively. Estimated after-tax earnings on export sales as a percentage of total net earnings were 11.1%, 11.5% and 12.6% for fiscal years ended in 2000, 1999 and 1998, respectively. Royalties from foreign licensees as a percentage of total earnings were 4.8%, 5.5% and 2.5% for the last three fiscal years, respectively.

     Modine has approximately 8,300 employees worldwide. Its principal corporate offices are located at 1500 DeKoven Avenue, Racine, Wisconsin, 53403, and its telephone number is 1-262-636-1200.

     For additional information about Modine, see "Where You Can Find More Information" on page __ of this proxy statement/prospectus and the sources of information referred to in that section.

Thermacore International, Inc.

Overview

     Thermacore designs, develops, manufactures and distributes on a worldwide basis thermal management systems and technologies in the electronics industry. Thermacore's products, which include heat spreaders, heat sinks, heat pipes and heat exchangers that Thermacore configures to meet customer-specific needs, conduct, convect and radiate away unwanted heat, which can degrade system performance and reliability, from microprocessors and industrial and commercial electronic products.

     Thermacore's thermal management products are used in a wide variety of computer and networking and industrial and commercial applications, including computer systems (desktops, laptops, disk drives, printers and peripheral cards), network devices (servers, routers, set top boxes and local area networks), communications equipment (wireless base stations, main switching equipment for ADSL and fiber optic applications), power electronics (industrial controls, electric propulsion and power supplies) and consumer electronics. Thermacore has a highly diversified base of more than 215 customers worldwide, including original equipment manufacturers, or OEMs, and electronic manufacturing services, or EMS, providers.

     Thermacore was incorporated in Pennsylvania in 1970, as Thermacore, Inc. Thermacore focused its early activities on research and development in the heat pipe, thermal materials and energy conservation engineering areas, with funding from both the government and private sector. Since 1983, Thermacore has received more than $25 million in contracts under the Small Business Innovative Research Program, a program established by the U.S. government to fund early-stage research and development projects at small technology companies, and was awarded approximately $2 million in these contracts in the fiscal year ended June 30, 2000.

     Much of Thermacore's early research and development was in support of the U.S. Space and Defense programs. Thermacore entered into the industrial and commercial thermal management market in 1985 with the introduction of heat pipes used in copy machine rollers and bar code readers as well as heat exchangers for removing heat from electronics cabinets in dirty air
environments.   After completing an applications guide for
Intel's PentiumTM chip in 1994, Thermacore recognized that the wide use of that chip would increase demand for thermal products associated with high-powered, compact computing systems. To meet this demand and capitalize on the expected growth of laptops, Thermacore concentrated on improving its manufacturing processes associated with heat pipes in order to reduce its cost per unit. These manufacturing processes are now used to manufacture heat pipes used to dissipate heat from laptops, as well as from personal computers, workstations, servers and other electronic equipment.

     In early 1998, Thermacore established Thermacore Europe with its acquisition of Isoterix Limited, a United Kingdom based thermal management solutions provider. In addition, Thermacore established Thermacore Korea and Thermacore Taiwan, each a joint venture with a local third party. In 1999, Thermacore expanded its production capabilities with a service agreement with a third party for a manufacturing facility in Mexico.

Products

     Thermacore designs, develops, manufacturers and distributes both standard and customized thermal management products.
Thermacore currently offers heat sinks, heat pipes, heat spreaders and heat exchangers that are configured to meet customer specific needs. Thermacore also offers customized configurations and combinations of products providing thermal management solutions.

Research and Development

     Thermacore's research and development department performs both internal and external contract research and development. Thermacore currently has approximately 179 development programs, of which approximately one-third are advanced development programs with OEMs and the U.S. Government and the balance represent new product opportunities funded jointly by Thermacore and several of its customers. A development staff of 65 engineers and technicians work on projects ranging from developing standard Thermacore products to developing custom products for OEMs, as well as transitioning these products from the development stage to the production stage.

     Thermacore also enters into contracts with OEMs to design a customized thermal solution suitable for a given product design at an early phase of the new product development. The customer will typically fund or partially fund Thermacore's costs for this engineering and development. The underlying research and development is often transferable to other customers and other Thermacore products.

Sales, Marketing and Distribution

     Thermacore sells its thermal management products primarily through a global network of direct sales personnel and independent sales organizations. Thermacore has 22 internal sales people with extensive thermal industry experience. The professional sales force of over 170 representatives work for 18 technical sales representative organizations. Thermacore's internal sales and marketing team manages the independent force according to industry and product line. The independent sales representatives carry other products, but none that compete with Thermacore product lines.

Customers and Markets

     Thermacore sells its thermal products and services to a highly-diversified base of customers across a wide range of industries and applications. Thermacore currently sells its thermal management products and services to over 215 customers, representing industry-leading manufacturers in the market for servers, communications/networking, power electronics and PC/consumer electronics, as well as funded development initiatives with departments and agencies of the U.S. Government and other entities. A minor portion of thermal product sales are to indirect competitors within the thermal management market who incorporate Thermacore's heat pipes into their thermal solutions. Additionally, Thermacore has relationships with several EMS providers, companies that provide manufacturing and/or assembly capabilities for OEMs.

     Thermacore's top ten customers for the fiscal year ended June 30, 2000 accounted for approximately 69% of its total revenues. Sales to a single customer, Hewlett-Packard, represented approximately 38% of Thermacore's total revenues.

Competition

     Thermacore competes globally with a number of major providers of thermal management products located in the United States, Asia and Europe. Thermacore's concentration in integrated solutions utilizing heat pipes has historically placed it in regular and direct competition with Furukawa Electric Co., Ltd. and Fujikura Ltd. Furukawa and Fujikura are Japan-based electronics conglomerates that manufacture heat pipe solutions as part of their broader electronics components products portfolio.

     Thermacore competes with the following companies:

     Heat Pipes         Heat Sinks                Fans & Spreaders
     ----------         ----------                ----------------

     Atherm              Chip Coolers             Comair Rotron
     Fujikura            Foxconn (Hon Hai)        Indek
     Furukawa            RTheta                   JMC DaTech
     Noren Products      Thermalloy (Aavid)       Sanyo Denki
                         Wakefield (Alpha)        Thermalloy (Aavid)

     In addition, there are a large number of smaller heat sink companies , as well as hundreds of machine shops, that fabricate heat sinks, usually under subcontract with OEM customers. In general, Thermacore's competitors focus on a select core of thermal products and do not offer extensive engineering, design and prototype development capabilities. Competitors typically focus on a particular technology, such as stampings and extrusions, or on a particular market, such as communications, computers or the power semiconductor market.

Suppliers

     Thermacore sources basic materials and parts from international suppliers. These components are standard products and Thermacore is not dependent on any one supplier. Thermacore purchases copper, copper tubing and machined parts from a limited number of outside sources.

Employees

     As of December 31, 2000, Thermacore had 358 employees, of which 216 were employed in production and manufacturing (of which 98 were contract employees in Guymas, Mexico), 82 were employed in engineering, 38 were employed in general and administrative positions and 22 were employed in sales. None of Thermacore's employees are represented by unions.

Properties

     Thermacore operates in the following locations, all of which are leased:

        Location              Square Feet        Primary Functions
--------------------------    -----------    ------------------------------
Lancaster, PA                   70,000       Corporate Offices, Sales,
                                             Research and Development,
                                             Engineering and Manufacturing

Ashington Northumberland,       25,000       Sales, Engineering and
   United Kingdom                            Manufacturing

Guymas, Sonora, Mexico          70,000       Manufacturing

Taoyuen Hsien, Taiwan           15,000       Sales, Engineering and
                                             Manufacturing

Shihung City Kyunggi-Do,        10,000       Sales, Engineering and
   Korea                                     Manufacturing

     Thermacore manages the facility in Mexico through a relationship with a third party which provides the building and certain services. Thermacore owns only the capital equipment and inventory associated with the facility. Nearly 50% of Thermacore's North American production is either fully manufactured or partially manufactured at this facility.

Patents, Trademarks and Proprietary Information

     Thermacore seeks patents, trademarks and other intellectual property rights to protect and preserve its proprietary technology and its right to capitalize on the results of its research and development activities. Thermacore also relies upon trade secrets, know-how, continuing technological innovations and licensing opportunities to provide it with competitive advantages in its market and to accelerate new product introductions.

     Thermacore has been awarded 54 patents over the past 30 years. Thermacore holds 33 active patents and 8 pending patent applications. Thermacore(TM) is a registered trademark of Thermacore and Thermacore has applied for trademarks for the following: Thermachamber(TM), Thermapad(TM), Thermaplate(TM), Thermasink(TM), Thermaspreader(TM), Therma-Base(TM), Therma-Cube(TM), Therma-Tower(TM), Therma-Fin(TM), Therma-Frost(TM), Therma-Loop(TM), Therma-Can(TM), Therma-Charge(TM), Therma-Chip(TM) and Therma-Bus(TM). In addition, HXi(TM) and HX(TM) are trademarks of Thermacore.

     It is Thermacore's policy to require its professional and technical employees and consultants to execute confidentiality agreement at the time that they enter into employment or consulting relationships with Thermacore. These agreements provide that all confidential information developed by, or known to, the individual during the course of the individual's relationship with Thermacore, is to be kept confidential and not disclosed to third parties except in specific circumstances.
In the case of employees, the agreement provides that all inventions conceived by the individual during his tenure at Thermacore will be the exclusive property of Thermacore.

Legal Proceedings

     Thermacore is from time to time a party to litigation arising in the ordinary course of business. Thermacore is not currently a party to any material litigation.


              THERMACORE STOCK OWNERSHIP

     The following tables set forth certain information regarding the beneficial ownership of Thermacore common stock and preferred stock as of February 1, 2001, based upon a review of Thermacore's stock transfer records. The first table contains information with respect to each person, entity or group known by Thermacore to own beneficially more than five percent of either of Thermacore's common stock or preferred stock. The second table contains beneficial ownership information with respect to (1) each director of Thermacore, (2) each of the five most highly compensated executive officers of Thermacore in the fiscal year 2000, and (3) all directors and executive officers as a group.

     The percentages shown in the tables are based upon (1) 62,500 shares of Thermacore preferred stock outstanding, which are convertible into Thermacore common stock on a ten-for-one basis and
(2) 2,888,475 shares of Thermacore common stock outstanding, assuming the conversion of all outstanding shares of preferred stock into common stock. Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, shares of common stock which a person has the right to acquire pursuant to the exercise of stock options and warrants held by that holder that are exercisable within 60 days are deemed outstanding for the purpose of computing the percentage ownership of that person, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to the table, each individual or entity identified has sole investment and voting power for all shares shown as beneficially owned by them. Unless otherwise indicated, the address of each individual or entity identified is c/o Thermacore International, Inc., 780 Eden Road, Lancaster, Pennsylvania 17601.

Ownership of 5% or More of Thermacore Securities

                                 Preferred                    Common
                                   Stock                       Stock
Name and Address of             Beneficially               Beneficially
Beneficial Owner                   Owned      Percentage       Owned        Percentage
-----------------------------   -----------   ----------   ------------     ----------
Richard J. Defieux<F1>             57,500        92.00%       690,000         23.89%
Edison Venture Fund III, L.P.

Charles and Angela Waite            5,000         8.00%        50,000          1.73%

Jane N. and G. Yale Eastman             -            -        543,580<F2>     18.82%

John P. Horgan<F3>                      -            -        371,150         12.85%

L. Ronald Hoover                        -            -        209,920<F4>      7.00%

Milton F. Pravda<F5>                    -            -        172,300          5.97%

Edward Scicchitano<F6>                  -            -        158,330          5.48%

-----------------------------

<F1>  Richard J. Defieux is an executive of Edison Management Corp., the general partner of Edison Venture Fund III, L.P., and shares voting and dispositive power with respect to the shares held by Edison Venture Fund III, L.P. Mr. Defieux does not own any securities of Thermacore in his individual capacity. The address for Edison Venture Fund III, L.P. is c/o Edison
      Management Corp., 277 Lenox Drive, Lawrenceville, New Jersey 08648.

<F2>  Consists of 65,000 shares owned of record by Jane N. Eastman,
      137,580 shares owned of record by her husband G. Yale Eastman, 50,000 shares held in a trust for the benefit of Mr. Eastman, 71,000 shares held in a trust for the benefit of Ms. Eastman and 220,000 shares held in a trust for which Mr. Eastman and Ms. Eastman each acts as co-trustee.

<F3>  The address for Mr. Horgan is 44 Locust Avenue, Suite 104,
      New Canaan, Connecticut 06840.

<F4>  Includes 112,500 shares of common stock issuable upon the exercise of stock options which are currently exercisable and which are exercisable within sixty days of February 1, 2001.

<F5>  The address for Mr. Pravda is 7708 Greenview Terrace,
      Towson, Maryland  21204.

<F6>  The address for Mr. Scicchitano is 117 West Seminary Avenue,
      Lutherville, Maryland 21093.

Security Ownership of Thermacore Management

                               Preferred                     Common
                                 Stock                       Stock
Name and Address of           Beneficially                Beneficially
Beneficial Owner                 Owned       Percentage      Owned       Percentage
---------------------------   ------------   ----------   ------------   ---------
Non-Employee Directors

Richard J. Defieux<F1>           57,500        92.00%       690,000        23.89%

Jane N. Eastman                       -            -        543,580<F2>    18.82%

John P. Horgan                        -            -        371,150        12.85%

John M. Ryan                          -            -         47,500<F3>     1.63%

Marcel P. Joseph                      -            -         17,000<F4>        *


Employee Directors

L. Ronald Hoover                      -            -        209,920<F5>     7.00%

Donald M. Ernst                       -            -        144,250<F6>     4.89%


Other Executive Officers<F7>

Larry J. Bostwick                     -            -          8,850<F8>        *

David R. Longsderff                   -            -          7,500<F8>        *

John P. Molony                        -            -         11,850<F9>        *

All directors and officers
  as a group (14 persons,
  including all those
  listed above)                  57,500        92.00%     2,163,890<F10>   67.22%

-------------------------

* Represents less than one percent.

<F1>  See Footnote <F1> to previous table.

<F2>  See Footnote <F2> to previous table.

<F3>  Includes 22,000 shares of common stock issuable upon the exercise of stock options which are currently exercisable and which are exercisable within sixty days of February 1, 2001.

<F4>  Includes 7,000 shares of common stock issuable upon the exercise of stock options which are currently exercisable and which are exercisable within sixty days after February 1, 2001.

<F5>  Includes 112,500 shares of common stock issuable upon the exercise of stock options which are currently exercisable and which are exercisable within sixty days after February 1, 2001.

<F6>  Includes 63,750 shares of common stock issuable upon the exercise of stock options which are currently exercisable and which are exercisable within sixty days after February 1, 2001.

<F7>  Messrs. Hoover and Ernst are also executive officers of Thermacore.

<F8>  Represents the total number of shares of common stock
      issuable upon the exercise of stock options which are currently exercisable and which are exercisable within sixty days after February 1, 2001.

<F9>  Includes 9,350 shares of common stock issuable upon exercise of stock options which are currently exercisable and which are exercisable within 60 days after February 1, 2001.

<F10> Includes 330,450 shares of common stock issuable upon
      exercise of stock options which are currently exercisable and which are exercisable within 60 days after February 1, 2001.


              MARKET PRICE AND DIVIDEND INFORMATION

     On ______________, 2001, [insert record date] there were approximately _______ holders of record of Modine common stock, approximately __________holders of record of Thermacore common stock and two holders of record of Thermacore preferred stock.

Modine Market Prices and Dividends Declared

     Modine common stock is listed on the Nasdaq National Market under the symbol MODI. There is no public trading market for Thermacore common or preferred stock.

     The table below sets forth, for the periods indicated, the high and low sale prices of Modine common stock as reported on the Nasdaq National Market, based on published financial sources, and the dividends declared on Modine common stock.

                                        Modine Common Stock

                                     High     Low       Dividend

Fiscal Year Ended March 31, 1999:
      First Fiscal Quarter          $37.500  $32.313      $0.21
      Second Fiscal Quarter          36.500   27.750       0.21
      Third Fiscal Quarter           38.625   26.625       0.21
      Fourth  Fiscal Quarter         38.000   25.250       0.21

Fiscal Year Ended March 31, 2000:
      First Fiscal Quarter           34.000   26.500       0.23
      Second Fiscal Quarter          34.130   24.250       0.23
      Third Fiscal Quarter           29.630   23.000       0.23
      Fourth Fiscal Quarter          26.690   21.000       0.23

Fiscal Year Ending March 31, 2001:
      First Fiscal Quarter           28.313   19.938       0.25
      Second Fiscal Quarter          29.938   25.000       0.25
      Third Fiscal Quarter           29.125   19.000       0.25
      Fourth Fiscal Quarter
         (through ______, 2001)      --.---   --.---       -.--

     On December 13, 2000, the last full trading day prior to the public announcement of the proposed merger, the closing price of Modine common stock reported on the Nasdaq National Market was $20.375 per share. On ______________, 2001, the most recent practicable date before the printing of this proxy statement/prospectus, the closing price of Modine common stock reported on the Nasdaq National Market was $__.__ per share. Shareholders should obtain current market quotations before making any decision with respect to the merger.

Modine and Thermacore Dividends

     Modine has paid cash dividends on Modine common stock since
1959. Dividends are paid quarterly. The payment of future dividends on Modine common stock is in the discretion of the Modine board.

     Certain of Modine's financing agreements require it to maintain specific financial ratios and place certain limitations on the use of retained earnings for the payment of cash dividends and the acquisition of treasury stock. Under the most restrictive, $192,158,000 was available for these purposes at March 31, 2000. However, dividend payments may not exceed $50,000,000 in any fiscal year.

     Thermacore has never paid a cash dividend. Under the merger agreement, Thermacore has agreed not to pay any dividends on Thermacore capital stock before the consummation of the merger.

     INTERESTS OF THERMACORE DIRECTORS AND OFFICERS IN THE MERGER

     In considering the recommendation of the board of directors of Thermacore to vote for the proposal to approve and adopt the merger agreement, shareholders of Thermacore should be aware that certain members of the Thermacore board of directors and the Thermacore management team have agreements or arrangements that provide them with interests in the merger that differ from those of Thermacore shareholders. The Thermacore board of directors was aware of these agreements and arrangements during its deliberations on the merits of the merger and in determining to recommend to the shareholders of Thermacore that they vote for the proposal to approve and adopt the merger agreement.

     Employment Agreements.  Except for Dr. Hoover, Thermacore's
     ---------------------
chief executive officer, Thermacore does not currently have any employment agreements with any of its executive officers. However, before the effective time of the merger, certain executive officers of Thermacore, including Donald M. Ernst, who is also a director, Jerome E. Toth, David R. Longsderff, Larry
J. Bostwick, George A. Meyer, IV, and John P. Molony, will enter into employment agreements with Thermacore. Under each employment agreement, the employee will agree to certain restrictive covenants including non-competition, confidentiality, non-solicitation of customers and employees, and assignment of inventions for a period equal to the term of the agreement plus the greater of the (1) number of days remaining until the third anniversary of the date of the signing of the employment agreement or (2) twelve months following the date of termination. As consideration for such restrictive covenants, Thermacore will pay to each executive (x) 50% of the executive's then current base salary on May 1, 2001 and (y) 50% of the executive's then current base salary on February 1, 2002, provided that the employee remains employed by Thermacore on that date. The executive will also be entitled to severance payments during the non-compete period, including full salary and a bonus equal in amount to the largest bonus received by the executive in any of the five years preceding his or her termination. The amount of any severance payments will be reduced, however, by the amount of payments made to the executive during the same period under the change in control agreements described below.

     Certain Officers' Change-in-Control Agreements; Employment
     ----------------------------------------------------------
Agreement of Dr. Hoover. Thermacore has entered into change-in
-----------------------
control agreements with Dr. Hoover, who is also a director, and Mr. Ernst, who is also a director, Mr. Bostwick, Mr. Longsderff, Mr. Meyer, Mr. Molony, Mr. Rothenberger and Mr. Toth which are substantially similar in terms and conditions. Under each agreement, if there is a change in control of Thermacore and the employee's employment with Thermacore is terminated, within 24 months of the change in control, for any reason other than death, disability or at the employee's election without "good reason," as defined in the agreement, the employee is entitled to receive:
(1) his base salary through his date of termination; (2) a lump sum cash payment as severance pay equal to the sum of (A) 24 multiplied by the higher of (i) his monthly compensation in effect on his date of termination or (ii) his monthly compensation in effect immediately before the change in control, and (B) 24 multiplied by one-twelfth of the largest aggregate annual cash bonus paid or awarded to the employee in the last five fiscal years of Thermacore immediately preceding the date of his termination; and (3) all shares of stock of Thermacore purchased by the executive, if any, and all options to purchase shares of Thermacore stock granted to him under any benefit plan or arrangement, shall immediately vest and/or their exercisability shall be accelerated, and those shares shall no longer be subject to repurchase by Thermacore.

     Dr. Hoover also has an employment agreement with Thermacore.
Following the merger, all of Thermacore's obligations under the change-in-control agreements and Dr. Hoover's employment agreement will remain in effect.

     Indemnification and Insurance.  The merger agreement
     -----------------------------
provides that Modine will, following the merger, indemnify each current and former director and officer of Thermacore or any of its subsidiaries to the extent provided in Thermacore's current articles of incorporation and by-laws. Under the terms of the merger agreement, Modine will also provide directors and officers of Thermacore with officers' and directors' liability insurance coverage for matters occurring on or before the merger date for a minimum period of three years after the date of the merger. Modine has agreed to provide coverage substantially similar to Thermacore's existing officers' and directors' liability insurance, including an overall coverage amount not less than the amount available under Thermacore's existing insurance policy.

                 DESCRIPTION OF MODINE COMMON STOCK

Authorized Capital Stock

     Under its amended and restated articles of incorporation, Modine has the authority to issue up to 96,000,000 shares of capital stock, consisting of 80,000,000 shares of common stock, par value $0.625 per share, and 16,000,000 shares of preferred stock, par value $0.025. As of December 26, 2000, 30,342,000 shares of common stock and no shares of preferred stock were issued and outstanding.

Voting Rights; Vote Required for Certain Actions

     Each outstanding share of Modine common stock is entitled to one vote upon each matter submitted to a vote at a meeting of shareholders, except to the extent that that right may be limited or denied by the Wisconsin Business Corporation Act, as described below. A majority of the voting stock of Modine represented at any meeting of the shareholders will constitute a quorum. Except as otherwise provided in Modine's articles or by-laws or by the Wisconsin Business Corporation Law, a majority of a quorum has the right to decide any questions that come before the meeting.

      Shareholders do not have cumulative voting rights. As a result, the holders of a majority of the votes present at a meeting at which at least a majority of the voting stock is represented in person or by proxy have the power to elect all of the directors to be elected at that meeting. Modine's by-laws provide for a nine-person board of directors, with one class consisting of two directors, one class consisting of three directors, and one class consisting of four directors. Shareholders have the right to remove directors, but only for cause and by the affirmative vote of a majority of the outstanding shares entitled to vote for the election of the director.

     Modine's articles require the affirmative vote of at least two-thirds of the outstanding shares of all classes entitled to vote in the election of directors to approve a merger, consolidation, or certain other extraordinary transactions between Modine and an "interested person." An interested person is a person or entity which beneficially owns 5% or more of the outstanding shares entitled to vote in the election of directors. In addition, Modine's articles require the affirmative vote of at least two-thirds of the outstanding shares, not including the shares held by the interested shareholder, to approve a merger, consolidation, or certain other extraordinary transactions between Modine and an "interested person" if the consideration paid to Modine's common shareholders in the transaction does not meet certain tests for "fair price," unless the transaction has been approved by a majority of Modine's board.

     Shareholders have the right to amend or repeal Modine's by-laws at any regular or special meeting of the shareholders, if notice of the proposed action was specified in the notice of the meeting. That action requires the affirmative vote of not less than two-thirds of the shares entitled to vote.

Dividend and Liquidation Rights

     Holders of Modine's common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by Modine's board of directors out of funds legally available for the payment of dividends, subject to the rights of the holders of preferred stock, if any, then outstanding. In the event of the dissolution, liquidation or winding up of Modine, holders of Modine common stock will be entitled to receive, pro rata, any assets and funds of Modine remaining after satisfaction of Modine's creditors and the payment of all amounts that the holders of preferred stock, if any, then outstanding may be entitled to receive.

Preemptive and Other Rights

     Holders of Modine common stock do not have preemptive, subscription, redemption or conversion rights.

Liability to Future Calls or Assessments

     The shares of Modine common stock issued in the merger will be fully-paid and non-assessable by Modine, except for certain statutory personal liability that may be imposed upon shareholders under Section 180.0622(2)(b) of the Wisconsin Business Corporation Law. That statutory provision imposes personal liability on shareholders of Wisconsin corporations for debts owed to employees for services performed, but not exceeding six months service in any one case. While the statutory provision limits this liability to the par value of the shares held, a Wisconsin trial court interpreted a substantially identical predecessor statute to mean that shareholders of a Wisconsin corporation were liable for an amount equal to the consideration for which their shares were issued, rather than the par value of the shares. This decision was affirmed by a split decision of the Wisconsin Supreme Court without a written opinion, although the decision was subsequently overturned on other grounds.

Possible Adverse Effect of Future Issuances of Preferred Stock

     Modine's board of directors is authorized to issue, from time to time, up to 16,000,000 shares of preferred stock in one or more series and to fix the designations, preferences and rights of each series, without any further action or approval of Modine's shareholders. Those rights may include dividend, liquidation, conversion and redemption rights, including sinking fund provisions for the redemption or purchase of shares of preferred stock. Modine has no current plans to issue preferred stock. The rights, preferences and privileges of the holders of Modine common stock will, however, be subject to and may be adversely affected by the rights of the holders of any series of preferred stock that Modine's board of directors may determine to issue in the future.

Shareholder Rights Plan

     On October 15, 1986, Modine's board of directors adopted a shareholder rights plan which provides for the issuance of one preferred purchase right for each outstanding share of Modine common stock. The rights entitle each holder of Modine common stock to purchase one one-hundredth of a share of Modine Series A Participating Preferred Stock at an exercise price of $95.00, subject to adjustment. The rights are not presently exercisable and are not transferable apart from the Modine common stock.
They will become exercisable, separate certificates evidencing the rights will be distributed, and the rights will begin trading separately from the Modine common stock ten business days after the announcement that a person or group has acquired 20% or more of Modine's common stock or ten business days after a person or group commences, or announces its intention to commence, an offer that would result in that person or group owning 30% or more of Modine's common stock.

     In the event that Modine is acquired in a merger or other business combination following the distribution of the rights, each right will entitle its holder to purchase, at the then current exercise price of the right, that number of shares of common stock of the surviving company which, at the time of the transaction, will have a market value equal to two times the then current exercise price of the right. Alternatively, if a holder of 20% or more of the Modine common stock effects a merger or other business combination with Modine in which Modine survives and Modine common stock remains outstanding, or engages in a statutory share exchange with Modine that does not result in Modine's becoming a subsidiary of the holder, or engages in certain types of self-dealing transactions with Modine, each right not owned by the 20% shareholder will become exercisable for that number of shares of Modine common stock which, at that time, have a market value of two times the then current exercise price of the right.

     The Modine board has the right to redeemable the rights for a price of $0.05 per right at any time before the 30th day following a public announcement that a person or group has acquired beneficial ownership of at least 20% of the Modine common stock. The rights will expire on October 27, 2006, unless redeemed before that date.

     The rights have certain anti-takeover effects. They will cause a substantial dilution to a person or group that attempts to acquire Modine on terms not approved by Modine's board of directors. The rights will not, however, interfere with any merger or other business combination approved by Modine's board of directors within 30 days after a person or group becomes the beneficial owner of 20% or more of the Modine common stock because, until the end of that 30-day period, Modine may redeem the rights for $0.05 per right.

Certain Provisions that May Delay or Prevent a Change-in-Control of Modine

     Business Combination Statute. Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law regulate a broad range of business combinations between a resident domestic corporation and an interested shareholder. A business combination is defined to include any of the following transactions:

     -    a merger or share exchange;

     - a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to 5% or more of the aggregate market value of the stock or assets of the company or 10% of its earning power or income;

     - the issuance or transfer of stock or rights to purchase stock with a market value equal to 5% or more of the outstanding stock;

     -    the adoption of a plan of liquidation or dissolution; and

     - any reclassification of securities or recapitalization of the resident domestic corporation if the effect is to increase the proportionate share of its securities owned by the interested shareholder.

     A "resident domestic corporation" is defined to mean a Wisconsin corporation that has a class of voting stock that is registered or traded on a national securities exchange or that is registered under Section 12(g) of the Exchange Act and that, as of the relevant date, satisfies any of the following: (1) its principal offices are located in Wisconsin, (2) it has significant business operations located in Wisconsin, (3) more than 10% of the holders of record of its shares are residents of Wisconsin, or (4) more than 10% of its shares are held of record
by residents of Wisconsin.   Modine is a resident domestic
corporation for purposes of these statutory provisions.

     An "interested shareholder" is defined to mean a person who beneficially owns, directly or indirectly, 10% of the voting power of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within the last three years.

     Under this law, Modine cannot engage in a business combination with an interested shareholder for a period of three years following the date such person becomes an interested shareholder, unless the board of directors approved the business combination or the acquisition of the stock that resulted in the person becoming an interested shareholder before the acquisition. Modine may engage in a business combination with an interested shareholder after the expiration of the three-year period with respect to that shareholder only if one or more of the following conditions is satisfied: (1) the board of directors approved the acquisition of the stock before the date on which the shareholder acquired the shares, (2) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested shareholder, or (3) the consideration to be received by shareholders meets certain fair price requirements of the statute with respect to form and amount.

     Fair Price Statute.  The Wisconsin Business Corporation Law
     ------------------
also provides, in Sections 180.1130 to 180.1133, that certain mergers, share exchanges or sales, leases, exchanges or other dispositions of assets in a transaction involving a significant shareholder and a resident domestic corporation such as Modine require a supermajority vote of shareholders in addition to any approval otherwise required, unless shareholders receive a fair price for their shares that satisfies a statutory formula. A "significant shareholder" for this purpose is defined as a person or group who beneficially owns, directly or indirectly, 10% or more of the voting stock of the corporation, or is an affiliate of the corporation and beneficially owned, directly or indirectly, 10% or more of the voting stock of the corporation within the last two years. Any business combination to which the statute applies must be approved by 80% of the voting power of the corporation's stock and at least two-thirds of the voting power of the corporation's stock not beneficially held by the significant shareholder who is party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless (a) the aggregate value of the per share consideration is equal to the highest of:

     - the highest per share price paid for any common shares of the corporation by the significant shareholder in the transaction in which it became a significant shareholder or within two years before the date of the business combination,

     - the market value per share of the corporation's shares on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is highest, or

     - the highest preferential amount per share in a liquidation or dissolution to which holders of the shares would be entitled,

and (b) the significant shareholder offers either cash or the same form of consideration used by the significant shareholder to acquire the largest number of shares it acquired.

     Control Share Voting Restrictions.  Under Section 180.1150
     ---------------------------------
of the Wisconsin Business Corporation Law, unless otherwise provided in the articles of incorporation, the voting power of shares of a resident domestic corporation held by any person, or group of persons acting together, in excess of 20% of the voting power in the election of directors is limited (in voting on any matter) to 10% of the full voting power of those shares. This restriction does not apply to shares acquired directly from the resident domestic corporation, in certain specified transactions, or in a transaction in which the corporation's shareholders have approved restoration of the full voting power of the otherwise restricted shares. Because of the 10% threshold contained in Wisconsin's business combination statute discussed above, this control share threshold of 20% may not be reached unless the board of directors first approves a transaction that permits a shareholder to exceed the 10% ownership level.

     Defensive Action Restrictions. Section 180.1134 of the
     -----------------------------
Wisconsin Business Corporation Law provides that, in addition to the vote otherwise required by law or the articles of incorporation of a resident domestic corporation, the approval of the holders of a majority of the shares entitled to vote on the proposal is required before the corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. This statute requires shareholder approval for the corporation to do either of the following: (1) acquire more than 5% of its outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares and all securities which may be converted into voting shares, or (2) sell or option assets of the corporation which amount to 10% or more of the market value of the corporation, unless the corporation has at least three independent directors (directors who are not officers or employees) and a majority of the independent directors vote not to have this provision apply to the corporation.

     Supermajority Voting Requirement in Modine's Articles.
     -----------------------------------------------------
Article VII of Modine's articles of incorporation also require the affirmative vote of at least two-thirds of Modine's outstanding stock entitled to vote in the election of directors in order to approve mergers, consolidations and other extraordinary transactions between Modine and the beneficial owner of 10% or more of any class of Modine stock. Under certain circumstances, the additional approval of two-thirds of those outstanding shares not held by the interested shareholder is also required. See "Comparison of Shareholder Rights--Approvals of Mergers and Other Fundamental Transactions."

     The provisions of Wisconsin law described above and the Modine shareholder rights agreement, the ability to issue additional shares of the common stock and preferred stock without further shareholder approval and the ability of the board of directors to fix the designations of further classes of preferred stock (including the ability to issue preferred stock with substantial voting rights) could have the effect, among others, of discouraging take-over proposals for or impeding a business combination involving Modine.


                  COMPARISON OF SHAREHOLDER RIGHTS

     Upon the completion of the merger, the shareholders of Thermacore will become shareholders of Modine, and the Modine certificate of incorporation and the Modine by-laws will govern the rights of the former Thermacore shareholders. Modine is a corporation incorporated under the laws of Wisconsin and is subject to the Wisconsin Business Corporation Law.

     The following table provides a summary of the material differences between the current rights of Thermacore shareholders and the rights of Modine shareholders. This summary is not intended to be complete or to identify al differences that may be material to a shareholder, and is qualified by reference to Modine's Restated Articles of Incorporation and Restated By-Laws, which are filed as exhibits to Modine's Annual Reports on Form 10-K for the fiscal years ended March 31, 1999 and March 31, 2000, respectively, and to the Thermacore amended and restated articles of incorporation and the Thermacore amended and restated bylaws, which will be sent to Thermacore shareholders or Modine shareholders upon request. To obtain these documents, see "Where you can Find More Information."

---------------------------------------------------------------------------
                 Rights of Thermacore          Rights of Modine
                   Shareholders                  Shareholders
---------------------------------------------------------------------------
Voting,        Common Stock:                   Common Stock:
generally      - 5,000,000 shares              - 80,000,000 shares
                 authorized                      authorized
               - ________ shares issued and    - 30,342,000 shares issued
               outstanding as of the date      and outstanding as of
               of this document.               December 26, 2000

               Series A Convertible            Preferred Stock:
               Preferred Stock:                - 16,000,000 shares
               - 62,500 shares authorized        authorized
               - 62,500 shares issued and      - No shares issued or
               outstanding                     outstanding

Vote per       Except as described below,      Under Modine's articles of
Share          under Thermacore's articles     incorporation, each share
               of incorporation, all shares    of capital stock is
               of preferred stock and          entitled to one vote on all
               common stock are voted          shareholder actions.
               together as a single class.
               Each share of common stock
               is entitled to one vote per
               share, and each share of
               preferred stock is entitled
               to that number of votes per
               share of common stock into
               which that share of
               preferred stock would be
               then convertible (currently
               ten).

Vote           Except as described below       Except as described below
Required       where (1) a higher vote of      where (1) a higher vote of
for            shareholders is required,       shareholders is required
Shareholder    (2) a class vote of the         or (2) otherwise required
Action         holders of the preferred        by Wisconsin law, the
               stock is required or (3)        affirmative vote of a
               otherwise required by           majority of all shares
               Pennsylvania law, the           entitled to vote is required
               affirmative vote of a           for shareholder action.
               majority of the votes cast
               by all shareholders entitled    Under Wisconsin law, the
               to vote on the matter is        board of directors may
               required for shareholder        authorize the issuance of
               action.                         additional shares of common
                                               stock, up to the maximum
               Thermacore's articles of        number of shares authorized
               incorporation provide           under the articles of
               certain anti-dilution           incorporation, without
               protections for the benefit     further action by its

---------------------------------------------------------------------------
               Rights of Thermacore             Rights of Modine
                   Shareholders                   Shareholders
----------------------------------------------------------------------------

               of the preferred stock in       shareholders. Under
               the event of any issuance,      Wisconsin law, the board of
               sale or other disposition       directors has the right to
               of common stock, including      determine the price to be
               unissued treasury shares.       paid for such shares.
----------------------------------------------------------------------------

Calling        The Thermacore bylaws           Wisconsin law provides that
of             provide that a special          -  the board of directors
Special        meeting of shareholders may        of Modine may call a
Meeting        be called by                       special meeting of the
of             -  the chairman,                   shareholders, and
Shareholders   -  the board of directors,      -  a special meeting must be
                  or                              called upon the request
               -  by shareholders                 of the holders of at least
                  entitled to cast at least       ten percent of the entire
                  20 percent of the votes         capital stock of Modine
                  that all shareholders are       that is issued, outstanding
                  entitled to cast at the         and entitled to vote.
                  meeting.
                                               The Modine bylaws also
                                               provide that special
                                               meetings may be called by:
                                               -  the chairman or
                                               -  the president.
---------------------------------------------------------------------------
Shareholder    As permitted under              Wisconsin law permits
Action         Pennsylvania law, the           actions which would
by             Thermacore bylaws provide       otherwise be required or
Written        that a written consent of       permitted to be taken at a
Consent        shareholders in lieu of a       shareholders' meeting to be
               meeting must be signed by       taken without a meeting,
               the holders of outstanding      and without action by the
               stock having not less than      board of directors, by the
               the minimum number of votes     written consent of not less
               that would be necessary to      than all shareholders
               authorize or take such          entitled to vote on the
               action at a meeting at which    action.
               all shares entitled to vote
               thereon were present and
               voted.
---------------------------------------------------------------------------
Number of      Thermacore's articles of        The Modine bylaws provide
Directors      incorporation provide that      that the board of directors
and Size       the board of directors shall    shall have nine members.
of Board       have seven members; any
               increase in the board
               requires the affirmative
               vote of at least two-thirds
               of the outstanding shares
               of preferred stock voting
               as a separate class.
----------------------------------------------------------------------------

---------------------------------------------------------------------------
               Rights of Thermacore             Rights of Modine
                   Shareholders                   Shareholders
---------------------------------------------------------------------------
Term of        Thermacore does not have a      The Modine board of
Office         classified board of             directors is divided into
               directors. Each director        three classes, with each
               serves a one-year term.         class serving a staggered
                                               three-year term.
---------------------------------------------------------------------------
Election       The Thermacore articles of      The Modine certificate of
of             incorporation provide that      incorporation provides that
Directors      (1) the holders of the          directors are elected by a
               preferred stock, voting as a    majority of the holders of
               separate class, are entitled    Modine shares which are
               to elect one director, (2)      entitled to vote.
               the holders of the common
               stock, voting as a separate
               class, are entitled to elect
               four directors and (3) the
               remaining two directors are
               elected by a plurality vote
               cast by the holders of
               preferred stock, voting as a
               separate class, and a
               plurality vote cast by the
               holders of the common stock,
               voting as a class.  The
               Thermacore articles of
               incorporation expressly
               prohibit cumulative voting
               in the election of
               directors.
---------------------------------------------------------------------------
Removal        Under Pennsylvania law,         Under Modine's bylaws, a
of             unless otherwise provided in    director of Modine may be
Directors      a bylaw adopted by the          removed upon a showing of
               shareholders, any or all        good cause and authorized
               directors may be removed        by an affirmative vote,
               from office by the              taken at a special
               shareholders with or without    shareholders' meeting
               cause by the affirmative        called for this purpose,
               vote of a majority of the       of the majority of the
               votes cast by those             outstanding shares entitled
               shareholders or class of        to vote on the election of
               shareholders entitled to        a director.
               elect such directors.

               The Thermacore articles of
               incorporation provide that
               (1) a director elected by
               the holders of the preferred
               stock shall be removed only
               by vote or consent of the
               holders of the preferred
               stock, (2) a director
               elected by the holders of
               the common stock shall be
---------------------------------------------------------------------------

---------------------------------------------------------------------------
                 Rights of Thermacore           Rights of Modine
                   Shareholders                   Shareholders
----------------------------------------------------------------------------

               removed only by vote or
               consent of the holders of
               the common stock and (3) a
               director elected jointly by
               the holders of the preferred
               stock and the common stock
               shall be removed only by
               vote or consent of the
               holders of the preferred
               stock and common stock.
-----------------------------------------------------------------------------

Filling        The Thermacore articles of      The Modine bylaws provide
of             incorporation provide that      that vacancies on Modine's
Vacancies      (1) any vacancy of a            board of directors,
on the         director elected by the         including vacancies due to
Board of       holders of the preferred        removal of a director for
Directors      stock shall be filled by        cause, may be filled by a
               vote or consent of the          majority vote of the
               holders of the preferred        remaining directors in
               stock, (2) any vacancy of a     office.
               director elected by the
               holders of the common stock
               shall be filled only by vote
               or consent of the holders of
               the common stock and (3) any
               vacancy of a director
               elected jointly by the
               holders of preferred stock
               and common stock shall be
               filled only by vote or
               consent of the holders of
               the preferred stock and
               common stock.
---------------------------------------------------------------------------
Approvals      Under Pennsylvania law,         Under Wisconsin law, with
of             subject to certain limited      certain exceptions, the
Mergers        exceptions, the affirmative     affirmative vote of the
and Other      vote of a majority of the       holders of a majority of
Fundamental    votes cast by all               the outstanding stock
Transactions   shareholders entitled to        entitled to vote on the
               vote thereon, and, if the       matter is required to
               transaction will effect any     approve a proposed plan of
               changes in the articles of      merger, consolidation or
               the corporation, the same       exchange between Modine and
               class or series vote that       another corporation, the
               would have been required to     sale of all or
               amend the articles, if any,     substantially all of
               is required for any merger      Modine's assets other than
               or consolidation of a           in the ordinary course of
               Pennsylvania corporation        business, or its voluntary
               with another corporation.       liquidation. Notice of the
                                               meeting in which the vote
---------------------------------------------------------------------------
---------------------------------------------------------------------------
               Rights of Thermacore             Rights of Modine
                   Shareholders                   Shareholders
---------------------------------------------------------------------------
               Under Thermacore's articles     is to be taken must be sent
               of incorporation, the           to all shareholders,
               affirmative vote of at least    regardless of whether they
               two-thirds of the then          are entitled to vote on the
               outstanding shares of           matter.
               preferred stock, consenting
               or voting as a class, shall     Under the Modine articles
               be required for:                of incorporation, the
                                               affirmative vote of at
               (1) the creation or             least two-thirds of the
               authorization of any            outstanding shares of all
               additional class or series      classes of stock entitled
               of shares of stock unless       to vote shall be required
               the same ranks junior to the    for:
               preferred stock, or the
               increase in the amount of       (1) the merger or
               any additional class or         consolidation of Modine
               series of shares of stock       with or into any Interested
               unless the same ranks junior    Person or any Affiliate or
               to the preferred stock;         Associate of an Interested
                                               Person, as those terms are
               (2) the liquidation,            defined in the articles of
               dissolution or winding up or    incorporation;
               the consolidation or merger
               of Thermacore into or with      (2) the sale, lease
               any other entity or entities    or other disposition of all
               or the sale, lease or           or substantially all of the
               abandon, transfer or            property and assets of
               otherwise dispose of all or     Modine to or with any
               substantially all of            Interested Person or any
               Thermacore's assets;            Affiliate or Associate of
                                               any Interested Person;
               (3) the amendment,
               alteration or repeal of         (3) the acquisition
               Thermacore's articles of        by Modine of all or
               incorporation or bylaws;        substantially all of the
                                               assets of any Interested
               (4) the purchase or             Person or any Affiliate or
               setting aside of any sums       Associate of any Interested
               for the purchase of, or         Person; or
               payment of any dividend or
               making of any distribution      (4) the reclassification,
               on, any shares of stock         purchase by Modine or
               other than the preferred        issuance by Modine of
               stock; and                      shares of Modine stock
                                               possessing voting rights or
               (5) the redemption or           any securities convertible
               other acquisition of any        thereto or exchangeable
               shares of preferred stock       therefor which has the
               except as provided in           effect of increasing the
               Thermacore's articles of        proportion of the
               incorporation.                  outstanding shares of any
                                               class of securities of
                                               Modine directly or
---------------------------------------------------------------------------

---------------------------------------------------------------------------
               Rights of Thermacore             Rights of Modine
                   Shareholders                   Shareholders
---------------------------------------------------------------------------
                                               indirectly owned by any
                                               Interested Person.

                                               However, if the
                                               consideration to be paid to
                                               Modine's shareholders in
                                               any of the transactions
                                               described above does not
                                               meet certain tests for fair
                                               price, two-thirds of the
                                               Non-Interested Outstanding
                                               Shares, as defined in the
                                               articles, must also be
                                               voted in favor of the
                                               transaction, unless the
                                               Board of Directors has
                                               approved the transaction.
---------------------------------------------------------------------------
Amendment      So long as shares of its        The Modine bylaws may be
to Bylaws      preferred stock are             amended, repealed
               outstanding, the Thermacore     or altered by the
               bylaws may not be amended,      affirmative vote of not
               altered or repealed without     less than two-thirds of
               the written consent or vote     the shareholders of
               of at least two-thirds of       Modine entitled to vote
               the then outstanding shares     thereon, or by the
               of preferred stock.             affirmative vote of not
                                               less than two-thirds of the
                                               full board of directors.
---------------------------------------------------------------------------
Amendment      The Thermacore articles of      Under Wisconsin law, the
to             incorporation provide that      articles of incorporation
Articles       no provision of its articles    of Modine may be amended by
of             may be amended, modified or     shareholders by the
Incorporation  waived without the written      affirmative vote of a
               consent or vote of the          majority of the votes cast
               holders of at least two-        by each group of share-
               thirds of the outstanding       holders entitled to vote on
               shares of preferred stock.      the matter as a group.
---------------------------------------------------------------------------
Rights of      Under Pennsylvania law every    Under Wisconsin law, in
Inspection     shareholder, upon proper        order to inspect and copy
               written demand stating the      the corporate records of
               purpose, may inspect the        Modine, including the
               corporate books and records     shareholder list, a
               as long as the inspection is    shareholder must be a
               for a proper purpose and        shareholder of record and
               during normal business          either have been a
               hours.  A "proper purpose"      shareholder of record of
               is any purpose reasonably       Modine for at least six
               related to the interest of      months prior to making a
               the inspecting person as a      demand or hold at least 5%
               shareholder.                    of the outstanding shares
                                               of Modine.  As a result, a
---------------------------------------------------------------------------
---------------------------------------------------------------------------
               Rights of Thermacore             Rights of Modine
                   Shareholders                   Shareholders
---------------------------------------------------------------------------
                                               person will be unable to
                                               purchase a nominal number
                                               of shares for the sole
                                               purpose of obtaining access
                                               to Modine's corporate
                                               records.  Under Wisconsin
                                               law, a shareholder's demand
                                               must also be made for a
                                               proper purpose. In
                                               addition, all shareholders
                                               may inspect the shareholder
                                               list for a meeting
                                               beginning two business days
                                               after the notice of a
                                               meeting of shareholders is
                                               given and ending at the
                                               conclusion of the meeting.
---------------------------------------------------------------------------
Dividends      The Thermacore articles of      No Modine preferred stock
               incorporation provide that      is currently outstanding.
               the holders of preferred
               stock shall be entitled to
               receive, from funds legally
               available therefor,
               cumulative dividends which
               accrue at the rate per annum
               of $4.00 per share, to be
               paid only upon liquidation,
               dissolution or winding up
               of the corporation. Rights
               to receive these accruing
               dividends shall terminate
               absolutely upon the
               consummation of the merger.
---------------------------------------------------------------------------
Dissenters     Pennsylvania law provides,      Under Wisconsin law, except
Rights         with certain exceptions,        with respect to business
of             that shareholders of a          combinations within the
Appraisal      corporation have a right to     meaning of Wisconsin's Fair
               dissent from a proposed         Price Statute (described
               transaction and to obtain       under "Description of
               payment of the judicially       Modine Common Stock--
               determined "fair value" of      certain Provisions that May
               their shares in a merger,       Delay or Prevent a Change-
               consolidation, division,        in-Control of Modine")
               share exchange or               dissenters rights are not
               conversion, in certain asset    generally available to
               transfers, in transactions      holders of shares
               where the board grants          registered on a national
               dissenters rights, and in       securities exchange or
               certain other plans or          quoted on the Nasdaq's
               amendments to the articles      automatic quotations system
               of incorporation in which       on the record date for a
               disparate treatment is given    meeting of shareholders at
---------------------------------------------------------------------------
---------------------------------------------------------------------------
               Rights of Thermacore             Rights of Modine
                   Shareholders                   Shareholders
---------------------------------------------------------------------------
               to the holders of shares of     which action is to be taken
               the same class or series        on a proposed transaction
               unless each group has           which would otherwise be
               approved by a special class     subject to dissenters
               vote.                           rights.
---------------------------------------------------------------------------
Limitation     Under Pennsylvania law, a       Wisconsin law imposes a
of             corporation may include in      statutory limit on the
Personal       its bylaws a provision which    liability of directors of
Liability      eliminates the liability of     Wisconsin corporations,
of             its directors for monetary      without requiring the
Directors      damages for any action taken    inclusion of a provision in
               or the failure to take any      a corporation's articles of
               action, unless (1) the          incorporation. Under
               directors have breached or      Wisconsin law, a director
               failed to perform their         of a corporation is not
               duties and (2) the breach or    liable to the corporation,
               failure to perform              its shareholders or persons
               constitutes self-dealing,       asserting rights on behalf
               willful misconduct or           of the corporation or its
               recklessness.  However, a       shareholders, unless (1)
               Pennsylvania corporation may    the liability is based on a
               not eliminate the liability     breach of the director's
               of directors where the          duty (whether the duty of
               responsibility or liability     care or duty of loyalty) to
               of a director arises under      the corporation and its
               any criminal statute or is      shareholders and (2) such
               for the payment of federal,     breach constitutes (A) the
               state or local taxes.  Both     director's willful failure
               the Thermacore articles of      to deal fairly with the
               incorporation and bylaws        corporation or its
               include such a provision and    shareholders in connection
               exception.                      with a matter in which the
                                               director had a material
                                               conflict of interest, (B) a
                                               violation of criminal law,
                                               unless the director had
                                               reasonable cause to believe
                                               that his or her conduct was
                                               lawful or no reasonable
                                               cause to believe his or her
                                               conduct was unlawful, (C) a
                                               transaction from which the
                                               director derived an
                                               improper personal profit,
                                               or (D) willful misconduct.
----------------------------------------------------------------------------

---------------------------------------------------------------------------
               Rights of Thermacore             Rights of Modine
                   Shareholders                   Shareholders
---------------------------------------------------------------------------
Statutory      Pennsylvania law has no         Wisconsin law provides that
Shareholder    similar statute.                shareholders of a
Liability                                      corporation are personally
for                                            liable, up to an amount
Employee                                       equal to the par value of
Wages                                          the shares that they own,
                                               for all debts owed by the
                                               corporation to employees
                                               for services performed, but
                                               not exceeding six months'
                                               service in any one case.
                                               Although the applicable
                                               statute specifies that such
                                               liability is limited to the
                                               par value of the shares
                                               ($0.625, in the case of
                                               Modine), at least one
                                               Wisconsin trial court has
                                               interpreted this to mean
                                               the consideration paid to a
                                               corporation for shares.
                                               This decision was affirmed
                                               by a split decision of the
                                               Wisconsin Supreme Court,
                                               with one justice
                                               abstaining.  As a result,
                                               the affirming decision is
                                               without precedential
                                               effect.
---------------------------------------------------------------------------
Indemnif-      Under Pennsylvania law, a       Unless the corporation's
ication        corporation may indemnify a     articles of incorporation
of             director, officer or            provide otherwise,
Directors      representative of the           Wisconsin law provides for
and            corporation against             mandatory indemnification
Officers       expenses, including             of a director or officer
               attorneys' fees, judgments,     against certain liabilities
               fines and settlement amounts    and expenses. In
               actually and reasonably         particular, Wisconsin law
               incurred in a civil or          mandates indemnification:
               criminal action, suit or        (1) to the extent such
               proceeding by reason of         officers or directors are
               being or having been a          successful in the defense
               representative of or serving    of a proceeding (whether
               at the request of the           brought derivatively or by
               corporation.  In order to be    a third party) and (2) in
               eligible for                    proceedings in which the
               indemnification, a director,    director or officer is not
               officer or representative of    successful in the defense,
               the corporation must have       unless it is determined
               acted in good faith and in a    that the director or
               manner he or she reasonably     officer breached or failed
               believed to be in, or not       to perform his or her
               opposed to, the best            duties to the corporation
---------------------------------------------------------------------------
---------------------------------------------------------------------------
               Rights of Thermacore             Rights of Modine
                   Shareholders                   Shareholders
---------------------------------------------------------------------------
               interests of the                and such breach or failure
               corporation, and in the case    constituted (A) a willful
               of a criminal proceeding, he    failure to deal fairly with
               or she must have had no         the corporation or its
               reasonable cause to believe     shareholders in connection
               his or her conduct was          with a matter in which the
               unlawful.                       director or officer had a
                                               material conflict of
               Pennsylvania law expressly      interest, (B) a violation
               permits indemnification in      of criminal law, unless the
               connection with any action,     director or officer had
               including a derivative          reasonable cause to believe
               action, unless a court          his or her conduct was
               determines that the acts or     lawful or had no reasonable
               omissions giving rise to the    cause to believe his or her
               claim constituted willful       conduct was unlawful, (C) a
               misconduct or recklessness.     transaction from which the
                                               director or officer derived
               Pennsylvania law also           an improper personal
               provides for mandatory          profit, or (D) willful
               indemnification of a            misconduct.
               representative of a
               corporation if that person      Under its bylaws, Modine
               has been successful on the      shall indemnify a director,
               merits or otherwise in          officer or employee of the
               defense of any third-party      company against reasonable
               or derivative action.           expenses, including
                                               attorneys' fees, judgments,
               The Thermacore articles of      fines and settlement
               incorporation authorize the     amounts, actually and
               corporation to provide          necessarily incurred in
               indemnification in              connection with a civil,
               compliance with Pennsylvania    criminal, administrative or
               law, which are contained in     investigative action, suit
               its bylaws.  Further, the       or proceeding (other than a
               bylaws provide that these       derivative action) by
               obligations to indemnify a      reason of having been a
               director or officer shall be    director, officer or
               considered a contract           employee of the company,
               between Thermacore and that     provided that he or she
               director or officer.            acted in good faith and in
                                               a manner he or she
                                               reasonably believed to be
                                               in or not opposed to the
                                               best interests of the
                                               company.
---------------------------------------------------------------------------
Anti-          Under Pennsylvania corporate    Under Wisconsin law, the
Takeover       law, directors may, in          directors and officers of
Provisions     considering the best            Modine may, in considering
               interests of the                its best long-term and
               corporation, consider any of    short-term interests,
               the following to the extent     consider the effects of any
               they deem appropriate:          action (including an action
---------------------------------------------------------------------------
---------------------------------------------------------------------------
               Rights of Thermacore             Rights of Modine
                   Shareholders                   Shareholders
---------------------------------------------------------------------------
                                               relating to a change in
               -  the effects of any           control of the corporation)
                  action upon any or all       upon its employees,
                  groups affected by the       suppliers, and customers or
                  action, including            the communities in which it
                  shareholders, employees,     has offices or any other
                  suppliers, customers and     pertinent factors.  These
                  creditors of the             provisions may be deemed to
                  corporation, and upon        have an antitakeover effect
                  communities in which         since they expressly
                  offices or other             authorize directors to take
                  establishments of the        into account the interests
                  corporation are located;     of constituencies other
                                               than Modine's shareholders
               -  the short-term and long-     in determining what is and
                  term interests of the        is not in the best
                  corporation, including       interests of the
                  benefits that may accrue     corporation.  Such a
                  to the corporation from      provision may be relied
                  its long-term plans and      upon by directors in
                  the possibility that         responding to an
                  these interests may be       unsolicited bid for a
                  best served by the           change in control of the
                  continued independence       corporation.
                  of the corporation;
                                               Wisconsin law also has
               -  the resources, intent        special provisions relating
                  and conduct (past, stated    to changes in control of
                  and potential) of any        public companies, such as
                  person seeking to            Modine, which are
                  acquire control of the       incorporated in the state.
                  corporation; and             These laws regulate a broad
                                               range of business
               -  all other pertinent          combinations and similar
                  factors.                     transactions involving a
                                               resident domestic
               In considering the best         corporation. Situations
               interests of the corporation    covered by these statutes
               or the effects of any           include:
               action, the directors are
               not required to regard any      1) business combinations
               corporate interest or the          with significant
               interests of any particular        shareholders;
               group affected by the action    2) reduction of voting
               as a dominant or controlling       power for those who
               interest or factor.                acquire more than 20%
                                                  of a corporation's
               In addition, the standard of       outstanding shares;
               care that applies to any        3) supermajority voting
               action taken by a director         requirements in the case
               in connection with the             of certain business
               acquisition or sale of a           combinations which do
               corporation is no higher           meet "fair price"
               than the standard that             standards; and
---------------------------------------------------------------------------

---------------------------------------------------------------------------
               Rights of Thermacore             Rights of Modine
                   Shareholders                   Shareholders
----------------------------------------------------------------------------

               applies to any other action     4) restrictions on
               of a director.                     certain defensive
                                                  actions in the face
                                                  of a takeover offer.

                                               While these provisions are
                                               generally designed to
                                               protect shareholders of
                                               covered corporations in the
                                               event of a proposal to
                                               acquire a company, they may
                                               have the effect of
                                               inhibiting offers which
                                               otherwise could be in
                                               the best interests of
                                               shareholders. For further,
                                               more detailed information
                                               about these provisions, see
                                               "Description of Modine
                                               Common Stock--Certain
                                               Provisions that May Delay
                                               or Prevent a Change-in-
                                               Control of Modine"
                                               beginning on page __ of the
                                               proxy statement/prospectus.
----------------------------------------------------------------------------

         WHERE YOU CAN FIND MORE INFORMATION

     Modine files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information Modine files at the Securities and Exchange Commission's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials may also be obtained from the Securities and Exchange Commission at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Modine's filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http: //www.sec.gov."

     Modine has filed with the Securities and Exchange Commission a registration statement on Form S-4 with respect to the Modine common stock to be issued to holders of Thermacore common stock and preferred stock pursuant to the merger agreement. This proxy statement/prospectus constitutes the prospectus of Modine that is filed as part of the registration statement. Other parts of the registration statement are omitted from this proxy statement/prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. Copies of the registration statement, including exhibits, may be inspected, without charge, at the offices of the Securities and Exchange Commission listed in the preceding paragraph, and copies may be obtained from the Securities and Exchange Commission at prescribed rates. A copy of the registration statement may also be found on the Securities and Exchange Commission's web site at the site address indicated in the preceding paragraph.

     The Securities and Exchange Commission allows Modine to "incorporate by reference" information into this proxy statement/prospectus. This means that Modine may disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission.
The information incorporated by reference is considered to be a part of this proxy statement/prospectus, unless it has been modified or superseded by information included in this proxy statement/prospectus or in a later-dated filing made by Modine with the Securities and Exchange Commission. The following documents previously filed with the Securities and Exchange Commission by Modine (Commission File Number 1-1373) are incorporated by reference into this proxy statement/prospectus:

     1. Modine's Annual Report on Form 10-K for the fiscal year ended March 31, 2000;

     2. Modine's Quarterly Reports on Form 10-Q for the quarterly periods ended June 26, 2000, September 26,
          2000, and December 26, 2000;

     3.   Modine's Current Reports on Form 8-K filed with the
          Securities and Exchange Commission

          (a) on December 15, 2000, relating to the execution and delivery of the merger agreement,

          (b) on December 1, 2000, relating to Modine's revision of its sales and earnings outlook for its third quarter and the remainder of its fiscal year ending March 31, 2001;

          (c) on October 27, 2000, relating to the appointment of Ernest T. Thomas as chief financial officer of Modine;

          (d) on July 20, 2000, relating to a settlement agreement between Modine and Showa Aluminum
               Corporation; and

          (e) on June 9, 2000, relating to Modine's sales forecast for its 2000-01 fiscal year;

     4. Modine's Proxy Statement relating to the Annual Meeting of Shareholders of Modine held on July 19, 2000;

     5. the description of the Modine common stock contained in its Form 10, filed with the Securities and Exchange
          Commission on May 1, 1935; and

     6. the description of the Modine preferred stock purchase rights contained in its Form 8-A, filed with the Securities and Exchange Commission on November 18,
          1986, as amended by its Form 8-A12G/A (Amendment No. 1), filed with the Securities and Exchange Commission on January 27, 1995, Form 8-A12G/A (Amendment No. 2), filed with the Securities and Exchange Commission on December 20, 1996 and Form 8-A12G/A (Amendment No. 3), filed with the Securities and Exchange Commission on January 29, 1998.

     Modine is also incorporating by reference additional documents that it files with the Securities and Exchange
Commission between the date of this proxy statement/prospectus and the date of the Thermacore special meeting.

     If you are a Thermacore shareholder, you can obtain any of the documents incorporated by reference through Modine or the Securities and Exchange Commission. Documents incorporated by reference are available from Modine without charge, excluding all exhibits unless Modine has specifically incorporated by reference an exhibit in this proxy statement/prospectus. You may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Modine at the following address:

            Modine Manufacturing Company
            1500 DeKoven Avenue
            Racine, Wisconsin 53403-2552
            Telephone: 1-262-636-1200
            Attn: Corporate Secretary

     If you would like to request documents from Modine, please do so by __________, 2001, to receive them before the special meeting. These filings are also available through Modine's website at "http://www.Modine.com."

     You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus in deciding how to vote at the Thermacore special meeting. Neither Modine nor Thermacore has authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated __________, 2001. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to you nor the issuance of Modine common stock in the merger shall create any implication to the contrary.

     Modine has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Modine, and Thermacore has supplied all information contained in this proxy statement/prospectus relating to Thermacore.

                             EXPERTS

     The financial statements incorporated in this proxy statement/prospectus and by reference to Modine's Annual Report on Form 10-K for the year ended March 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                           LEGAL MATTERS

     Certain legal matters relating to the validity of the Modine common stock issuable in connection with the merger and certain federal income tax matters relating to the merger will be passed upon for Modine by Schiff Hardin & Waite, Chicago, Illinois. Certain legal matters relating to federal income tax matters relating to the merger will be passed upon for Thermacore by Pepper Hamilton LLP, Berwyn, Pennsylvania.


        FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

     Some of the statements included or, in the case of Modine, incorporated by reference, in this document constitute forward-looking statements, as that term is defined in the Securities Reform Act of 1995. These statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of Modine, Thermacore or the combined company. These statements may relate to, but are not limited to, information or assumptions about sales, income, earnings per share, return on equity, capital expenditures, dividends, capital structure, free cash flow, debt to capitalization ratios, interest rates, internal growth rates, pending legal proceedings and claims (including environmental matters), future economic performance and management's plans, goals and objectives for future operations and growth. These forward-looking statements generally are accompanied by words such as "intend," "anticipate," "believe," "estimate," "project," "expect," "should" or similar expressions. You should understand that forward-looking statements are not guarantees since there are inherent difficulties in predicting future results.

Actual results could differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ include, but are not necessarily limited to, those discussed in the documents incorporated by reference in this proxy statement/prospectus. Those include:

     - the integration by Modine's customers of products currently supplied by Modine;

     - the success of Modine or its competitors in obtaining the business of the available customer base;

     - the ability of Modine to pass on increased costs to its customers;

     -  variations in currency-exchange rates that may effect
        Modine's non-domestic business;

     -  labor relations at Modine;

     - Modine's customers and suppliers, which may effect the continuous supply of Modine's products; and

     - the ability to improve the operations of the divisions or businesses it has acquired.

                                                  ANNEX A

                   AGREEMENT AND PLAN OF MERGER

                           dated as of

                         December 13, 2000

                             between

                 THERMACORE INTERNATIONAL, INC.

                               and

                  MODINE MANUFACTURING COMPANY

			   TABLE OF CONTENTS
			      -----------

							       Page
							       ----

TABLE OF CONTENTS                                                I

ARTICLE 1                                                        1

     SECTION 1.1. MERGER                                         1
     SECTION 1.2. SURRENDER AND PAYMENT                          2
     SECTION 1.3. THE MERGER DATE                                4
     SECTION 1.4. STOCK OPTIONS OF THE COMPANY                   5
     SECTION 1.5. FRACTIONAL SHARES                              6
     SECTION 1.6. DISSENTING SHARES                              6
     SECTION 1.7. AGGREGATE CONSIDERATION; EXCHANGE RATIO;
		    VALUATION OF BUYER COMMON STOCK              7

ARTICLE 2                                                        8

     SECTION 2.1. ARTICLES OF INCORPORATION; BYLAWS              8
     SECTION 2.2. DIRECTORS AND OFFICERS                         8

ARTICLE 3                                                        8

     SECTION 3.1. CORPORATE EXISTENCE AND POWER                  9
     SECTION 3.2. CORPORATE AUTHORIZATION                        9
     SECTION 3.3. GOVERNMENTAL AUTHORIZATION                     9
     SECTION 3.4. NON-CONTRAVENTION                             10
     SECTION 3.5. CAPITALIZATION                                10
     SECTION 3.6. SUBSIDIARIES                                  11
     SECTION 3.7. FINANCIAL STATEMENTS                          12
     SECTION 3.8. DISCLOSURE DOCUMENTS                          12
     SECTION 3.9. ABSENCE OF CERTAIN CHANGES                    13
     SECTION 3.10. NO UNDISCLOSED MATERIAL LIABILITIES          14
     SECTION 3.11. LITIGATION; INVESTIGATIONS                   14
     SECTION 3.12. TAXES                                        14
     SECTION 3.13. ERISA AND LABOR MATTERS                      15
     SECTION 3.14. COMPLIANCE WITH LAWS                         18
     SECTION 3.15. INTELLECTUAL PROPERTY RIGHTS                 18
     SECTION 3.16. ENVIRONMENTAL MATTERS                        20
     SECTION 3.17. FINDERS FEES                                 21
     SECTION 3.18. TITLE TO AND CONDITION OF PROPERTIES         22
     SECTION 3.19. CONTRACTS                                    22
     SECTION 3.20. ACCOUNTS RECEIVABLE                          23
     SECTION 3.21. RELATIONSHIPS WITH CUSTOMERS AND
		     SUPPLIERS                                  23
     SECTION 3.22. PRODUCT WARRANTIES AND LIABILITIES           24
     SECTION 3.23. AFFILIATE TRANSACTIONS                       24
     SECTION 3.24. INSURANCE                                    24

     SECTION 3.25. POOLING OF INTERESTS TREATMENT               25
     SECTION 3.26. INVENTORIES                                  25
     SECTION 3.27. NO GUARANTIES; EXTENSIONS OF CREDIT          25
     SECTION 3.28. RELATIONSHIPS WITH SALES REPRESENTATIVES     26
     SECTION 3.29. PERMITS                                      26
     SECTION 3.30. RELATIONSHIPS WITH JOINT VENTURE PARTNERS    26

ARTICLE 4                                                       27

     SECTION 4.1. CORPORATE EXISTENCE AND POWER                 27
     SECTION 4.2. CORPORATE AUTHORIZATION                       27
     SECTION 4.3. GOVERNMENTAL AUTHORIZATION                    27
     SECTION 4.4. NON-CONTRAVENTION                             28
     SECTION 4.5. SEC FILINGS                                   28
     SECTION 4.6. FINANCIAL STATEMENTS                          29
     SECTION 4.7. DISCLOSURE DOCUMENTS                          29
     SECTION 4.8. ABSENCE OF CERTAIN CHANGES                    30
     SECTION 4.9. NO UNDISCLOSED MATERIAL LIABILITIES           30
     SECTION 4.10. FINDERS FEES                                 30
     SECTION 4.11. PERMITS                                      30
     SECTION 4.12. POOLING OF INTERESTS TREATMENT               31

ARTICLE 5                                                       31

     SECTION 5.1. CONDUCT OF THE COMPANY                        31
     SECTION 5.2. SHAREHOLDER MEETING; PROXY MATERIALS          35
     SECTION 5.3. OTHER OFFERS                                  36
     SECTION 5.4. INTELLECTUAL PROPERTY MATTERS                 36
     SECTION 5.5. AFFILIATE LETTERS                             36
     SECTION 5.6. ACCESS TO INFORMATION                         37

ARTICLE 6                                                       37

     SECTION 6.1. CONDUCT OF BUYER                              38
     SECTION 6.2. DEPARTMENTS                                   38
     SECTION 6.3. REGISTRATION STATEMENT                        38
     SECTION 6.4. LISTING ON NASDAQ                             38
     SECTION 6.5. ORGANIZATIONAL STRUCTURE                      38
     SECTION 6.6. BOARD OF DIRECTORS                            38

ARTICLE 7                                                       39

     SECTION 7.1. COMMERCIALLY REASONABLE EFFORTS               39
     SECTION 7.2. COOPERATION                                   39
     SECTION 7.3. PUBLIC ANNOUNCEMENTS                          39
     SECTION 7.4. FURTHER ASSURANCES                            40
     SECTION 7.5. NOTICES OF CERTAIN EVENTS                     40
     SECTION 7.6. DIRECTOR AND OFFICER LIABILITY                40
     SECTION 7.7. GOVERNMENTAL AUTHORIZATION                    42
     SECTION 7.8. CERTAIN CORPORATE MATTERS                     42
     SECTION 7.9. EMPLOYMENT                                    42
     SECTION 7.10. TAX-FREE REORGANIZATION                      42

     SECTION 7.11. POOLING                                      42

ARTICLE 8                                                       43

     SECTION 8.1. CONDITIONS TO THE OBLIGATIONS OF EACH
		    PARTY                                       43
     SECTION 8.2. CONDITIONS TO THE OBLIGATIONS OF BUYER        44
     SECTION 8.3. CONDITIONS TO THE OBLIGATIONS OF THE
		    COMPANY                                     45

ARTICLE 9                                                       45

     SECTION 9.1. TERMINATION                                   45
     SECTION 9.2. EFFECT OF TERMINATION                         46

ARTICLE 10                                                      46

     SECTION 10.1. NOTICES                                      46
     SECTION 10.2. ENTIRE AGREEMENT; NON-SURVIVAL OF
		     REPRESENTATIONS AND WARRANTIES;
		     NO THIRD PARTY BENEFICIARIES               48
     SECTION 10.3. AMENDMENTS; NO WAIVERS                       48
     SECTION 10.4. EXPENSES                                     49
     SECTION 10.5. DOLLAR AMOUNTS                               49
     SECTION 10.6. SUCCESSORS AND ASSIGNS                       49
     SECTION 10.7. GOVERNING LAW                                49
     SECTION 10.8. COUNTERPARTS; EFFECTIVENESS                  49

			     DEFINITIONS


1933 Act                                                         9
1934 Act                                                         9
Adjusted Option                                                  5
Affiliate                                                        2
Articles of Merger                                               4
Benefit Arrangements                                            16
Buyer                                                            1
Buyer 10-K                                                      28
Buyer 10-Qs                                                     28
Buyer Balance Sheet                                             28
Buyer Balance Sheet Date                                        28
Buyer Common Stock                                               1
Buyer Disclosure Documents                                      29
Buyer Disclosure Schedule                                       26
Buyer Option Plan                                                5
Buyer Party                                                     27
Buyer SEC Disclosure Documents                                  29
Buyer SEC Documents                                             28
Claim                                                           40
Code                                                             5
Company                                                      1, 21
Company Balance Sheet                                           12
Company Disclosure Documents                                    12
Company Disclosure Schedule                                      8
Company Securities                                              11
Company Shareholder Meeting                                     35
Company Stock                                                    1
Company Stock Options                                            5
Company Stock Plans                                              5
Company Subsidiary Securities                                   11
Contract                                                        22
D&O Insurance                                                   41
defined benefit plan                                            16
employee benefit plan                                           15
employee pension benefit plan                                   15
Employee Plans                                                  15
Environmental Laws                                              20
Environmental Permits                                           21
ERISA                                                           15
ERISA Affiliate                                                 15
Exchange Agent                                                   2
Form S-4                                                        29
Governmental Authority                                           9
Hazardous Substance                                             21
HSR Act                                                          9
Indemnified Party                                               40
Intellectual Property                                           18
Lien                                                            10
Material Adverse Effect                                          9
Merger                                                           1
Merger Date                                                      4
Merger Sub                                                       1
Merger Sub Common Stock                                          2
multiemployer plan                                              16
Pennsylvania Law                                                 2
Pension Plans                                                   16
Person                                                           2
Pre-Merger Matters                                              40
Product Liability                                               23
Required Shareholder Vote                                        9
Series A Preferred Stock                                        10
Subsequent Buyer SEC Documents                                  28
Subsidiary                                                       2
Subsidiary of the Company                                       21
Surviving Corporation                                            1
Surviving Corporation Common Stock                               2
Tax Return                                                      15
Taxes                                                           15
Taxing Authorities                                              15
U.S. GAAP                                                       12

		    AGREEMENT  AND  PLAN  OF  MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of December 13, 2000 (this "Agreement"), is entered into between Modine Manufacturing Company, a Wisconsin corporation ("Buyer"), and Thermacore International, Inc., a Pennsylvania corporation (the "Company"). The parties intend that the Merger (as defined herein) shall qualify as a reorganization within the meaning of Section 368(a) of the Code (as defined herein) and that this Agreement shall constitute a plan of reorganization for purposes of Section 368(a) of the Code and be treated for financial reporting purposes as a pooling of interests.

     The parties hereto agree as follows:

			       ARTICLE 1

			      THE MERGER

     Section 1.1. Merger. (a) The Buyer shall form a new Pennsylvania corporation as a wholly-owned subsidiary ("Merger Sub"). Upon the terms and subject to the conditions set forth herein, on the Merger Date, the Buyer shall cause Merger Sub to merge into the Company (the "Merger") and the separate existence of Merger Sub shall cease. The Company shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation") and its separate corporate existence, with all its purposes, objects, rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Merger.

     (b) Pursuant to the Merger:

	  (i) Each share of common stock, $.01 par value, of the Company (the "Company Common Stock") held by the Company or any Subsidiary of the Company as treasury stock or by Buyer, in each case immediately prior to the Merger Date, shall be canceled and no payment shall be made with respect thereto;

	 (ii) Each share of Company Common Stock outstanding immediately prior to the Merger Date shall, except as otherwise provided in
     Section 1.1(b)(i), be converted into the right to receive a number of shares of common stock of the Buyer, $0.625 par value ("Buyer Common Stock"), equal to the Exchange Ratio, as defined in Section 1.7(b);

	(iii) Each share of the Series A Convertible Preferred Stock, $.01 par value, of the Company (the "Company Preferred Stock" and, together with the Company Common Stock, the "Company Stock") outstanding immediately prior to the Merger Date shall be converted into the right to receive that number of shares of Buyer Common Stock which the holder of a share of Company Preferred Stock would have been entitled to receive under Section 1.1(b)(ii) if the share of Company Preferred Stock had been converted into Company Common Stock immediately prior to the Merger; and

	 (iv) At the Merger Date, each share of common stock of Merger Sub ("Merger Sub Stock") outstanding immediately prior to the Merger Date shall be converted into an equal number of shares of common stock, par value $.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock").

     From and after the Merger Date, all shares of Company Stock converted in accordance with Section 1.1(b)(ii) and (iii) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of such shares shall cease to have any rights with respect thereto, except the right to receive the number of shares of Buyer Common Stock set forth in Section 1.1(b)(ii) or (iii), as applicable (collectively, the "Merger Consideration"), the right to exercise dissenters' rights in accordance with, and subject to the provisions of, the Pennsylvania Business Corporation Law (the
"Pennsylvania Law") and the other rights specified in this Agreement.
From and after the Merger Date, all certificates representing Merger
Sub Common Stock shall be deemed for all purposes to represent the number of shares of Surviving Corporation Common Stock into which they were converted in accordance with Section 1.1(b)(iv). For purposes of this Agreement, "Subsidiary", when used with respect to any Person, means any other Person, whether incorporated or unincorporated, of which securities or other ownership interests having ordinary power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership (general or limited), an association, a trust or any other entity or organization, including, without limitation, a government or political subdivision or any agency or instrumentality thereof. For purposes of this Agreement, an "Affiliate", when used with respect to any Person, means any other Person who is, or is deemed to be, an affiliate of such Person within the meaning of the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission (the "SEC") thereunder (the "1933 Act").

     Section 1.2. Surrender and Payment (a) Prior to the Merger Date, Buyer shall appoint an agent reasonably satisfactory to the Company (the "Exchange Agent") for the purpose of exchanging certificates representing shares of Company Stock for the Merger Consideration. Buyer will make available to the Exchange Agent, as needed, certificates representing the Buyer Common Stock constituting the Merger Consideration to be paid in exchange for shares of Company Stock, in accordance with the terms of
Section 1.1(b). Promptly after the Merger Date, Buyer shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock whose shares were converted into a right to receive the Merger Consideration in accordance with Section 1.1(b)(ii) or
(iii) at the Merger Date a letter of transmittal for use in such exchange (which shall specify that delivery of the Merger Consideration shall be effected, and risk of loss and title to certificates representing shares of Company Stock shall pass, only upon proper delivery of the certificates representing shares of Company Stock to the Exchange Agent).

     (b) Each holder of shares of Company Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such shares of Company Stock, together with a properly completed letter of transmittal covering such shares of Company Stock, will be entitled to receive (i) the Merger Consideration payable in respect of such shares of Company Stock,
(ii) cash in lieu of any fractional shares of Buyer Common Stock pursuant to Section 1.5, and (iii) certain dividends or other distributions in accordance with Section 1.2(f). Until so surrendered, each such certificate shall, after the Merger Date, represent for all purposes only the right to receive (i) the Merger Consideration, (ii) cash in lieu of any fractional shares pursuant to Section 1.5 and (iii) certain dividends or other distributions in accordance with Section 1.2(f). The Merger Consideration paid pursuant to this Article 1 upon surrender of certificates representing shares of Company Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Stock represented thereby.

     (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the shares of Company Stock represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares of Company Stock or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Merger Date, there shall be no further registration of transfers of shares of Company Stock. If, after the Merger Date, certificates representing shares of Company Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 1.

     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.2(a) that remains unclaimed by the holders of shares of Company Stock twelve (12) months after the Merger Date shall be returned to Buyer, upon demand, and any such holder who has not exchanged his shares of Company Stock for the Merger Consideration in accordance with this Section 1.2 prior to that time shall thereafter look only to Buyer for his claim for (i) the Merger Consideration, (ii) any cash in lieu of any fractional shares pursuant to Section 1.5 and (iii) certain dividends or other distributions in accordance with Section 1.2(f). Notwithstanding the foregoing, Buyer shall not be liable to any holder of shares of Company Stock for any amount paid to a public official pursuant to applicable escheat or abandoned property laws. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Merger Date (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Buyer free and clear of any claim or interest of any Person previously entitled thereto.

     (f) No dividends or other distributions with respect to the Buyer Common Stock constituting all or a portion of the Merger Consideration shall be paid to the holder of any unsurrendered certificate representing Company Stock until such certificates are surrendered as provided in this
Section 1.2. Subject to the effect of applicable laws, following such surrender, there shall be paid, without interest, to the record holder of the certificates representing the Buyer Common Stock (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Merger Date payable prior to or on the date of such surrender with respect to such whole shares of Buyer Common Stock, and not paid, and the amount of cash payable in lieu of any fractional shares pursuant to Section 1.5, less the amount of any withholding taxes which may be required thereon under any provision of federal, state, local or foreign tax law, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Merger Date but prior to the date of surrender and a payment date subsequent to the date of surrender payable with respect to such whole shares of Buyer Common Stock, less the amount of any withholding taxes which may be required thereon under any provision of federal, state, local or foreign tax law. Buyer shall make available to the Exchange Agent cash for these purposes.

     (g) If any certificate representing Company Stock that was converted into a right to receive the Merger Consideration in accordance with Section 1.1(b)(ii) or (iii) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such Person of a bond in such reasonable amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate (i) the applicable Merger Consideration,
(ii) cash in lieu of any fractional shares pursuant to Section 1.5 and
(iii) any unpaid dividends and distributions on shares of Buyer Common Stock deliverable in respect thereof in accordance with Section 1.2(f).

     Section 1.3. The Merger Date. As soon as practicable after the satisfaction or, to the extent permitted hereunder or under applicable law, waiver of all conditions to the Merger, but in no event later than three
(3) calendar days after the later of the dates on which the conditions set forth in Section 8.1(a) and 8.1(b) of this Agreement are satisfied, or on such other date as shall have been mutually agreed upon by the parties,
(a) the Company shall file, and the Buyer shall cause Merger Sub to file, a copy of this Agreement or, to the extent permitted by the Pennsylvania Law, Articles of Merger (the "Articles of Merger") with the Pennsylvania

Secretary of State and make all other filings or recordings required by the Pennsylvania Law in connection with the Merger and (b) the Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State, or at such later date or time as Buyer and the Company shall agree and shall be specified in the Articles of Merger (such time and date are referred to as the "Merger Date").

     Section 1.4. Stock Options of the Company. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors administering the Company Stock Plans, as defined below) shall adopt such resolutions or take such other actions as may be required to effect the following.

	   (i) adjust, in accordance with their terms, the terms of all outstanding options to purchase shares of Company Common Stock (the "Company Stock Options") granted under the plans or arrangements providing for the grant of options to purchase shares of Company Common Stock to current or former officers, directors, employees or consultants of the Company listed in
     Section 1.4 of the Company Disclosure Schedules (as defined in the preamble to Article 3) (the "Company Stock Plans"), whether vested or unvested, as necessary to provide that, at the Merger Date, each Company Stock Option outstanding immediately prior to the Merger Date shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option, the number of shares of Buyer Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Company Stock subject to such Company Stock Option by the Exchange Ratio, at a price per share of Buyer Common Stock equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (B) the aggregate number of shares of Buyer Common Stock deemed purchasable pursuant to such Company Stock Option (each, as so adjusted, an "Adjusted Option"); provided that such exercise price shall be rounded up to the nearest whole cent; and

	  (ii) make such other changes, if any, to the Company Stock Plans and Company Stock Options as Buyer and the Company may agree are appropriate solely to give effect to the Merger and consistent with the parties' intent that the Merger be treated for financial reporting purposes as a pooling of interests.

     (b) Notwithstanding Section 1.4(a), the adjustments provided in
Section 1.4(a) with respect to any Company Stock Options that are "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), shall be and are intended to be effected in a manner which is consistent, to the extent permitted by applicable law, with Section 424(a) of the Code.

     (c) Prior to the Merger Date, Buyer shall adopt an option plan (the "Buyer Option Plan") which shall provide for the issuance of the Adjusted Options at the Merger Date and by virtue of the Merger, and without the need of any further corporate action, Buyer shall assume all obligations of the Company under the Company Stock Plans, including with respect to the Company Stock Options outstanding at the Merger Date.

     (d) Within two (2) business days after the Merger Date, Buyer shall prepare and file with the SEC a registration statement on Form S-8 (and on Form S-3, if required) registering a number of shares of Buyer Common Stock equal to the number of shares subject to the Adjusted Options. Such registration statement shall be kept effective (and the current status of the initial offering prospectus or prospectuses required thereby shall be maintained) at least for so long as any Adjusted Options may remain outstanding.

     (e) As soon as practicable after the Merger Date, Buyer shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Company Stock Plans and the agreements evidencing the grants of such Company Stock Options and that such Company Stock Options and agreements shall be assumed by Buyer and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.4 after giving effect to the Merger).

     (f) A holder of an Adjusted Option may exercise such Adjusted Option in accordance with its terms.

     (g) Except to the extent required under the respective terms of the Company Stock Options or other applicable agreements, all restrictions or limitations on transfer and vesting with respect to Company Stock Options awarded under the Company Stock Plans or any other plan, program or arrangement of the Company, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by Buyer as set forth above.

     Section 1.5. Fractional Shares. No fractional shares of Buyer Common Stock shall be issued in the Merger, but in lieu thereof each holder of Company Stock otherwise entitled to a fractional share of Buyer Common Stock will be entitled to receive a cash payment in lieu of such fractional shares of Buyer Common Stock equal to such fraction times the Buyer Average Price (as defined in Section 1.7(b) of this Agreement). As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Stock in lieu of any functional shares of Buyer Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Company Stock without interest.

     Section 1.6. Dissenting Shares. Notwithstanding Section 1.1, shares of Company Stock outstanding immediately prior to the Merger Date and held by a holder who has not voted in favor of the Merger and who has exercised dissenters' rights in respect of such shares of Company Stock in accordance with the Pennsylvania Law shall not be converted into a right to receive the applicable Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses his dissenters rights. Shares of Company Stock in respect of which dissenters' rights have been exercised shall be treated in accordance with Section 1575 of the Pennsylvania Law. If after the Merger Date such holder fails to perfect or withdraws or otherwise loses his right to demand the payment of fair value for shares of Company Stock under Pennsylvania Law, such shares of Company Stock shall be treated as if they had been converted as of the Merger Date into a right to receive the applicable Merger Consideration. The Company shall give Buyer prompt notice of any demands received by the Company for the exercise of dissenters rights with respect to shares of Company Stock, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands. In the event any amounts shall become due and payable in respect of any such demands, such amounts shall be paid by the Surviving Corporation.


     Section 1.7. Aggregate Consideration; Exchange Ratio; Valuation of Buyer Common Stock. (a) For purposes of this Agreement, the aggregate consideration to be paid in exchange for the Company Stock in the Merger shall be ninety-three million five hundred forty-two thousand dollars ($93,542,000) (the "Aggregate Consideration"). The "Per Share Consideration" shall equal the Aggregate Consideration divided by 3,569,825, which, as of the date of this Agreement, equals the sum of the number of outstanding shares of Company Common Stock, the number of shares of Company Common
Stock into which the outstanding Company Preferred Stock is convertible, and the number of shares of Company Common Stock issuable upon the exercise of all outstanding Company Stock Options, whether vested or unvested as of the date of this Agreement.

     (b) The Exchange Ratio shall equal the Per Share Consideration divided by the Buyer Average Price (as defined below), with the quotient being rounded to the nearest one one hundred thousandth of a point. The "Buyer Average Price" means the unweighted average of the last-sale prices for the Buyer Common Stock, as reported on The Nasdaq Stock Market, for the twenty (20) trading days ending on the fifth trading day (the "Valuation Date") preceding the Merger Date, but not more than $32.00 nor less than $22.08.

     (c) If at any time during the period between the date of this Agreement and the Merger Date, any change in the outstanding shares of Buyer Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares or any stock dividend thereon with a record date during such period or any similar transaction or event (each a "Share Change"), the minimum and maximum Buyer Average Price set forth in Section 1.7(b) shall be changed by multiplying each such number by the Adjustment Ratio (as defined herein). The "Adjustment Ratio" shall be the number obtained by dividing the number of shares of Buyer Common Stock issued and outstanding immediately prior to the Share Change by the number of shares of Buyer Common Stock issued and outstanding immediately after the Share Change.


			     ARTICLE 2

		      THE SURVIVING CORPORATION

     Section 2.1. Articles of Incorporation; Bylaws. The articles of incorporation and bylaws of the Merger Sub in effect at the Merger Date shall be the articles of incorporation and bylaws, respectively, of the Surviving Corporation until amended in accordance with applicable law, except for Article I thereof which shall include the name of the Surviving Corporation designated by Buyer. The Surviving Corporation shall succeed to all of the rights, privileges, powers and franchises, of a public as well as of a private nature, of the Company and Merger Sub, all of the properties and assets and all of the debts of the Company and Merger Sub, and all choses in action and other interests due or belonging to the Company and Merger Sub and shall be subject to, and responsible for, all of the debts, liabilities and duties of the Company and Merger Sub with the effect set forth in the Pennsylvania Law.

     Section 2.2.  Directors and Officers.  From and after the Merger
Date, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Sub immediately prior to the Merger Date shall be the directors of the Surviving Corporation, and (b) the officers of Merger Sub immediately prior to the Merger Date shall be the officers of the Surviving Corporation. On or prior to the Merger Date, the Company shall deliver to Buyer evidence satisfactory to Buyer of the resignations (to be effective as of the Merger Date) of those directors of the Company and/or its Subsidiaries, and, without affecting their employment status or any rights they may have under any severance agreement, employment agreement or similar arrangement disclosed in the Company Disclosure Schedules, those officers of the Company and/or its Subsidiaries whose resignations as a director or officer have been requested by the Buyer.


				  ARTICLE 3

		   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure schedule of the Company attached hereto (the "Company Disclosure Schedules") or as otherwise provided herein, the Company represents and warrants to Buyer that:

     Section 3.1. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has all corporate powers required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified or in good standing is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company. For purposes of this Agreement, a "Material Adverse Effect" means, with respect to any Person, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the financial condition, business, operations, assets or results of operations of such Person and its Subsidiaries taken as a whole, or that would or would reasonably be expected to, materially impair the ability of such Person to perform its obligations under this Agreement. Section 3.1 of the Company Disclosure Schedules includes a list of all jurisdictions in which the Company or any Subsidiary of the Company is duly qualified to conduct business, and complete and correct copies of the Company's articles of incorporation and by-laws, each as amended to date, are included in the set of due diligence documents delivered by the Company to the Buyer concurrently with this Agreement (the "Company Disclosure Documents").

     Section 3.2. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement are within the Company's corporate powers and, except for the required approval of the shareholders of the Company in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. The affirmative vote of a majority of the votes cast by all shareholders of the Company entitled to vote on the Merger and the affirmative vote of two-thirds of the holders of the Company Preferred Stock, voting as a class, (collectively, the "Required Shareholder Vote") are the only votes of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

     (b) The Board of Directors of the Company, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated by this Agreement (including the Merger) are fair to and in the best interests of the shareholders of the Company, (ii) approved this Agreement and the transactions contemplated by this Agreement (including the Merger), and (iii) resolved to recommend adoption of this Agreement and the transactions contemplated hereby by the shareholders of the Company, subject to the terms hereof.

     Section 3.3. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any federal, state, local or foreign governmental body, agency, official or authority ("Governmental Authority") other than
(a) the filing of the Articles of Merger in accordance with the Pennsylvania Law; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (c) compliance with any applicable requirements of the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "1934 Act"); (d) compliance with any applicable requirements of the 1933 Act; (e) compliance with any applicable foreign or state securities or Blue Sky laws; and
(f) immaterial actions or filings relating to ordinary operational matters.

     Section 3.4. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not, (a) assuming receipt of the Required Shareholder Vote, contravene or conflict with the articles of incorporation or bylaws of the Company or any Subsidiary of the Company, (b) assuming compliance with the matters referred to in Section 3.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary of the Company, (c) except as set forth in
Section 3.4 of the Company Disclosure Schedules, constitute a default (or an event which with notice, the lapse of time or both would become a default) under, or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary of the Company or to a loss of any benefit to which the Company or any Subsidiary of the Company is entitled under any provision of any material agreement, contract or other instrument binding upon the Company or any Subsidiary of the Company or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary of the Company, (d) except as set forth in Section 3.4 of the Company Disclosure Schedules, require any action or consent or approval of any Person other than a Governmental Authority or (e) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, claim, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     Section 3.5. Capitalization. The authorized capital stock of the Company consists of (i) 5,000,000 shares of Company Common Stock and (ii) 62,500 shares of Company Preferred Stock, all of which are designated as Series A Convertible Preferred Stock. As of the date of this Agreement, there were (i) 2,254,425 shares of Company Common Stock outstanding and (ii) 62,500 shares of Company Preferred Stock outstanding, each share of which is convertible, by its terms, into ten shares of Company Common Stock. As of the date of this Agreement, there were Company Stock Options to purchase an aggregate of 690,400 shares of Company Common Stock outstanding, (421,975 of which Company Stock Options were exercisable) granted under the Company Stock Plans. All outstanding shares of capital stock of the Company have been, and all shares of Company Common Stock which may be issued upon the exercise of the Company Stock Options or the conversion of the Company Preferred Stock will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to preemptive rights. Except (i) as set forth in this Section 3.5 and (ii) for changes arising from the acceleration of vesting of Company Stock
Options upon consummation of the Merger as set forth in Section 3.4 of the Company Disclosure Schedules, there are outstanding (a) no shares of capital stock or other voting securities of the Company,
(b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and
(c) no options, warrants, calls, subscriptions or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (a), (b) and (c) being referred to collectively as the "Company Securities"). Except as set forth in Section 3.5 of the Company Disclosure Schedules, there are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Company Securities. Section 3.5 of the Company Disclosure Schedules sets forth (i) every agreement pursuant to which the Company has granted to any Person registration rights related to shares of Company Stock and (ii) every agreement to which the Company is a party or of which the Company has Knowledge relating to the voting of any shares of Company Stock (copies of which agreements are included in the Company Disclosure Documents).

     Section 3.6. Subsidiaries. (a) Each Subsidiary of the Company is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified or licensed is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

     (b) The Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the Subsidiaries of the Company set forth in Section 3.6 of the Company Disclosure Schedules. Except as set forth in Section 3.6 of the Company Disclosure Schedules, the Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity. The Company owns beneficially and of record, either directly or through a wholly-owned subsidiary, ownership interests having by their terms ordinary voting power to elect a majority of directors (or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries, free and clear of any Liens.
Each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable. True and correct information for each Subsidiary of the Company is set forth in Section 3.6 of the Company

Disclosure Schedules, as applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital and the record owner(s) thereof.
There are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any Subsidiary of the Company (collectively, the "Company Subsidiary Securities"), nor are there outstanding any securities which are convertible into or exchangeable for any Company Subsidiary Securities; and no Subsidiary of the Company has any obligation of any kind to issue any additional Company Subsidiary Securities or to pay for any Company Subsidiary Securities.

     Section 3.7. Financial Statements. The Company has delivered to Buyer copies of the following financial statements (the "Financial Statements"):

	  (i) consolidated balance sheets of the Company and its Subsidiaries at June 30, 2000 (the "Company Balance Sheet") and at June 30, 1999 and 1998, as audited by Arthur Anderson LLP, independent accountants to the Company and its Subsidiaries;

	 (ii) consolidated statements of income, cash flows and shareholders'equity of the Company and its Subsidiaries for the years ended June 30, 2000,1999 and 1998, as audited by Arthur Anderson LLP, independent accountants to the Company and its Subsidiaries; and

	(iii) an unaudited consolidated balance sheet of the Company and its Subsidiaries at September 30, 2000 and unaudited consolidated statements of income of the Company and its Subsidiaries for the quarter ended September 30, 2000.

	 Except as set forth in the Financial Statements or in Section
3.7 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles applied in the United States ("U. S. GAAP") to be set forth on the balance sheets provided hereunder that are not set forth therein. Such Financial Statements (i) were prepared in accordance with the books and records of the Company;
(ii) were prepared in accordance with U.S. GAAP consistently followed as of and for the periods presented; and (iii) fairly present the consolidated financial position of the Company and its Subsidiaries as of the indicated dates and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the indicated periods, in conformity with U.S. GAAP (subject, in the case of unaudited statements, to normal, recurring audit adjustments).

     Section 3.8. Disclosure Documents. Each document delivered by the Company to shareholders of the Company in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents") and any information supplied or to be supplied by the Company for inclusion in the proxy statement-prospectus prepared in connection with the adoption of this Agreement by the holders of Company Stock and included in the Buyer's Form S-4 (the "Proxy Statement-Prospectus") and any amendments or supplements thereto, at the time that the Form S-4 or any amendment or supplement thereto becomes effective under the 1933 Act, at the time the Proxy Statement-Prospectus or any amendment or supplement thereto is first mailed to shareholders of the Company, and at the time such shareholders vote on the adoption of this Agreement, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of any distribution of any Company Disclosure Document, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.8 will not apply to statements included in or omissions from the Company Disclosure Documents based upon information furnished to the Company by the Buyer specifically for use therein.

     Section 3.9. Absence of Certain Changes. Except as set forth in Section 3.9 of the Company Disclosure Schedules, (I) since
June 30, 2000, the Company has conducted its business only in the ordinary course consistent with past practice and there has not been (i) any change by the Company in accounting principles or methods except insofar as may have been required by U.S. GAAP,
(ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Company Stock, (iii) any split, combination or recapitalization of any Company Stock or any issuance of any other securities in respect of, in lieu of, or in substitution for shares of Company Stock, except for issuances of Company
Common Stock upon the exercise of Company Stock Options in accordance with their terms, and (iii) there has not been (A) any granting by the Company to any officer or director of the Company of any increase in compensation, except in the ordinary course of business consistent with prior practice, (B) any granting by the Company to any such officer of any increase in severance or termination payment, (C) any entry by the Company into any employment, severance or termination agreement with any such officer or (D) any purchase, redemption, or other acquisition of shares of the Company's capital stock or any interest therein; and (II) since June 30, 2000, there has not been any event, occurrence or development of a state of circumstances or facts which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, other than any of the foregoing (i) relating to the economy or securities markets in general, (ii) relating to the Company's industry in general, or (iii) arising from the announcement or thereafter the pendency of this Agreement or the transactions contemplated by this Agreement.

     Section 3.10. No Undisclosed Material Liabilities. There are no material liabilities, commitments or obligations (whether pursuant to contracts or otherwise) of the Company or any Subsidiary of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which is reasonably likely to result in such a material liability, commitment or obligation, including, without limitation, any fines, disciplinary actions or other adverse actions that may be taken or reported concerning the conduct of the Company or any of its Subsidiaries, other than:

     (a) liabilities, commitments or obligations disclosed or provided for in the Company Balance Sheet (including the notes thereto);

     (b) liabilities, commitments or obligations incurred in the ordinary course of business consistent with past practice since
June 30, 2000; and

     (c) liabilities, commitments or obligations under this Agreement.

Any liabilities, obligations, or commitments incurred in connection with judicial, administrative, or arbitration proceedings or claims against the Company or any of its Subsidiaries shall not be deemed to have been incurred in the ordinary course of business.

     Section 3.11. Litigation; Investigations. Except as set forth in Section 3.11 of the Company Disclosure Schedules, there is no suit, action or legal, administrative, arbitration or other proceeding or governmental investigation ("Action") pending or, to the Company's Knowledge, threatened, to which the Company is, or would be, a party or by which the Company is or would be affected, or which would impair the ability of the Company to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement. For the purposes of this Agreement, the term "Company's Knowledge" or similar words means the conscious awareness of any executive officer of the Company after due inquiry.

     Section 3.12. Taxes. (a) Except as set forth in the Company Balance Sheet (including the notes thereto) or as set forth in
Section 3.12 of the Company Disclosure Schedules, (i) all material Tax Returns for the Company or any Subsidiary of the Company required to be filed with any Taxing Authority by, or with respect to, the Company and its Subsidiaries have been filed in accordance with all applicable laws and are true, correct and complete in all material respects; (ii) the Company and its Subsidiaries have timely paid all Taxes shown as due and payable on the Tax
Returns for the Company or any Subsidiary of the Company that have been so filed; (iii) the Company and its Subsidiaries have made adequate provision for all Taxes payable by the Company and its Subsidiaries for which no Tax Return for the Company or any Subsidiary of the Company has yet been filed; (iv) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax; (v) neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (vi) neither the Company nor any of its Subsidiaries has been at any time a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent; (vii) all Tax Returns filed with respect to tax years of the Company and its Subsidiaries through the tax year ended June 30, 2000 have been examined and closed or are returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (viii) neither the Company nor any Subsidiary has been granted any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired; and (ix) neither the Company nor any Subsidiary of the Company is a party to a tax sharing agreement, including, without limitation, any agreement with respect to the shifting of losses or income among parties or has been a party to a tax sharing agreement that imposes obligations of the Company or any Subsidiary of the Company as of the date of this Agreement.

     (b) For purposes of this Agreement, "Taxes" means all United States federal, state, local and foreign taxes, levies and other assessments, including, without limitation, all income, sales, use, goods and services, value added, capital, capital gains, net worth, transfer, profits, withholding, payroll, PAYE, employer health, unemployment insurance payments, excise, real property and personal property taxes, and any other taxes, assessments or similar charges in the nature of a tax, including, without limitation, interest, additions to tax, fines and penalties, imposed by a governmental or public body, agency, official or authority (the "Taxing Authorities"). "Tax Return" means any return, report, information return or other document (including any related or supporting information) required to be filed with any Taxing Authority in connection with the determination, assessment, collection, administration or imposition of any Taxes.

     Section 3.13. ERISA and Labor Matters. (a) Section 3.13(a) of the Company Disclosure Schedules contains a list identifying each "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), which is maintained, administered or contributed to by the Company or any Subsidiary or ERISA Affiliate of the Company and covers any employee or former employee of the Company or any Subsidiary of the Company or in connection with which the Company or any Subsidiary of the Company has any liability. Such plans are referred to collectively herein as the "Employee Plans". For purposes of this Section, "ERISA Affiliate" of the Company means any other Person which, together with the Company, would be treated as a single employer under Section 414 of the Code. The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA (the

"Pension Plans") is the Thermacore International, Inc. 401(k) Profit Sharing Plan identified in the list referred to above.

     (b) Neither the Company nor any ERISA Affiliate has ever maintained or been obligated to contribute to or had any liability in connection with any "multiemployer plan", as defined in Section 3(37) of ERISA, or any "defined benefit plan", as defined
in Section 3(35) of ERISA.   Nothing done or omitted to be done and
no transaction or holding of any asset under or in connection with any Employee Plan has made or will make the Company or any Subsidiary of the Company subject to any liability under Title I of ERISA or
Section 4975 of the Code.

     (c) Each Employee Plan that is intended to be qualified under
Section 401(a) of the Code has received a favorable determination from the IRS that it is so qualified in form, and nothing has occurred since the issuance of such determination letter to adversely affect such determination. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA, the Code, the 1933 Act and the 1934 Act, which are applicable to the Employee Plan.

     (d) Section 3.13(d) of the Company Disclosure Schedules contains a list of each employment, severance or other similar contract, and each arrangement, policy or plan (whether written or oral) providing for deferred compensation, profit-sharing, bonuses, stock options, stock purchase, stock awards, stock appreciation or other forms of incentive compensation or post-termination insurance, compensation or benefits that is not an Employee Plan, that is entered into, maintained or contributed to, as the case may be, by the Company or any Subsidiary of the Company and that covers any employee or former employee of the Company or any of its Subsidiaries. The contracts, plans, policies and arrangements described above are referred to collectively herein as the "Benefit Arrangements." Each Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA, the Code, the 1933 Act and the 1934 Act, that are applicable to such Benefit Arrangement.

     (e) No Employee Plan or Benefit Arrangement provides post-termination health, medical or life insurance benefits, and no agent or representative of the Company or of any Subsidiary of the Company has made any statements that would require the Company or any of its Subsidiaries to provide such benefits, except to the extent required by ERISA Section 606 et seq.

     (f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any Subsidiary of the Company relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended on June 30, 2000 (the "Company Balance Sheet Date").

     (g) Except as otherwise set forth in Section 3.13(g) of the Company Disclosure Schedules, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) under any Employee Plan or Benefit Arrangement result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits or result in the triggering or imposition of any restrictions or limitations on the right of Buyer, the Company or any Subsidiary of the Company to amend or terminate any Employee Plan or Benefit Arrangements. Except as set forth in
Section 3.13(g) of the Company Disclosure Schedules, there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that in connection with the performance of the transactions contemplated by this Agreement would not be deductible pursuant to the terms of Section 280G of the Code.

     (h) Other than routine claims for benefits, there is no claim pending against any Employee Plan or Benefit Arrangement nor, to the Company's Knowledge, is any such claim threatened. There are no audits of an Employee Plan or Benefit Arrangement pending with any governmental or regulatory agency and all material reports and returns required to be filed with any governmental authority or distributed to any participant in connection with any Employee Plan or Benefit Arrangement have been so duly filed or distributed.

     (i) The Company and each of its ERISA Affiliates have made (or shall have made by the Merger Date) full and timely payment of all amounts required to be contributed or paid under the terms of each Employee Plan and Benefit Arrangement for periods ending before the Merger Date, or if such amounts are not yet required to be made, such amounts are reflected as an accrued liability on the Company's Balance Sheet.

     (j) The Company Disclosure Documents include, with respect to each Employee Plan and Benefit Arrangement, as applicable, a copy of each plan document, including any amendments thereto, a summary plan description and subsequent summaries of material modifications, if any, any related funding medium documents (including trust agreements, insurance contracts or similar documents, together with any amendments thereto), any material contracts (including third party administrator agreements, record keeping agreements or similar agreements, together with any amendments thereto), the most recent Internal Revenue Service determination letter for the plan, the most recent Annual Report on Form 5500 (including any Schedule Bs or any certified financial statements filed with any such Annual Report) and the most recent actuarial report for an Employee Plan subject to Title IV of ERISA.

     (k) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement. There are no labor unions voluntarily recognized or certified to represent any bargaining unit of employees at the Company or any of its Subsidiaries. No work stoppage, labor strike or slowdown against the Company or any of its Subsidiaries is pending or threatened. Neither the Company nor any of its Subsidiaries is involved in or threatened with any labor dispute or grievance. There is no organizing effort or representation question at issue with respect to any employee of the Company or any of its Subsidiaries.

     Section 3.14. Compliance with Laws. The Company has not violated or failed to comply with any applicable statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Authority, including, without limitation, any applicable U.S. federal or state securities laws, except where such violation or non-compliance will not, individually or in the aggregate, have a Material Adverse Effect on the Company.
The Company has not received any written communication from a Governmental Authority that alleges that it is not in compliance with any applicable law. Except for expenditures to maintain routine business licenses and Taxes not yet due and payable, the Company is not required to make, and the Company has no reasonable expectation that it will be required to make, any expenditures to achieve or maintain compliance with applicable law.

     Section 3.15. Intellectual Property Rights. (a) Set forth in Section 3.15 of the Company Disclosure Schedules is a true and complete list, as of the date of this Agreement (the "Scheduled Intellectual Property"), of (i) all of the Company's and each of its Subsidiary's foreign and domestic patents, patent applications, invention disclosures, trademarks, service marks, trade names (and any registrations or applications for registration for any of the foregoing), (ii) all design right and copyright applications and registrations, including all patents, trademarks, copyrights and applications under which the Company or any Subsidiary has obtained rights from others, and (iii) all material agreements to which the Company or any Subsidiary of the Company is a party which may concern any Intellectual Property (of which true and complete copies of all such agreements are included in the Company Disclosure Documents). "Intellectual Property" shall mean all intellectual property or other proprietary rights of every kind used by the Company or any of its Subsidiaries in the conduct of their business as such business is currently or proposed to be conducted, including, without limitation, all domestic or foreign patents, patent applications, inventions (whether or not patentable) processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks and trademark applications and registrations, service marks and service mark applications and registrations, trade names, domain names, trade dress, copyright regulations, design rights, customer list, marketing and customer information, mask works rights, know-how, licenses, technical information (whether confidential or otherwise), software, and all documentation thereof. The Company or its Subsidiaries, as applicable, has such ownership of or such rights by license, lease or other agreement to the Intellectual Property as are necessary for the operation of the business of the Company or any Subsidiary in substantially the same manner as such business is currently or proposed to be conducted.

     (b) Other than the Scheduled Intellectual Property, no name, patent invention, trade secret, proprietary right, computer software, trademark, trade name, service mark, logo, copyright, franchise, license, sublicense, or other such right is necessary for the operation of the business of the Company or any Subsidiary in substantially the same manner as such business is currently or proposed to be conducted. Except as set forth in Section 3.15 of the Company Disclosure Schedules, (i) the Company or its Subsidiaries, as applicable, owns, free and clear of any Liens, the Scheduled Intellectual Property and has the exclusive right to bring actions for the infringement thereof; (ii) the Company or one of its Subsidiaries, as applicable, owns or has a binding, enforceable right to use the Intellectual Property, is the owner of record of any application, registration or grant for each item of Intellectual Property, and has properly executed and recorded all documents necessary to perfect its title to such Intellectual Property; (iii) no Person or entity has asserted to the Company or any Subsidiary of the Company (and the Company and its Subsidiaries do not otherwise have Knowledge) that the Intellectual Property or the research, development, business, products, services or commercial activities of the Company or any Subsidiary of the Company infringes upon, misappropriates or is inconsistent with the proprietary rights of any other Person or entity, including assertions of infringement of any domestic or foreign patent, trademark, service mark, trade name, copyright or design right or misappropriation or improper use or disclosure of any trade secret or know-how, (iv) to the Knowledge of the Company and its Subsidiaries, neither the conduct of any other Person's or entity's business, nor the nature of any of the products it manufactures or sells or services it provides, infringes upon or is inconsistent with any Intellectual Property; (v) all working requirements and all maintenance fees, annuities, and other payments which are due from or controlled by the Company or any Subsidiary of the Company on or before the date of this Agreement for any of the Intellectual Property, including, without limitation, all material foreign or domestic patents, patent applications, trademark registrations, service mark registrations, copyright registrations and any applications for any of the preceding, have been met or paid; (vi) to the Knowledge of the Company and its Subsidiaries no part of the Intellectual Property has been obtained through inequitable conduct or fraud in the United States Patent and Trademark Office or any foreign Governmental Authority; (vii) neither the Company nor any Subsidiary of the Company have Knowledge of any conduct or use by the Company or any Subsidiary of the Company that would void or invalidate or constitute misuse of, any of the Intellectual Property; (viii) the execution, delivery and performance of this Agreement by the Company, and the consummation of the transactions contemplated by this Agreement will not impair the right of Buyer or the Surviving Corporation, after the Merger Date, to use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property; (ix) there are no material royalties, honoraria, fees or other payments payable to any Person by reason of the ownership, use, license, sublicense, sale or disposition of the Intellectual Property; and (x) the Company and its Subsidiaries, to their Knowledge, have no liability for, and, except in the ordinary course of business, have given no indemnification for, patent, trademark or copyright infringement with respect to any products manufactured, used, distributed, or sold by any of them or with respect to services rendered by them in connection with their business.

     (c) The Company and its Subsidiaries have required all professional and technical employees, and other employees or contractors having access to valuable non-public information, trade secrets and know-how of the Company or its Subsidiaries (collectively, "Technology"), to execute agreements under which such employees and contractors are required to convey to the Company or its Subsidiaries, as applicable, ownership of all inventions and developments conceived or created by them in the course of their employment and to maintain the confidentiality of all such Technology. To the Knowledge of the Company and its Subsidiaries, the Company and its Subsidiaries (i) have at all times maintained and diligently enforced commercially reasonably procedures to protect all confidential information and trade secrets relating to the Technology and (ii) are not under any contractual or other obligation to disclose any Technology to any third party or to permit any third party to use such Technology. Except as set forth in Section 3.15 of the Company Disclosure Schedules, to the Knowledge of Company and its Subsidiaries, no third party is entitled to use the Technology for any purpose.

     Section 3.16. Environmental Matters. (a) (i) Except as set forth in Section 3.16 of the Company Disclosure Schedules, no notice, notification, demand, request for information, citation, summons or order has been received by the Company, no complaint has been filed against and received by the Company, no penalty has been assessed, and no action or review is pending before any Governmental Authority or, to the Knowledge of the Company or any Subsidiary of the Company, threatened by any Governmental Authority or other Person with respect to any matters relating to the Company or any Subsidiary of the Company and arising out of any Environmental Law or Environmental Permit; and

	  (ii) the Company and each Subsidiary of the Company are in compliance with all Environmental Laws and with all Environmental Permits, except where any noncompliance or failure to obtain or comply with Environmental Permits will not, individually or in the aggregate, have a Material Adverse Effect on the Company; and

	 (iii) neither the Company nor any Subsidiary of the Company has Knowledge of any liabilities of, or relating to, the Company or any Subsidiary of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law or Environmental Permit.

     (b) Except as disclosed in Section 3.16 of the Company Disclosure Schedules, there are no actions, activities, circumstances, events or incidents, including without limitation, the release or presence of a Hazardous Substance on any property, that are disclosed in any environmental assessment, investigation, study, audit, test, review or other analysis conducted at the request of the Company or any Subsidiary of the Company or of which the Company has Knowledge relating to the current or prior business of the Company or any Subsidiary of the Company or any property or facility now or previously owned, leased or operated by the Company or any Subsidiary of the Company or any property used by the Company or any Subsidiary of the Company for the disposal of a Hazardous Substance which might reasonably be expected to give rise to liability under any Environmental Laws and which have not been disclosed to Buyer in writing as of the date hereof.

     (c) For purposes of this Section 3.16, the following terms shall have the meanings set forth below:

	  (i) "Environmental Laws" means any federal, state, local and foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, agreement or contract with any Governmental Authority relating to protection of human health and safety or the environment or to the regulation or remediation of pollutants, contaminants, wastes or chemicals or toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials as such Environmental Laws exist on the Merger Date;

	 (ii) "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws for the operation of the business of the Company or any Subsidiary of the Company as currently conducted;

	(iii) "Hazardous Substance" means any material, substance, chemical, raw material, product, byproduct or waste whose release to the environment, including remediation of such releases, is regulated under any Environmental Law or Environmental Permit; and

	 (iv) "Company" and "Subsidiary of the Company" shall include any entity which is, in whole or in part, a predecessor of the Company or any Subsidiary of the Company.

     Section 3.17. Finders Fees. Except for SG Cowen Securities Corporation, a copy of whose engagement agreement is included in the Company Disclosure Documents, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     Section 3.18. Title to and Condition of Properties. (a) Except as set forth in Section 3.18 of the Company Disclosure Schedules, the Company and each Subsidiary owns or holds under valid leases all real property, plants, machinery and equipment necessary for the conduct of the business of the Company and such Subsidiary as currently conducted and such buildings, plants, machinery and equipment are structurally sound and in good operating condition and repair. Except as set forth in Section 3.18 of the Company Disclosure Schedules, there are no Liens on any assets, rights or real or personal properties of the Company or any Subsidiary.

     (b) Section 3.18(a) of the Company Disclosure Schedules sets forth a true and complete list of all real property used by the Company or any of its Subsidiaries in the conduct of its business, indicates whether such real property is owned or leased by the Company, and, if leased, sets forth the material terms of the lease under which such real property is leased (true and complete copies of which leases have been included in
the Company Disclosure Documents).   The Company has good and marketable
title to all real property listed as owned by the Company in Section 3.18(a) of the Company Disclosure Schedules and has a valid right to use or a valid leasehold interest in all real property listed as leased. All material certificates, licenses and permits required for the lawful use and occupancy of any real property by the Company or any of its Subsidiaries have been obtained and are in full force and effect.

     (c) Section 3.18(b) contains a list of all capitalized fixed assets used in the conduct of the business of the Company or any of its Subsidiaries having an original cost in excess of $250,000.

     Section 3.19. Contracts. Section 3.19 of the Company Disclosure Schedules lists all written or oral contracts, agreements, guarantees, leases and executory commitments (each a "Contract") to which the Company or any Subsidiary is a party as of the date of this Agreement and which fall within any of the following categories (of which true and complete copies have been included in the Company Disclosure Documents): (a) contracts not entered into in the ordinary course of the Company's or any of its Subsidiaries' business that involve aggregate expenditures or receipts in excess of $100,000; (b) joint venture, partnership and like agreements; (c) Contracts which are service contracts (excluding contracts for delivery services entered into in the ordinary course of business) or equipment leases involving payments by the Company or any Subsidiary of more than $100,000 per year, (d) Contracts containing covenants purporting to limit the freedom of the Company or any Subsidiary of the Company to compete in any line of business in any geographic area or to hire any individual or group of individuals,
(e) Contracts which contain minimum purchase conditions or requirements or other terms that restrict or limit the purchasing relationships of the Company or any Subsidiary of the Company, (f) Contracts relating to any outstanding commitment for capital expenditures of the Company or any Subsidiary of the Company in excess of $100,000, (g) indentures, mortgages, promissory notes, loan agreements, guarantees, in each case involving amounts in excess of $250,000, letters of credit or other agreements or instruments of the Company or any Subsidiary of the Company or commitments for the borrowing or the lending of amounts, in each case in excess of $250,000, by the Company or any Subsidiary of the Company or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of the Company or any Subsidiary of the Company, (h) Contracts relating to the lease or sublease of, or sale or purchase of, real or personal property involving any annual expense or price in excess of $100,000 and not cancelable by the Company or any Subsidiary (without premium or penalty) within one month and (i) Contracts involving annual revenues to or expenditures by the Company or any Subsidiary of the Company in excess of 2% of the consolidated annual revenues of the Company and its Subsidiaries. All such Contracts are valid and binding obligations of the Company and its Subsidiaries, as applicable, and, to the Knowledge of the Company, valid and binding obligations of each other party thereto. None of the Company, any Subsidiary of the Company nor, to the Knowledge of the Company, any other party thereto is in violation of or in default in respect of, nor has there occurred any event or condition which with the passage of time or giving of notice (or both) would constitute a default under, any such Contract.

     Section 3.20. Accounts Receivable. All accounts receivable and accrued interest receivable of the Company and its Subsidiaries have arisen out of bona fide transactions in the ordinary course of business and the accounts receivable reserves reflected on the most recent balance sheet included in the Company Financial Statements are, as of the date of such balance sheet, established in accordance with U.S. GAAP. To the Knowledge of the Company, all accounts receivable and accrued interest receivable of the Company and its Subsidiaries will be collectible in the aggregate within a commercially reasonable time, in an amount not less than the amounts carried on the most recent balance sheet included in the Financial Statements, net of any reserves included therein. No obligor under any of the Accounts Receivable has any right of set-off against any of the Accounts Receivable under any contract with the Company or any of its Subsidiaries.

     Section 3.21. Relationships with Customers and Suppliers. As of the date of this Agreement, to the Company's Knowledge, the relationship of the Company and its Subsidiaries with its respective customers and suppliers are satisfactory. Section 3.21 of the Company Disclosure Schedules contains a list of the names and addresses of the ten largest customers and the ten largest suppliers (measured by the dollar volume of purchases or sales in each case) of the Company and its Subsidiaries during each of the years ended June 30, 2000 and June 30, 1999 and the period from July 1, 2000 through September 30, 2000. There exists no actual or, to the Knowledge of the Company, threatened termination, cancellation, or material adverse change in, the business relationship of the Company or any of its Subsidiaries with any customer or group of customers listed in
Section 3.21 of the Company Disclosure Schedules or whose purchases individually or in the aggregate are material to the operations of the Company and its Subsidiaries, or with any supplier or group of suppliers listed in Section 3.21 of the Company

Disclosure Schedules or whose sales individually or in the aggregate are material to the operations of the Company and its Subsidiaries

     Section 3.22.  Product Warranties and Liabilities.  (a) Section
3.22 of the Company Disclosure Schedules contains a list of each Contract containing an express warranty given by the Company or any of its Subsidiaries prior to the date of this Agreement covering any class or group of products sold or distributed by the Company or any of its Subsidiaries and in effect as of the date of this Agreement (of which true and complete copies of any written warranties and/or Contracts have been included in the Company Disclosure Documents). The reserve for liabilities with respect to warranty claims contained in the Company Balance Sheet fairly reflects in all material respects the amount required in accordance with U.S. GAAP to be shown thereon as of the Company Balance Sheet Date, and the reserve for such liabilities to be contained in the books and records of the Company and its Subsidiaries on the Merger Date will fairly reflect in all material respects the amount required in accordance with U.S. GAAP to be shown thereon as of the Merger Date.

     (b) Neither the Company nor any Subsidiary of the Company has incurred, nor does the Company know or have any reason to believe that there is any basis for alleging, any material liability, damage, loss, cost or expense as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling instructions or otherwise) ("Product Liability") with respect to any product sold or services rendered by or on behalf of the Company or any Subsidiary of the Company whether such Product Liability is incurred by reason of any express or implied warranty (including, without limitation, any warranty of merchantability or fitness), any doctrine of common law (tort, contract or other), any statutory provision or otherwise and irrespective of whether such Product Liability is covered by insurance.

     Section 3.23.  Affiliate Transactions.  Except as set forth in
Section 3.23 of the Company Disclosure Schedules, there are no contracts or other transactions between the Company or any Subsidiary of the Company, on the one hand, and any (i) officer or director of the Company or any Subsidiary of the Company, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of the Company or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

     Section 3.24. Insurance The Company and its Subsidiaries are presently insured, and during this and each of the past five calendar years have been insured against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Section 3.24 of the Company Disclosure Schedules contains a list and brief description (including type of coverage, limits, deductibles, carriers and effective and termination dates) of all policies of insurance maintained by the Company or any of its Subsidiaries since January 1, 1998 (of which true and complete copies of those policies have been included in the Company Disclosure Documents). The Company or one or more of its Subsidiaries are named insureds or are otherwise covered under each such policy, and each such policy is in full force and effect and will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement.

     Section 3.25. Pooling of Interests Treatment. The Company has disclosed to its independent public accountants all actions taken by it or by any of its Subsidiaries that would impact the accounting of the business combination to be effected by the Merger as a pooling of interests. To the Knowledge of the Company and its Subsidiaries, neither the Company nor its Subsidiaries has taken or agreed to take any action, or knows of any reason arising out of the conduct of the Company or any of its Subsidiaries, that would prevent the Buyer from accounting for the business combination to be effected by the Merger as a pooling-of-interests. Without limitation of the foregoing, since June 30, 1998 (i) the Company has been autonomous and not a subsidiary or division of another company or part of an acquisition which was later rescinded, (ii) there has not been any sale or spin-off of a significant amount of assets of the Company or any affiliate of the Company other than in the ordinary course of business, (iii) the Company has not acquired any of its capital stock, and (iv) any and all changes in the voting capital structure and the relative ownership of the Company Securities are set forth in Section 3.25 of the Company Disclosure Schedules and none of such changes, if any, have been made in contemplation of a business combination. The Company does not own and has not owned any of the outstanding shares of Buyer Common Stock. The Company has not issued any of its capital stock pursuant to awards, grants or bonuses (other than pursuant to options that were granted to key employees during the past two years in the ordinary course of Company's business pursuant to a pre-existing option plan and prior to any contemplated business combination). The Company has not incurred and repaid any indebtedness owed to any shareholder of the Company (other than debt incurred in the ordinary course and on terms and conditions consistent with the past practices of Company). The Company does not lease any real estate from any shareholder of the Company or affiliates of the Company.

     Section 3.26. Inventories. The inventories of the Company and its Subsidiaries (including raw materials, supplies, work-in-progress, finished goods and other materials) net of applicable reserves, taken as a whole, are in merchantable condition in all material respects and are reflected in all material respects in the books and records of the Company and its Subsidiaries at the lower of average cost or market value.

     Section 3.27. No Guaranties; Extensions of Credit. No obligations of the Company or any of its Subsidiaries are guaranteed by or subject to a similar contingent obligation of any other Person, nor has the Company or any Subsidiary of the Company guaranteed or become subject to a similar contingent obligation in respect of the obligations or liabilities of , or extended credit to, any Person other than the Company or a Subsidiary of the Company.

     Section 3.28. Relationships with Sales Representatives. The Company Disclosure Documents contain a true and complete copy of the standard forms of agreement entered into by the Company in the United States and Europe with its sales representatives (the "Sales Representative Agreement"), and Section 3.28 of the Company
Disclosure Schedules contains a list of those persons or entities that are currently parties to such agreements with the Company (the "Company Sales Representatives"). The Sales Representative Agreements entered into between the Company and the Company Sales Representatives do not differ, in any material respect, from the forms of Sales Representative Agreement included in the Company Disclosure Documents. No Company Sales Representative has provided the Company with notice of such Company Sales Representative's intent to terminate a Sales Representative Agreement with the Company and, to the Knowledge of the Company, there has been no threatened termination by or, since the Balance Sheet Date, any adverse change in the business relationship between the Company and any Company Sales Representative. Neither the Company nor any Company Sales Representative is in default under any Sales Representative Agreement. Except as set forth in Section 3.28 to the Company Disclosure Schedules, no Company Sales Representative will have the right to terminate such Company Sales Representative's Sales Representative Agreement with the Company as a result of the consummation of the transactions contemplated by this Agreement.

     Section 3.29. Permits. The Company and each of its Subsidiaries possesses all material governmental franchises, permits, licenses, certificates, variances, approvals and other material authorizations necessary to own or lease and operate their properties and to conduct their businesses as now conducted (collectively, the "Permits"), including but not limited to environmental Permits. All Permits are set forth in Section 3.29 of the Company Disclosure Schedules, except for such Permits which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture. All Permits are in full force and effect, and no consent, approval or act of, or the making of any filing with, any Governmental Authority or other party will be required to be obtained or made by the Company or any Subsidiary in respect of any Permit as a result of the consummation of the Merger and the other transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is in default in any material respect under the terms of any such Permit or has received notice of any material default thereunder.

     Section 3.30. Relationships with Joint Venture Partners. Except as set forth in Section 3.30 of the Company Disclosure Schedules, no party to any joint venture agreement with the Company, including without limitation the Joint Venture Agreement, dated January 17, 1998, between the Company and John Yang and the Joint Venture Agreement, dated July 23, 1998, between the Company and Young Lee, has obtained, or has alleged that he has obtained, any rights under such agreement to any of the Intellectual
Property.   Except as set forth in Section 3.30, no party to any joint venture is using, or has permitted any other person to use, any of the

Intellectual Property in a manner which infringes upon the Intellectual Property or may otherwise impair the Company's rights to such Intellectual Property.


			       ARTICLE 4

		 REPRESENTATIONS AND WARRANTIES OF BUYER

     Except as set forth in the disclosure schedule of Buyer attached hereto (the "Buyer Disclosure Schedules"), Buyer represents and warrants to the Company that:

     Section 4.1. Corporate Existence and Power. (a) Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers required to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified or in good standing is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Buyer. Buyer has heretofore delivered to the Company true and complete copies of Buyer's certificate of incorporation and by-laws as currently in effect.

     (b) Merger Sub will be a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and have all corporate powers required to carry on its business as it is conducted prior to the Merger. From its date of incorporation to the Merger Date, Merger Sub will not engage in any activities other than in connection with the transactions contemplated by this Agreement.

     Section 4.2. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by each of Buyer and Merger Sub (each, a "Buyer Party") of the transactions contemplated by this Agreement are, or in the case of Merger Sub, will be within the corporate powers of such Buyer Party and have been, or in the case of Merger Sub, will be, prior to the Merger duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms.

     Section 4.3. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by each Buyer Party of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Authority other than (a) the filing of the Articles of Merger in accordance with the Pennsylvania Law;
(b) compliance with any applicable requirements of the HSR Act;

(c) compliance with any applicable requirements of the 1934 Act;
(d) compliance with any applicable requirements of the 1933 Act;
(e) compliance with any applicable foreign or state securities or Blue Sky laws; (f) filings and notices not required to be made or given until on or after the Merger Date; and (g) immaterial actions or filings relating to ordinary operational matters.

     Section 4.4. Non-Contravention. The execution, delivery and performance by each Buyer Party of this Agreement and the consummation by such Buyer Party of the transactions contemplated by this Agreement do not, in the case of Buyer, and will not, in the case of both Buyer and Merger Sub (a) contravene or conflict with the Articles of Incorporation or bylaws of such Buyer Party, (b) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Buyer or any Subsidiary of Buyer, (c) constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Buyer or any Subsidiary of Buyer or to a loss of any benefit to which Buyer or any Subsidiary of Buyer is entitled under any provision of any agreement, contract or other instrument binding upon Buyer or any Subsidiary of Buyer or any license, franchise, permit or other similar authorization held by Buyer or any Subsidiary of Buyer, (d) except for the approval of the Board of Directors of Merger Sub and of the Buyer as sole shareholder of Merger Sub, both of which approvals will have been obtained prior to the Merger and which the Buyer shall cause to occur, require any action or consent or approval of any Person other than a Governmental Authority, or (e) result in the creation or imposition of any Lien on any asset of Buyer or any Subsidiary of Buyer, other than, in the case of the events specified in clauses (b), (c), (d) and (e) (other than indebtedness of Buyer or any Subsidiary of Buyer), any such event which, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on Buyer.

     Section 4.5.  SEC Filings.  The Buyer has delivered to
Company (i) the Buyer's Annual Report on Form 10-K for the fiscal year ended March 31, 2000 (the "Buyer 10-K"); (ii) its Quarterly Reports on Form 10-Q for its fiscal quarters ended June 26, 2000 and September 26, 2000 and filed with the SEC (the "Buyer 10-Qs");
(iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since March 31, 2000 and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since April 1, 1998 and through the date of this Agreement. The Buyer has timely filed all required reports, schedules, forms, statements and other documents with the SEC since April 1, 1998 (collectively, the "Buyer SEC Documents"). As of their respective dates, or if amended, as of the date of the last such amendment, the Buyer SEC Documents complied, and all documents required to be filed by the Buyer with the SEC after the date hereof and prior to the Merger Date (the "Subsequent Buyer SEC Documents") will comply, in all material respects with the requirements of the 1933 Act or the 1934 Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Buyer SEC Documents contained, and the Subsequent Buyer SEC Documents when filed will not contain, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     Section 4.6. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Buyer included in the Buyer SEC Documents at the time such Buyer SEC Documents were filed with the SEC complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S.
GAAP applied on a consistent basis during the periods involved
(except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of the Buyer as at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. For purposes of this Agreement, "Buyer Balance Sheet" means the consolidated balance sheet of the Buyer as of March 31, 2000 set forth in the Buyer 10-K and "Buyer Balance Sheet Date" means March 31, 2000.

     Section 4.7. Disclosure Documents. Each document required to be filed by Buyer with the SEC in connection with the transactions contemplated by this Agreement (the "Buyer SEC Disclosure Documents"), including, without limitation, the registration statement of Buyer to be filed with the SEC on Form S-4 (or other appropriate form) in connection with the issuance of Buyer Common Stock pursuant to this Agreement (the "Form S-4") and any amendments or supplements thereto, will, when filed, comply as to form in all material respects with the applicable requirements of the 1933 Act. Buyer is eligible to use Form S-4 for the registration of the Buyer Common Stock to be issued pursuant to the Merger. Each document required to be filed by Buyer under the United States securities laws in connection with the transactions contemplated by this Agreement (together with the Buyer SEC Disclosure Documents, the "Buyer Disclosure Documents"), will, when filed, comply as to form in all material respects with the applicable requirements of the United States securities laws, as applicable.

     The Form S-4, at the time that it becomes effective, and the Proxy Statement-Prospectus which forms a part of the Form S-4 or any amendment or supplement thereto, at the time it is first mailed to shareholders of the Company, and at the time such shareholders vote on the Merger, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. At the time of the filing of any Buyer Disclosure Document and at the time of any distribution thereof, such Buyer Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this
Section 4.7 will not apply to statements included in or omissions from the Buyer Disclosure Documents, including but not limited to the Proxy Statement-Prospectus, based upon information furnished to Buyer by the Company specifically for use therein.

     Section 4.8. Absence of Certain Changes. Since the Buyer Balance Sheet Date and except as set forth in the Buyer SEC Documents, Buyer and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been any event, occurrence or development of a state of circumstances or facts which has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer other than any of the foregoing (i) relating to the economy or securities markets in general, (ii) relating to Buyer's industry in general or (iii) arising from the announcement or thereafter the pendency of this Agreement or the transactions contemplated by this Agreement.

     Section 4.9. No Undisclosed Material Liabilities. There are no liabilities, commitments or obligations (whether pursuant to contracts or otherwise) of Buyer or any Subsidiary of Buyer of any kind whatsoever which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on Buyer, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which is reasonably likely to result in such a liability, commitment or obligation, including, without limitation, any fines, disciplinary actions or other adverse actions that may be taken or reported concerning the conduct of Buyer or any of its Subsidiaries, other than:

     (a) liabilities, commitments or obligations disclosed or provided for in the Buyer Balance Sheet (including the notes thereto) or in the Buyer SEC Documents;

     (b) liabilities, commitments or obligations incurred in the ordinary course of business consistent with past practice since the Buyer Balance Sheet Date; and

     (c) liabilities, commitments or obligations under this Agreement.

     Section 4.10. Finders Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Buyer or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     Section 4.11. Permits. The Buyer possesses all material governmental franchises, permits, licenses, certificates, variances, approvals and other material authorizations necessary to own or lease and operate their properties and to conduct their businesses as now conducted

(collectively, the "Buyer Permits"). All Buyer Permits are in full force and effect, and no consent, approval or act of, or the making of any filing with, any Governmental Authority or other party will be required to be obtained or made by the Buyer in respect of any Buyer Permit as a result of the consummation of the Merger and the other transactions contemplated by this Agreement. The Buyer is not in default in any material respect under the terms of any such Buyer Permit or has received notice of any material default thereunder.

     Section 4.12. Pooling of Interests Treatment. The Buyer has disclosed to its independent public accountants all actions taken by it that would impact the accounting of the business combination to be effected by the Merger as a pooling of interests. To the Knowledge of the Buyer, the Buyer has not taken nor has agreed to take any action, or knows of any reason arising out of the conduct of the Buyer, that would prevent the business combination to be effected by the Merger from being accounted for as a pooling-of-interests. Without limitation of the foregoing, since June 30, 1998 (i) the Buyer has been autonomous and not a subsidiary or division of another company or part of an acquisition which was later rescinded, (ii) there has not been any sale or spin-off of a significant amount of assets of the Buyer or any affiliate of the Buyer other than in the ordinary course of business, (iii) except as set forth in Section 4.12 of the Buyer Disclosure Schedules, the Buyer has not acquired any of its capital stock, and (iv) any and all changes in the voting capital structure and the relative ownership of the Buyer securities are set forth in Section 4.12 of the Buyer Disclosure Schedules and none of such changes, if any, have been made in contemplation of a business combination.
The Buyer does not own and has not owned any of the outstanding shares of Company Stock. Except as set forth in Section 4.12 of the Buyer Disclosure Schedules, the Buyer has not issued any of its capital stock pursuant to awards, grants or bonuses (other than pursuant to stock awards or options that were granted to key employees during the past two years in the ordinary course of Buyer's business pursuant to a pre-existing stock award or option plan and prior to any contemplated business combination). The Buyer has not incurred and repaid any indebtedness owed to any shareholder of the Buyer (other than debt incurred in the ordinary course and on terms and conditions consistent with the past practices of Buyer). The Buyer does not lease any real estate from any shareholder of the Buyer or affiliates of the Buyer.


			     ARTICLE 5

		     COVENANTS OF THE COMPANY

     The Company agrees that:

     Section 5.1.  Conduct of the Company.  From the date
hereof until the Merger Date, except (i) as expressly permitted in this Agreement, or (ii) as otherwise consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause its Subsidiaries to, conduct their business in the ordinary course consistent with past practice and use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties, including but not limited to customers, suppliers and Company Sales Representatives, and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, except (i) with the written consent of the Buyer (which consent shall not be unreasonably withheld or delayed) or (ii) as expressly permitted in this Agreement, from the date hereof until the Merger Date:

     (a) Neither the Company, nor any Subsidiary of the Company, will adopt or propose any change in its respective articles of incorporation or bylaws;

     (b) The Company will not, and will not permit any Subsidiary of the Company to, merge or consolidate with any other Person or, other than as provided in the Company's capital expenditure budget (included as Section 5.1(b) of the Company
Disclosure Schedules) in the ordinary course of business, acquire a material amount of assets of any other Person;

     (c) The Company will not, and will not permit any Subsidiary of the Company to, declare, set aside or pay any dividend or make any other distribution with respect to any shares of the capital stock of the Company or any Subsidiary of the Company or in respect of any securities convertible or exchangeable for, or any rights, options or warrants to acquire, any capital stock of the Company or any Subsidiary of the Company;

     (d) The Company will not, and will not permit any Subsidiary of the Company to create or assume any Lien on any material asset;

     (e) The Company will not, and will not permit any Subsidiary of the Company to, issue, grant, deliver or sell, or authorize or propose the issuance, grant, delivery or sale of, any Company Securities, any Company Subsidiary Securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any Company Securities or Company Subsidiary Securities other than pursuant to the exercise of a Company Stock Option or the conversion of Company Preferred Stock outstanding on the date of this Agreement;

     (f) The Company (i) will not adjust, split, combine or reclassify, or take any other similar action with respect to, any capital stock of the Company, and (ii) will not, and will not permit any Subsidiary of the Company to, directly or indirectly, repurchase, redeem or otherwise acquire an amount of shares of capital stock of, or in respect of any securities convertible or exchangeable for, or any rights, options or warrants to acquire, any capital stock of, or other ownership interests in, the Company or any Subsidiary of the Company, or
(iii) enter into any agreement, understanding or arrangement with respect to the sale or voting of any capital stock of the Company or any Subsidiary;

     (g) The Company will not, and will not permit any Subsidiary of the Company to, incur or assume any indebtedness from any Person (other than, in the case of a Subsidiary of the Company, the Company or any other subsidiary of the Company) for borrowed money or guarantee any such indebtedness;

     (h) Except for (i) loans, advances or capital contributions to or investments in Subsidiaries of the Company, (ii) loans or advances to employees for expenses incurred in the ordinary course of business consistent with past practice and in amounts not exceeding $5,000 per employee or (iii) investments in securities in the ordinary course of business consistent with past practices, the Company will not, and will not permit any Subsidiary of the Company to, make any material loans, advances or capital contributions to, or investments in, any other Person;

     (i) The Company will not, and will not permit any of its Subsidiaries to, (i) grant any severance or termination pay to, or enter into any employment, termination or severance arrangement with, any director, officer, consultant or employee of the Company or any Subsidiary of the Company; (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary;
(iii) increase or decrease benefits payable under any existing severance or termination pay policies or employment agreements;
(iv) increase compensation, bonus or other benefits payable to directors, officers, consultant or employees of the Company or any Subsidiary of the Company, other than in the ordinary course of business consistent with past practice; (v) adopt any new Employee Plan or Benefit Arrangement; or (vi) otherwise amend or modify, any existing Employee Plan or Benefit Arrangement except to the extent required by applicable law;

     (j) The Company will not, and will not permit any of its Subsidiaries to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any Subsidiary of the Company, or any plan of division or share exchange involving the Company or any of its Subsidiaries;

     (k) The Company will not, and will not permit any Subsidiary of the Company to, change any method of accounting or any accounting principle or practice used by the Company or any Subsidiary of the Company, except for any such change required by reason of a change in U.S. GAAP;

     (l) Neither the Company nor any Subsidiary shall, to the extent it may affect or relate to the Company or any Subsidiary, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any

Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of, in the aggregate, increasing the Tax liability, or in the aggregate, reducing any Tax asset of the Company or any Subsidiary of the Company except to the extent such increase or reduction is adequately provided for, under U.S. GAAP, on the Company Balance Sheet;

     (m) All Tax Returns not required to be filed on or before the date hereof (i) shall be filed when due (including extensions) in accordance with all applicable laws and (ii) as of the time of filing, shall correctly reflect in all material respects the facts regarding the income, business, assets, operations, activities and status of the Company, its Subsidiaries and any other information required to be shown therein;

     (n) Neither the Company nor any Subsidiary of the Company shall reserve any amount for or make any payment of Taxes to any Person or any Taxing Authority, except for such Taxes as are due or payable or have been properly estimated in accordance with applicable law as applied in a manner consistent with past practice of the Company or any such Subsidiary, as the case may be;

     (o) Neither the Company nor any of its Subsidiaries will:

	  (i) settle any Actions, whether now pending or hereafter made or brought, for anything other than cash damages or for cash in an amount in excess of $100,000;

	 (ii) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Contract set forth in Section 3.19 of the Company Disclosure Schedules, or, except to the extent required by Applicable Law and advised by outside counsel, any confidentiality agreement to which the Company or any Subsidiary of the Company is a party;

	(iii) incur or commit to any capital expenditures, obligations or liabilities in respect thereof which exceed or would exceed $100,000, individually, or $250,000 in the aggregate, other than capital expenditures related to the Company's on-going improvements to its facilities which do not exceed amounts previously disclosed by the Company to Buyer;

	 (iv) make any material changes or modifications to any pricing policy or investment policy;

	  (v) take any action that would result in the representations and warranties set forth in Article III being false or incorrect in any material respect, other than inadvertent actions that do not result in the representations and warranties being unable to be true and correct in all material respects by the Merger Date;

	 (vi) enter into any contract, lease, agreement or commitment not otherwise specified in this Section 5.1, that obligates the Company to expend an amount in excess of $100,000 individually;

	(vii) enter into, amend or terminate any real property lease or any commitment in respect thereof;

       (viii) terminate the employment or engagement of any employee or consultant or agent of the Company or any Subsidiary; or

	 (ix) pay or approve any other expense or disbursement in excess of $25,000 individually (except for payroll and related tax withholding and other expenses (including insurance and 401(k) contributions), Tax liabilities, utilities, lease payments, principal and interest payments on outstanding indebtedness of the Company and/or any of its Subsidiaries, payments to suppliers, legal fees and expenses and, upon closing of the Merger, investment banking fees and expenses).

     (p) The Company will not, and will not permit any Subsidiary of the Company to, agree to do any of the foregoing.

The Company and its Subsidiaries will consult regularly with the Buyer in respect of the operation of its business prior to the Merger Date; provided, however, that the provisions of this sentence will not be deemed to have been breached unless and until Buyer has notified the Company in writing of such breach and the Company and its Subsidiaries have failed to comply with the specific terms of such notice.

     Section 5.2. Shareholder Meeting; Proxy Materials. (a) Subject to Section 5.3, the Company shall cause a meeting of its shareholders (the "Company Shareholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption of this Agreement and, to the extent submitted to the Company's shareholders for approval, the transactions contemplated by this Agreement, and the Board of Directors of the Company shall recommend adoption of this Agreement by the Company's shareholders. The Company shall use its best efforts to obtain the necessary approval of the adoption of this Agreement and the transactions contemplated by this Agreement from the Company's shareholders at the Company Shareholder Meeting.

     (b) Subject to Section 5.3, in connection with the Company Shareholder Meeting, the Company will (i) mail to its shareholders the Proxy Statement-Prospectus and all other proxy materials for such meeting, (ii) use commercially reasonable efforts to obtain the necessary adoption by its shareholders of this Agreement and the approval of the transactions contemplated by this Agreement and (iii) otherwise comply with all legal requirements applicable to such meeting.

     Section 5.3. Other Offers. From the date hereof until the termination of this Agreement, the Company will not, and will cause its Subsidiaries and the directors, officers, employees, financial advisors and other agents or representatives of the Company or any of its Subsidiaries not to, directly or indirectly, take any action to solicit, initiate or encourage any Acquisition Proposal with respect to the Company or engage in negotiations with, or disclose any non-public information relating to the Company or any Subsidiary of the Company or afford access to the properties, books or records of the Company or any Subsidiary of the Company to, any Person that has informed the Company that it is considering making, or has made, an Acquisition Proposal with respect to the Company, or any Person that the Company after reasonable inquiry believes is a potential purchaser of the Company. For the purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination or the acquisition in any manner of an equity interest in an amount equal to or greater than 20% of the class of any equity security then outstanding or a substantial portion of the assets of, the Company or any Subsidiary of the Company, in each case other than the transactions contemplated by this Agreement. The Company shall provide prompt written notice to the Buyer upon the receipt of any Acquisition Proposal.

     Section 5.4. Intellectual Property Matters. The Company shall, and shall cause each of its Subsidiaries to, preserve their ownership rights to the Intellectual Property free and clear of any Liens and to use their commercially reasonable efforts to assert, contest and prosecute any infringement of any issued foreign or domestic patent, trademark, service mark, or copyright that forms a part of the Intellectual Property owned by the Company or any of its Subsidiaries or any misappropriation or disclosure of any trade secret, confidential information or know-how that forms part of the Intellectual Property owned by the Company or any of its Subsidiaries.

     Section 5.5. Affiliate Letters. The Company shall provide the Buyer with such information as may be reasonably necessary to determine the identity of those persons who may be deemed to be "affiliates"
of the Company within the meaning of Rule 145 (or any successor rule) of the SEC under the 1933 Act or within the meaning of Commission
Staff Accounting Bulletin No. 65 (interpreting certain requirements for treating a business combination as a pooling of interests)
and a list of those persons whom the Company believes may be deemed to be affiliates.  Within ten business days of  the execution of this Agreement, the Company will obtain and deliver to the Buyer affiliate letters, substantially in the form of Exhibit A to this
						---------
Agreement, from each of the directors and executive officers of the Company, providing that such person will not sell, pledge, transfer or otherwise dispose of (i) any shares of Buyer Common Stock held by such affiliate, except to the extent and under the conditions permitted therein, during the period beginning 30 days prior to the Merger and ending at the time of the Buyer's publication of financial results covering at least 30 days of combined operations of the Buyer and the Company, and (ii) any shares of Buyer Common Stock to be received by such affiliate in the Merger, except in compliance with the applicable provisions of the 1933 Act. The Company will use its best efforts to obtain such letters within ten business days of the date of this Agreement from the beneficial owners of five percent or more of the outstanding shares of Company Common
Stock and from any other Persons who, in the opinion of counsel for the Buyer, may be deemed to be affiliates within the meaning of Rule 145 or Commission Staff Accounting Bulletin No. 65.

     Section 5.6. Access to Information. From the date hereof until the Merger Date, the Company will give (or cause to be given) to the Buyer, its counsel, financial advisors, auditors and other authorized representatives full access, during regular business hours, to the offices, properties, employees and consultants, books and records of the Company, will furnish
(or cause to be furnished) to the Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such the Buyer may reasonably request and will instruct the employees, counsel and financial advisors of the Company and its Subsidiaries to cooperate with the Buyer in its investigation of the business of the Company and its Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to the Buyer hereunder. Unless otherwise required by applicable law, each party hereto agrees that it shall, and it shall cause its Subsidiaries and its and their respective officers, directors, employees, auditors and agents to, hold, in confidence all non-public information so acquired and to use such information solely for purposes of effecting the transactions contemplated by this Agreement. From the date hereof until the Merger Date and upon prior consultation and agreement between the Company and the Buyer, the Company will cooperate with the efforts of the Buyer, its counsel, financial advisors, auditors and other authorized representatives to have reasonable access to the Company customers and suppliers. The information obtained pursuant to this Section shall be subject to any confidentiality agreements or other confidentiality obligations currently binding upon the Company or any of its Subsidiaries; provided that the Company shall use commercially reasonable efforts to obtain any waivers under such agreements or obligations to permit the Company to comply with its obligations hereunder.


			   ARTICLE 6

		      COVENANTS OF BUYER

     Buyer agrees that:

     Section 6.1. Conduct of Buyer. From the date hereof until the Merger Date, Buyer shall, and shall cause its Subsidiaries to, conduct their business in all material respects in the ordinary course consistent with past practice and use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, except as expressly permitted in this Agreement, from the date hereof until the Merger Date, Buyer will not adopt or propose any change in either its certificate of incorporation or bylaws that would materially and adversely affect the rights of holders of Company Stock as anticipated holders of Buyer Common Stock.

     Section 6.2. Departments. Buyer shall, and cause its Subsidiaries to, maintain the Sales and Marketing, Engineering and Technology departments of the electronic cooling business unit of the Surviving Corporation in Lancaster, Pennsylvania until the second anniversary of the Merger Date.

     Section 6.3. Registration Statement. The Buyer shall (i) promptly prepare and file with the SEC the Form S-4 with respect to the Buyer Common Stock issuable in connection with the Merger and shall use its reasonable best efforts to cause the Form S-4 to be declared effective by the SEC as soon as practicable; (ii) take any action required to be taken under applicable Blue Sky laws in connection with such issuance of Buyer Common Stock or pursuant to any Adjusted Option; and (iii) within seventy-five (75) days of the Merger Date, promptly prepare and file with the SEC a report on Form 8-K , 10-K or 10-Q, which publicizes financial results covering at least 30 days of combined operations of the Buyer and the Company.

     Section 6.4. Listing on Nasdaq. The Buyer shall take all action necessary to ensure that the shares of Buyer Common Stock issuable in the Merger or upon the exercise of the Adjusted Options have been approved for listing on the The Nasdaq Stock Market's National Market on or before the Merger Date; subject to official notice of issuance.

     Section 6.5. Organizational Structure. Effective as of the Merger Date and for a period of not less than two (2) years thereafter, the management of the Company shall report directly to most senior executive of the Buyer responsible for the Buyer's operations or to such other senior executive with comparable responsibilities as may be designated by the chief executive officer of the Buyer.

     Section 6.6.  Board of Directors.  On the Merger Date
and for a period of not less than two (2) years thereafter, the Buyer shall cause the Company's Board of Directors to consist of seven (7) members. During such two year period, four (4) members of the Board of Directors shall be appointed by the Buyer, which members shall initially be Donald Johnson, David Rayburn, Ronald Hoover and a person to be designated by Buyer, and three (3) members shall be appointed by the Seller's representative, who shall be John Ryan. The Company's Board of

Directors shall meet not less than quarterly. The expenses of the members of the Company's Board of Directors shall be paid by the Company.


			   ARTICLE 7

		 COVENANTS OF BUYER AND THE COMPANY

     Section 7.1. Commercially Reasonable Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement.

     (b) Neither Buyer nor the Company shall take any action, or omit to take any action, that would cause its representations and warranties contained herein to be inaccurate such that the conditions in Article 8 would not be satisfied.

     Section 7.2.  Cooperation.  Without limiting the generality of
Section 7.1(a), Buyer and the Company shall together, or pursuant to an allocation of responsibility to be agreed between them, coordinate and cooperate (i) in connection with the preparation of the Company Disclosure Documents and the Buyer Disclosure Documents, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Merger or the other transactions contemplated by this Agreement, and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and the Buyer Disclosure Documents, and timely seeking to obtain any such actions, consents, approvals or waivers. Subject to the terms and conditions of this Agreement, Buyer and the Company will each use its reasonable best efforts to have the Form S-4 declared effective by the SEC under the 1933 Act as promptly as practicable after the Form S-4 is filed with the SEC.

     Section 7.3. Public Announcements. Upon execution of this Agreement, the Buyer and the Company will each issue a press release, each in form satisfactory to the other party, announcing the transactions contemplated by this Agreement. The Buyer and the Company will consult with each other before issuing any other press release or making any public statement with respect to this Agreement and the transactions contemplated by this Agreement and, except, as may be required by applicable law or any listing or similar agreement with any securities exchange on which the Buyer Common Stock is listed, will not issue any such press release or make any such public statement prior to such consultation.

     Section 7.4. Further Assurances. At and after the Merger Date, the directors and officers of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of the Merger or otherwise carry out the provisions of the Agreement, and the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney in respect of the foregoing.

     Section 7.5. Notices of Certain Events. Each of the Company and Buyer shall promptly notify the other party of:

     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

     (b) any notice or other communication from any Governmental
Authority in connection with the transactions contemplated by this Agreement;

     (c) any Actions commenced or, to its Knowledge threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or that relate to the consummation of the transactions contemplated by this Agreement; and

     (d) (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at or prior to the Merger Date, and (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.5(d) shall not limit or otherwise affect the remedies available hereunder to either Buyer or the Company, as applicable.

     Section 7.6. Director and Officer Liability. (a) From and after the Merger Date, the Buyer shall cause the Surviving
Corporation to indemnify, defend and hold harmless any Person who is on the date hereof, or has been at any time prior to the date hereof, or who becomes prior to the Merger Date, an officer, director, or employee or agent (the "Indemnified Party") of the Company or any of its Subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorney's fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such Person is or was a director, officer, employee or agent of the Company or any of its Subsidiaries at any time prior to the Merger Date or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at any time prior to the Merger Date, or (ii) this Agreement or any of the transactions contemplated hereby or thereby in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Merger Date, regardless of whether such Claim is asserted or claimed prior to, at or after the Merger Date (the matters described in clauses (i) and (ii) the "Pre-Merger Matters") to the fullest extent that such Person is indemnified under the Company's articles of incorporation and by-laws in effect as of the date hereof, including provisions relating to advancement of expenses incurred in the defense of any action or suit; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable laws. Buyer and the Surviving Corporation shall also honor the indemnification agreements between the Company or any of its Subsidiaries, as the case may be, and any current or former officer or director of the Company or any such Subsidiary, as the case may be, existing on the date of this Agreement and which are listed in Section 7.6 of the Company Disclosure Schedules (complete and accurate forms of which have been provided to Buyer).

     (b) Buyer and the Surviving Corporation agree that all rights to indemnification and all limitations or exculpation of liabilities existing in favor of the Indemnified Party as provided in the Company's articles of incorporation and by-laws as in effect as of the date hereof shall continue in full force and effect with respect to Pre-Merger Matters, without any amendment thereto, for a period of three years from the Merger Date to the extent such rights are consistent with Pennsylvania Law; provided that, in the event any Claim or Claims with respect to any such Pre-Merger Matters are asserted or made within such three year period, all rights to indemnification in respect of any such Claim or Claims shall continue until disposition of any and all such Claims; provided however, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Pennsylvania Law, the Company's articles of incorporation or by-laws or such agreements, as the case may be, shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to Buyer, retained at Buyer's expense; and provided further, that nothing in this Section 7.6 shall impair any rights or obligations of any present or former directors or officers of the Company.

     (c) Buyer or the Surviving Corporation shall provide directors and officers of the Company officers' and directors' liability insurance coverage as of the Merger Date ("D&O Insurance") with respect to Pre-Merger Matters for a period of not less than three years after the Merger Date which coverage will be substantially similar to the Company's existing D&O Insurance including, without limitation, an overall coverage amount not less than the overall coverage amount under the Company's existing D&O Insurance, policy, a complete and accurate copy of which is included in Section 3.25 of the Company Disclosure Schedules.

     Section 7.7. Governmental Authorization. Each of Buyer and the Company shall take all actions by or in respect of, or make all filings with, any Governmental Authority required for the execution, delivery and performance by Buyer and the Company of this Agreement and the consummation by Buyer and the Company of the transactions contemplated by this Agreement, including compliance with any requirements referred to in Section 3.3 or Section 4.3.

     Section 7.8. Certain Corporate Matters. Buyer shall take all necessary corporate action for the amendment to or establishment of the Buyer Stock Option Plan contemplated by Section 1.4 hereof.

     Section 7.9. Employment. As of the Merger Date, Buyer shall assume the obligations of the Company to perform any and all employment and severance agreements identified in Section 7.9 of the Company Disclosure Schedules.

     Section 7.10. Tax-Free Reorganization. None of the Company, the Buyer or any Subsidiary of the Company or the Buyer shall take any action, or omit to take any action, which action or omission would cause the Merger not to qualify as a reorganization under
Section 368(a) of the Code.

     Section 7.11. Pooling. (a) From and after the date hereof and until the expiration of the Restricted Period, none of Company or the Buyer shall take, or shall permit any of their respective Subsidiaries to take, and the Company and the Buyer shall use their respective best efforts to cause their respective affiliates not to take, any action, or fail to take any action, that would jeopardize the treatment of the transactions contemplated hereby as a pooling of interests. The "Restricted Period" shall mean the period commencing on the date hereof and terminating on the date on which at least thirty days of combined operations are publicly announced by the Buyer in an annual report on Form 10-K, a quarterly report on Form 10-Q, or a current report on Form 8-K, or in such other manner as may be agreed upon by the parties.

     (b) Without limitation of the provisions of Section 7.11(a), the Company and the Buyer shall each use reasonable commercial efforts to cure any inability to treat the Merger as a pooling of interests, to the extent that such inability arises out of transactions involving shares of the Company's or the Buyer's capital stock and to the extent that the Company or the Buyer is able to cure such inability.

			       ARTICLE 8

			CONDITIONS TO THE MERGER

     Section 8.1. Conditions to the Obligations of Each Party. The obligations of Buyer and the Company to consummate the Merger are subject to the satisfaction of the following conditions:

     (a) this Agreement and the transactions contemplated by this Agreement shall have been adopted by the shareholders of the Company in accordance with Pennsylvania Law;

     (b) any applicable waiting period under the HSR Act and any applicable pre-merger notification or similar statutes and rules shall have expired;

     (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree of a court of competent jurisdiction shall prohibit the consummation of the Merger;

     (d) no Action shall be instituted by any Governmental Authority which seeks to prevent consummation of the Merger or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding.

     (e) the Form S-4 shall have been declared effective under the 1933 Act and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

     (f) the shares of Buyer Common Stock issuable in the Merger or upon the exercise of the Adjusted Options shall have been approved for listing on The Nasdaq Stock Market's National Market, subject to official notice of issuance;

     (g) all actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Merger shall have been made or obtained other than any such actions or filings, the failure of which to make or obtain shall not be reasonably likely to have a Material Adverse Effect on Buyer or the Company;

     (h) each party shall have received from the other party such other closing documents, certificates and legal opinions reasonably requested by such party to evidence the other party's compliance with the conditions to the Merger under this Agreement; and

     (i) The Buyer's independent public accountants shall have delivered to Buyer and the Company a letter dated the Merger Date, stating to Buyer's and Company's reasonable satisfaction that they concur with Buyer management that the business combination contemplated by this Agreement qualifies for treatment for financial purposes on a pooling of interests basis.

     Section 8.2. Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) (i) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Merger Date, (ii) the representations and warranties of the Company contained in this Agreement that are qualified as to materiality shall be true and correct at and as of the Merger Date, as if made at and as of the Merger Date and the representations and warranties of the Company that are not so qualified shall be true and correct in all material respects at and as of the Merger Date, as if made at and as of the Merger Date, and (iii) Buyer shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

     (b) All consents and approvals of third parties to the transactions contemplated by this Agreement shall have been obtained, and all notices with respect to the transactions contemplated by this Agreement and required to be delivered prior to the Merger Date shall have been delivered;

     (c) Holders of not more than 2% of the Company Common
Stock, on a fully diluted basis, shall have exercised, and not withdrawn or failed to perfect, dissenters rights under the Pennsylvania Law;

     (d) The Buyer shall have received from Schiff Hardin & Waite, counsel to the Buyer, an opinion, dated the Merger Date, to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and that the Buyer and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code. The tax opinion shall be supported by one or more fact certificates or affidavits from the Company and its Subsidiaries, in such form and content as may reasonably be requested by counsel to the Buyer;

     (f) At any time after the date of this Agreement, there shall not have occurred any material adverse change to the Company and its Subsidiaries, taken as a whole;

     (g) The Company shall have entered into employment agreements with each of Donald M. Ernst, Jerry E. Toth, David R.
Longsderff, Lawrence Bostwick, George Meyer, and John Molony, and such employment agreements shall be in full force and effect on the Merger Date; and

     (h) The License Agreement, dated January 17, 1998, between the Company and Yeh-Chaing Technology Corporation, as amended by the Addendum dated April 29, 1999, and the Trademark License, dated January 17, 1998, between the Company and Yeh-Chaing Technology Corporation, shall have been terminated in accordance with the terms of the Agreement, dated September 29, 2000, between the Company and Yeh-Chaing Technology Corporation.

     Section 8.3.  Conditions to the Obligations of the Company.
The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a)(i) the Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Merger Date, (ii) the representations and warranties of Buyer and Merger Sub contained in this Agreement shall be true and correct at and as of the Merger Date, as if made at and as of the Merger Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) the Company shall have received a certificate signed by an executive officer of Buyer to the foregoing effect; and

     (b) The Buyer shall have received from Pepper Hamilton
LLP, counsel to the Buyer, an opinion, dated the Merger Date, to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, that the Buyer and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code, and that no gain or loss will be recognized by the holders of Company Stock upon the receipt of Buyer Common Stock in exchange for their shares of Company Stock, except to the extent of any cash received in lieu of a fractional share of Buyer Common Stock. The tax opinion shall be supported by one or more fact certificates or affidavits from the Buyer and its Subsidiaries, in such form and content as may reasonably be requested by Pepper Hamilton LLP.


			    ARTICLE 9

			   TERMINATION

     Section 9.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Merger Date (notwithstanding any approval or adoption of this Agreement by the stockholders of the Company or the shareholders of Buyer):

     (a) by mutual written consent of the Company and Buyer;

     (b) by either the Company or Buyer, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall have become final and non-appealable; (provided that any judgment, injunction, order or decree other than a temporary restraining order shall be deemed to have become final and non-appealable thirty days following the entry thereof);

     (c) by Buyer, upon a breach of any representation, warranty, covenant or agreement of the Company, or if any representation or warranty of the Company shall become untrue, the effect of which is a Material Adverse Effect on the Company, provided that in either case such breach cannot or has not been cured within twenty (20) days after giving notice of such breach;

     (d) by the Company, upon a breach of any representation, warranty, covenant or agreement of Buyer, or if any representation or warranty of Buyer shall become untrue, the effect of which is a Material Adverse Effect on Buyer, provided that in either case such breach cannot or has not been cured within twenty (20) days after giving notice of such breach; or

     (e) by either of Buyer or Company, if the transaction contemplated by this Agreement shall not have been consummated on or before one hundred eighty (180) days from the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose breach of any obligation under this Agreement has been the cause of, or resulted in, the failure of such transaction to occur on or before such date.

     The party desiring to terminate this Agreement pursuant to this Section 9.1 shall give written notice of such termination to the other party in accordance with Section 10.1.

     Section 9.2. Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in the second sentence of Section 5.6, this Section 9.2 and Article 10 shall survive the termination hereof. Notwithstanding the foregoing, nothing in this Section 9.2 shall relieve any party to this Agreement of liability for a breach of any representation or warranty or other provision of this Agreement prior to termination.


			   ARTICLE 10

			  MISCELLANEOUS

     Section 10.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing
(including telecopy or similar writing) and shall be given, if to either Buyer Party, to:

	     Modine Manufacturing Company
	     1500 DeKoven Avenue
	     Racine, Wisconsin    53403
	     Fax:   (262) 636-1424
	     Attention:  President

     with a copy to:

	     Modine Manufacturing Company
	     1500 DeKoven Avenue
	     Racine, Wisconsin    53403
	     Fax:   (262) 636-1424
	     Attention:  General Counsel

     and

	     Schiff Hardin & Waite
	     1101 Connecticut Avenue
	     Washington, D.C.  20036
	     Fax: (202) 778-6460
	     Attention:  Shirley M. Lukitsch, Esq.

     if to the Company, to:

	     Thermacore International, Inc.
	     780 Eden Road
	     Lancaster, PA 17601
	     Fax:  (717) 569-3258
	     Attention:      Chairman
     with a copy to:

	     Pepper Hamilton LLP
	     1235 Westlakes Drive, Suite 400
	     Berwyn, PA 19312
	     Fax: (610) 640-7835
	     Attention:      James D. Rosener, Esq.

or to such other address or telecopy number as such party may hereafter specify for the purpose by notice given to the other parties in accordance with this Section 10.1. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received (b) if by overnight delivery service, with proof of delivery, the next business day or (c) if given by any other means, when delivered at the address specified in this Section.

     Section 10.2. Entire Agreement; Non-Survival of Representations and Warranties; No Third Party Beneficiaries. (a) This Agreement and the Confidentiality Agreement, dated August 11, 2000, between the Buyer and the Company constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to such subject matter. None of this Agreement or any other agreement contemplated hereby or thereby (or any provision hereof or thereof) is intended to confer on or give any Person other than the parties hereto or thereto any rights or remedies (except that Section 7.6 is intended to confer rights and remedies on the respective Persons specified therein).

     (b) The representations and warranties contained herein shall not survive the Merger Date.

     Section 10.3. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Merger Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Buyer or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the shareholders of the Company, no such amendment or waiver shall, without the further approval of such shareholders, alter or change (A) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, or (B) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company. Notwithstanding the foregoing, the conditions set forth in Section 8.1 may be amended or waived only to the extent, if any, permitted under applicable law.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 10.4. Expenses. (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     (b) Each of Buyer and the Company shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Company Proxy Statement (including SEC filing fees but excluding legal and accounting fees related thereto).

     (c) Buyer's right to receive any amounts contemplated by this Section 10.4, and its ability to enforce the provisions of
Section 10.4 shall not be subject to approval by the stockholders of the Company.

     Section 10.5.    Dollar Amounts.  All dollar amounts in this
Agreement refer to United States Dollars.

     Section 10.6. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto; provided further that Buyer may assign its rights, but not its obligations, under this Agreement to a wholly-owned subsidiary of Buyer.

     Section 10.7. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the Commonwealth of Pennsylvania (without regard to principles of conflict of laws).

     Section 10.8. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

		      [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

			   MODINE MANUFACTURING COMPANY


			   By: s/Donald R. Johnson
			       ----------------------------------------
			   Name:Donald R. Johnson
				---------------------------------------
			   Title:President and Chief Executive Officer
				 --------------------------------------

			   THERMACORE INTERNATIONAL, INC.


			   By: s/L. Ronald Hoover
			      -----------------------------------------
			   Name: L. Ronald Hoover
				---------------------------------------
			   Title: CEO - Chairman
				 --------------------------------------

                                                             ANNEX B

           PENNSYLVANIA STATUTES AND CONSOLIDATED STATUTES
                 BUSINESS CORPORATION LAW OF 1988

      TITLE 15. CORPORATIONS AND UNINCORPORATED ASSOCIATIONS

                 CHAPTER 19.  FUNDAMENTAL CHANGES
              SUBCHAPTER C.  MERGER, CONSOLIDATION,
                SHARE EXCHANGES AND SALE OF ASSETS

Section 1930.  Dissenters rights

(a) General rule.-If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

(b) Plans adopted by directors only.-Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i) (relating to adoption by board of directors).

(c) Cross references.-See sections 1571(b) (relating to exceptions) and 11904 (relating to de facto transaction doctrine abolished).

     CHAPTER 15. CORPORATE POWERS, DUTIES AND SAFEGUARDS
                 SUBCHAPTER D. DISSENTERS RIGHTS

Section 1571. Application and effect of Subchapter

(a) General rule.--Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this Subchapter. See:

Section 1906(c) (relating to dissenters rights upon special treatment).

Section 1930 (relating to dissenters rights).

Section 1931(d) (relating to dissenters rights in share exchanges).

Section 1932(c) (relating to dissenters rights in asset transfers).

Section 1952(d) (relating to dissenters rights in division).

Section 1962(c) (relating to dissenters rights in conversion).

Section 2104(b) (relating to procedure).

Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

Section 2325(b) (relating to minimum vote requirement).

Section 2704(c) (relating to dissenters rights upon election).

Section 2705(d) (relating to dissenters rights upon renewal of election).

Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

Section 7104(b)(3) (relating to procedure).

(b) Exceptions.--

(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

 (i) listed on a national securities exchange;  or

 (ii) held of record by more than 2,000 shareholders;

shall not have the right to obtain payment of the fair value of any such shares under this Subchapter.

(2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

 (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

 (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

 (iii) Shares entitled to dissenters rights under section 1906(c)
       (relating to dissenters rights upon special treatment).

(3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this Subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

(c) Grant of optional dissenters rights.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

(d) Notice of dissenters rights.--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

(1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this Subchapter; and

(2) a copy of this Subchapter.

(e) Other statutes.--The procedures of this Subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this Subchapter for the purpose of granting dissenters rights.

(f) Certain provisions of articles ineffective.--This Subchapter may not be relaxed by any provision of the articles.

(g) Cross references.--See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

Section 1572. Definitions

The following words and phrases when used in this Subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

"Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this Subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this Subchapter except as otherwise provided in the plan of division.

"Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this Subchapter and who has performed every act required up to the time involved for the assertion of those rights.

"Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

"Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

Section 1573. Record and beneficial holders and owners

(a) Record holders of shares.--A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(b) Beneficial owners of shares.--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this Subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

Section 1574. Notice of intention to dissent

If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this Subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

Section 1575. Notice to demand payment

(a) General rule.--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

  (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

  (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

  (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

  (4) Be accompanied by a copy of this Subchapter.

(b) Time for receipt of demand for payment.--The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

Section 1576. Failure to comply with notice to demand payment, etc.

(a) Effect of failure of shareholder to act.--A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this Subchapter to receive payment of the fair value of his shares.

(b) Restriction on uncertificated shares.--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

(c) Rights retained by shareholder.--The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

Section 1577. Release of restrictions or payment for shares

(a) Failure to effectuate corporate action.--Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

(b) Renewal of notice to demand payment.--When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

(c) Payment of fair value of shares.--Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

  (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

  (2) A statement of the corporation's estimate of the fair value of the shares.

  (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this Subchapter.

(d) Failure to make payment.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

Section 1578. Estimate by dissenter of fair value of shares

(a) General rule.--If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

(b) Effect of failure to file estimate.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

Section 1579. Valuation proceedings generally

(a) General rule.--Within 60 days after the latest of:

  (1) effectuation of the proposed corporate action;

  (2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

  (3) timely receipt of any estimates pursuant to section 1578
(relating to  estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

(b) Mandatory joinder of dissenters.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

(c) Jurisdiction of the court.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

(d) Measure of recovery.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

(e) Effect of corporation's failure to file application.--If the corporation fails to file an application as provided in subsection
(a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

Section 1580. Costs and expenses of valuation proceedings

(a) General rule.--The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

(b) Assessment of counsel fees and expert fees where lack of good faith appears.--Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this Subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this Subchapter.

(c) Award of fees for benefits to other dissenters.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

     PART II  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     Modine is incorporated under the Wisconsin Business Corporation Law. Under Section 180.0851(1) of the Wisconsin law, Modine is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of Modine. In all other cases, Modine is required by
Section 180.0851(2) of the Wisconsin law to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was an officer or director of Modine, unless it is determined that he or she breached or failed to perform a duty owed to Modine and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with Modine or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) of the Wisconsin law provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under Modine's articles of incorporation, bylaws, a written agreement or a resolution of the board of directors or shareholders.

      Section 180.0859 of the Wisconsin law provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the Wisconsin law for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

     Section 180.0828 of the Wisconsin law provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.

     Under Section 180.0833 of the Wisconsin law, directors of Modine against whom claims are asserted with respect to the declaration of an improper dividend or other distribution to shareholders to which the directors assented are entitled to contribution from other directors who assented to such distribution and from shareholders who knowingly accepted the improper distribution, as provided therein.

     Article IV of Modine's bylaws contains provisions that generally parallel the indemnification provisions of the Wisconsin law.

Directors and officers of Modine are also covered by directors' and officers' liability insurance under which they are insured (subject to certain exceptions and limitations specified in the policy) against expenses and liabilities arising out of proceedings to which they are parties by reason of being or having been directors or officers.

     Pursuant to the merger agreement, Modine will cause the surviving corporation to indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date of the merger agreement, or who becomes prior to the merger, an officer, director or employee or agent of Thermacore or any of its subsidiaries against all losses, claims, damages, liabilities costs and expenses based on or arising out of:

   (1) the fact that such person is or was a director, officer, employee or agent of Thermacore or any of its subsidiaries at any time prior to the merger or is or was serving at the request of Thermacore or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at any time before the merger; or

   (2) the merger agreement or any of the transactions related to the merger agreement,

in each case, to the fullest extent that the person was indemnified under Thermacore's articles of association or bylaws on the date of the merger agreement.

     Modine and the surviving corporation will also honor the indemnification agreements between Thermacore or any of its subsidiaries, as the case may be, and any of their current or former officers or directors existing as of the date of the merger agreement and previously disclosed to Modine. Modine will honor the above-described indemnification obligations that relate to occurrences before or on the merger date for a period of three years beginning on the merger date.

     Modine will also provide directors and officers of Thermacore with officers' and directors' liability insurance coverage as of the date of the merger with respect to matters occurring before or on the merger date for a minimum period of three years beginning on the date of the merger, which coverage will be substantially similar to Thermacore's existing officers' and directors' liability insurance, including an overall coverage amount not less than that under Thermacore's existing insurance policy.

Item 21.  Exhibits and Financial Statement Schedules.

  (a) Exhibits.

Exhibit
Number     Description
-------    ---------------

2.1        Agreement and Plan of Merger dated as of December 13,
           2000, between Thermacore International, Inc. and Modine Manufacturing Company (included as Annex A to the proxy

Exhibit
Number     Description
-------    ---------------

           statement/prospectus contained in this registration statement).

3.1 Restated Articles of Incorporation, as amended July 20, 1994 (incorporated by reference to Exhibit 3(a) to Modine's Annual Report on Form 10-K for the fiscal year ended March 31, 1999).

3.3 Restated By-Laws of Modine, as amended March 15, 2000 to be effective July 19, 2000 (incorporated by reference to Exhibit 3(b) to Modine's Annual Report on Form 10-K for the fiscal year ended March 31, 2000).

4.1        Specimen Modine Uniform Denomination Stock Certificate
           (incorporated by reference to Exhibit 4(a) to Modine's Annual Report on Form 10-K for the fiscal year ended March 31, 1998)

4.2        Rights Agreement dated as of October 16, 1986 between
           Modine and First Chicago Trust Company of New York (Rights Agent) (incorporated by reference to Exhibit 4(b) to Modine's Annual Report on Form 10-K for the fiscal year ended March 31,
           1997).

4.3 Rights Agreement Amendment No. 1 dated as of January 18, 1995 between Modine and First Chicago Trust Company of New York (Rights Agent) (incorporated by reference to Exhibit 4(b)(i) to Modine's Annual Report on Form 10-K for the fiscal year ended March 31, 2000).

4.4 Rights Agreement Amendment No. 2 dated as of January 18, 1995 between Modine and First Chicago Trust Company of New York (Rights Agent) (incorporated by reference to Exhibit 4(b)(ii) to Modine's Annual Report on Form 10-K for the fiscal year ended March 31, 2000).

4.5 Rights Agreement Amendment No. 3 dated as of October 15, 1996 between Modine and First Chicago Trust Company of New York (Rights Agent) (incorporated by reference to Exhibit 4(b)(iii) to Modine's Quarterly Report on Form 10-Q for the quarterly period ended December 26, 1996).

4.6 Rights Agreement Amendment No. 4 dated as of November 10, 1997 between Modine and Norwest Bank Minnesota, N.A. (now known as Wells Fargo Bank Minnesota, N.A.) (Rights Agent) (incorporated by reference to Exhibit 4(b)(iv) to Modine's Quarterly Report on Form 10-Q for the quarterly period ended December 26, 1997).

5.1 Opinion of Schiff Hardin & Waite regarding the securities being registered.

8.1 Opinion of Schiff Hardin & Waite regarding certain federal income tax consequences relating to the merger.

Exhibit
Number     Description
-------    ---------------

8.2 Opinion of Pepper Hamilton LLP regarding certain federal income tax consequences relating to the merger.

23.1       Consent of PricewaterhouseCoopers LLP.

23.2 Consent of Schiff Hardin & Waite (included in the opinion filed as Exhibit 5.1 to this registration statement).

23.3 Consent of Schiff Hardin & Waite (included in the opinion filed as Exhibit 8.1 to this registration statement).

23.4 Consent of Pepper Hamilton LLP (included in the opinion filed as Exhibit 8.2 to this registration statement).

24.1 Power of Attorney (included as part of the signature pages to this registration statement).

99.1       Form of Thermacore proxy card.

Item 22.  Undertakings.

The undersigned registrant hereby undertakes:

 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

 (5) That every prospectus (i) that is filed pursuant to paragraph
(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20, above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                       SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Racine, State of Wisconsin, on this 7th day of March, 2001.
                                MODINE  MANUFACTURING
                                COMPANY (Registrant)


                                By:  D. R. JOHNSON
                                   ------------------------------
                                   D. R. Johnson
                                   President and Chief
                                   Executive Officer

     Each person whose signature appears below appoints Walter E. Pavlick and Dean R. Zakos, or either of them, as such person's true and lawful attorneys to execute in the name of each such person, and to file, any amendments to this registration statement that either of such attorneys shall deem necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Commission with respect thereto, in connection with this registration statement, which amendments may make such changes in such registration statement as either of the above-named attorneys deems appropriate, and to comply with the undertakings of the registrant made in connection with this registration statement, and each of the undersigned hereby ratifies all that either of said attorneys shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

  Signature                    Title                          Date
  ---------                    -----                          ----


D. R. JOHNSON       President and Chief Executive       March 7, 2001
----------------    Officer (Principal Executive
D. R. Johnson       Officer) and Director


E. T. THOMAS        Vice President, Finance and         March 7, 2001
----------------    Chief Financial Officer
E.T. Thomas         (Principal Financial and
                    Accounting Officer)


R. J. DOYLE
-----------------    Director                           March 7, 2001
R. J. Doyle

F. P. INCROPERA
-----------------    Director                          March 7, 2001
F. P. Incropera


F. W. JONES
-----------------    Director                          March 7, 2001
F. W. Jones


D. J. KUESTER
-----------------    Director                          March 7, 2001
D. J. Kuester


V. L. MARTIN
-----------------    Director                          March 7, 2001
V. L. Martin


G. L. NEALE
-----------------    Director                          March 7, 2001
G. L. Neale


M. C. WILLIAMS
-----------------    Director                          March 7, 2001
M. C. Williams


M. T. YONKER
-----------------    Director                          March 7, 2001
M. T. Yonker

                           EXHIBIT INDEX
Exhibit
Number                             Description
-------                            -----------

2.1 Agreement and Plan of Merger dated as of December 13, 2000, between Thermacore International, Inc. and Modine Manufacturing Company (included as Annex A to the proxy statement/prospectus contained in this registration statement).

3.1 Restated Articles of Incorporation, as amended July 20, 1994 (incorporated by reference to Exhibit 3(a) to Modine's Annual Report on Form 10-K for the fiscal year ended March 31, 1999).

3.2 Restated By-Laws of Modine, as amended March 15, 2000 to be effective July 19, 2000 (incorporated by reference to Exhibit 3(b) to Modine's Annual Report on Form 10-K for the fiscal year ended March 31, 2000).

4.1        Specimen Modine Uniform Denomination Stock Certificate
           (incorporated by reference to Exhibit 4(a) to Modine's Annual Report on Form 10-K for the fiscal year ended March 31, 1998)

4.2        Rights Agreement dated as of October 16, 1986 between
           Modine and First Chicago Trust Company of New York (Rights Agent) (incorporated by reference to Exhibit 4(b) to Modine's Annual Report on Form 10-K for the fiscal year ended March 31,
           1997).

4.3 Rights Agreement Amendment No. 1 dated as of January 18, 1995 between Modine and First Chicago Trust Company of New York (Rights Agent) (incorporated by reference to
           Exhibit 4(b)(i) to Modine's Annual Report on Form 10-K for the fiscal year ended March 31, 2000).

4.4 Rights Agreement Amendment No. 2 dated as of January 18, 1995 between Modine and First Chicago Trust Company of New York (Rights Agent) (incorporated by reference to
           Exhibit 4(b)(ii) to Modine's Annual Report on Form 10-K for the fiscal year ended March 31, 2000).

4.5 Rights Agreement Amendment No. 3 dated as of October 15, 1996 between Modine and First Chicago Trust Company of New York (Rights Agent) (incorporated by reference to Exhibit 4(b)(iii) to Modine's Quarterly Report on Form 10-Q for the quarterly period ended December 26, 1996).

4.6 Rights Agreement Amendment No. 4 dated as of November 10, 1997 between Modine and Norwest Bank Minnesota, N.A. (now known as Wells Fargo Bank Minnesota, N.A.) (Rights Agent) (incorporated by reference to Exhibit 4(b)(iv) to Modine's Quarterly Report on Form 10-Q for the quarterly period ended December 26, 1997).

5.1 Opinion of Schiff Hardin & Waite regarding the validity of the securities being registered.

Exhibit
Number                             Description
-------                            -----------

8.1 Opinion of Schiff Hardin & Waite regarding certain federal income tax consequences relating to the merger.

8.2 Opinion of Pepper Hamilton LLP regarding certain federal income tax consequences relating to the merger.

23.1       Consent of PricewaterhouseCoopers LLP.

23.2 Consent of Schiff Hardin & Waite (included in the opinion filed as Exhibit 5.1 to this registration statement).

23.3 Consent of Schiff Hardin & Waite (included in the opinion filed as Exhibit 8.1 to this registration statement).

23.4 Consent of Pepper Hamilton LLP (included in the opinion filed as Exhibit 8.2 to this registration statement).

24.1 Power of Attorney (included as part of the signature pages to this registration statement).

99.1       Form of Thermacore proxy card.